Item 7.	MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Important Cautionary Statement About Forward-Looking Statements

This report may contain forward-looking statements. Statements regarding the impact of (i) actions taken to mitigate the effects of the Durbin Amendment and Regulation E, the Volcker Rule, lower provision expense on net income available to common shareholders as credit quality improves, and the impact of U.S. government programs on our student loan portfolio; (ii) future levels of credit-related expenses, mortgage repurchase provision, net charge-offs, NPLs, net interest margin, repurchase demands, other real estate expenses, compensatory fees related to foreclosure delays, and the size of our securities portfolio; and (iii) expected changes in the size of or growth of our government guaranteed portfolios, NPLs, the ALLL, changes in commercial real estate NPLs, and future income streams from new products and services, are forward-looking statements. Also, any statement that does not describe historical or current facts is a forward-looking statement. These statements often include the words “believes,” “expects,” “anticipates,” “estimates,” “intends,” “plans,” “targets,” “initiatives,” “potentially,” “probably,” “projects,” “outlook” or similar expressions or future conditional verbs such as “may,” “will,” “should,” “would,” and “could.” Such statements are based upon the current beliefs and expectations of management and on information currently available to management. Such statements speak as of the date hereof, and we do not assume any obligation to update the statements made herein or to update the reasons why actual results could differ from those contained in such statements in light of new information or future events.
Forward-looking statements are subject to significant risks and uncertainties. Investors are cautioned against placing undue reliance on such statements. Actual results may differ materially from those set forth in the forward-looking statements. Factors that could cause actual results to differ materially from those described in the forward-looking statements can be found in Item 1A of Part I of this report and include risks discussed in this MD&A and in other periodic reports that we file with the SEC. Those factors include: as one of the largest lenders in the Southeast and Mid-Atlantic U.S. and a provider of financial products and services to consumers and businesses across the U.S., our financial results have been, and may continue to be, materially affected by general economic conditions, particularly unemployment levels and home prices in the U.S., and a deterioration of economic conditions or of the financial markets may materially adversely affect our lending and other businesses and our financial results and condition; legislation and regulation, including the Dodd-Frank Act, as well as future legislation and/or regulation, could require us to change certain of our business practices, reduce our revenue, impose additional costs on us or otherwise adversely affect our business operations and/or competitive position; we are subject to capital adequacy and liquidity guidelines and, if we fail to meet these guidelines, our financial condition would be adversely affected; loss of customer deposits and market illiquidity could increase our funding costs; we rely on the mortgage secondary market and GSEs for some of our liquidity; we are subject to credit risk; our ALLL may not be adequate to cover our eventual losses; we may have more credit risk and higher credit losses to the extent our loans are concentrated by loan type, industry segment, borrower type, or location of the borrower or collateral; we will realize future losses if the proceeds we receive upon liquidation of nonperforming assets are less than the carrying value of such assets; a downgrade in the U.S. government's sovereign credit rating, or in the credit ratings of instruments issued, insured or guaranteed by related institutions, agencies or instrumentalities, could result in risks to us and general economic conditions that we are not able to predict; the failure of the European Union to stabilize the fiscal condition and creditworthiness of its weaker member economies, such as Greece, Portugal, Spain, Hungary, Ireland, and Italy, could have international implications potentially impacting global financial institutions, the financial markets, and the economic recovery underway in the U.S.; weakness in the real estate market, including the secondary residential mortgage loan markets, has adversely affected us and may continue to adversely affect us; we are subject to certain risks related to originating and selling mortgages, and may be required to repurchase mortgage loans or indemnify mortgage loan purchasers as a result of breaches of representations and warranties, borrower fraud, or as a result of certain breaches of our servicing agreements, and this could harm our liquidity, results of operations, and financial condition; financial difficulties or credit downgrades of mortgage and bond insurers may adversely affect our servicing and investment portfolios; we may be terminated as a servicer or master servicer, be required to repurchase a mortgage loan or reimburse investors for credit losses on a mortgage loan, or incur costs, liabilities, fines and other sanctions if we fail to satisfy our servicing obligations, including our obligations with respect to mortgage loan foreclosure actions; we are subject to risks related to delays in the foreclosure process; we may continue to suffer increased losses in our loan portfolio despite enhancement of our underwriting policies and practices; our mortgage production and servicing revenue can be volatile; as a financial services company, adverse changes in general business or economic conditions could have a material adverse effect on our financial condition and results of operations; changes in market interest rates or capital markets could adversely affect our revenue and expense, the value of assets and obligations, and the availability and cost of capital and liquidity; changes in interest rates could also reduce the value of our MSRs and mortgages held for sale, reducing our earnings; the fiscal and monetary policies of the federal government and its agencies could have a material adverse effect on our earnings; depressed market values for our stock may require us to write down goodwill; clients could pursue alternatives to bank deposits, causing us to lose a relatively inexpensive source of funding; consumers may decide not to use banks to complete their financial transactions, which could affect net income; we have businesses other than banking which subject us to a variety of risks; hurricanes and other disasters may adversely affect loan portfolios and operations and increase the cost of doing business; negative public opinion could damage our reputation and adversely impact business and revenues; a failure in or breach of our operational or security systems or infrastructure, or those of our third party vendors and other service providers, including as a result of cyber attacks, could disrupt our businesses, result in the disclosure or misuse of confidential or proprietary information, damage our reputation, increase our costs and cause losses; we rely on other companies to provide key components of our business infrastructure; the soundness of other financial institutions could adversely affect us; we depend on the accuracy and completeness of information about clients and counterparties; regulation by federal and state agencies could adversely affect the business, revenue, and profit margins; competition in the financial services industry is intense and could result in losing business or margin declines; maintaining or increasing market share depends on market acceptance and regulatory approval of new products and services; we might not pay dividends on your common stock; our ability to receive dividends from our subsidiaries could affect our liquidity and ability to pay dividends; disruptions in our ability to access global capital markets may adversely affect our capital resources and liquidity; any reduction in our credit rating could increase the cost of our funding from the capital markets; we have in the past and may in the future pursue acquisitions, which could affect costs and from which we may not be able to realize anticipated benefits; we are subject to certain litigation, and our expenses related to this litigation may adversely affect our results; we may incur fines, penalties and other negative consequences from regulatory violations, possibly even inadvertent or unintentional violations; we depend on the expertise of key personnel, and if these individuals leave or change their roles without effective replacements, operations may suffer; we may not be able to hire or retain additional qualified personnel and recruiting and compensation costs may increase as a result of turnover, both of which may increase costs and reduce profitability and may adversely impact our ability to implement our business strategies; our accounting policies and processes are critical to how we report our financial condition and results of operations, and they require management to make estimates about matters that are uncertain; changes in our accounting policies or in accounting standards could materially affect how we report our financial results and condition; our stock price can be volatile; our framework for managing risks may not be effective in mitigating risk and loss to us; our disclosure controls and procedures may not prevent or detect all errors or acts of fraud; our financial instruments carried at fair value expose us to certain market risks; our revenues derived from our investment securities may be volatile and subject to a variety of risks; and we may enter into transactions with off-balance sheet affiliates or our subsidiaries.

INTRODUCTION
We are one of the nation’s largest commercial banking organizations and our headquarters are located in Atlanta, Georgia. Our principal banking subsidiary, SunTrust Bank, offers a full line of financial services for consumers and businesses through its branches located primarily in Florida, Georgia, Maryland, North Carolina, South Carolina, Tennessee, Virginia, and the District of Columbia. Within our geographic footprint, we operated under six business segments during 2011 and 2010: Retail Banking, Diversified Commercial Banking, CRE, CIB, Mortgage, and W&IM, with the remainder in Corporate Other and Treasury. During the first quarter of 2012, we revised our segment structure from six segments to three: Consumer Banking and Private Wealth Management, Wholesale Banking, and Mortgage Banking, with the remainder in Corporate Other. See additional discussion of this change within the "Business Segments" and "Business Segment Results" sections of this Item 7, and Note 21, “Business Segment Reporting,” to the Consolidated Financial Statements in Item 8 of this Form 10-K. In addition to deposit, credit, and trust and investment services offered by the Bank, our other subsidiaries provide mortgage banking, credit-related insurance, asset management, securities brokerage, capital market services, and credit-related insurance.
This MD&A is intended to assist readers in their analysis of the accompanying consolidated financial statements and supplemental financial information. It should be read in conjunction with the Consolidated Financial Statements and Notes in Item 8 of this Form 10-K. When we refer to “SunTrust,” “the Company,” “we,” “our” and “us” in this narrative, we mean SunTrust Banks, Inc. and subsidiaries (consolidated). In the MD&A, net interest income and the net interest margin and efficiency ratios are presented on an FTE and annualized basis. The FTE basis adjusts for the tax-favored status of net interest income from certain loans and investments. We believe this measure to be the preferred industry measurement of net interest income and it enhances comparability of net interest income arising from taxable and tax-exempt sources. Additionally, we present certain non-U.S. GAAP metrics to assist investors in understanding management’s view of particular financial measures, as well as, to align presentation of these financial measures with peers in the industry who may also provide a similar presentation. Reconcilements for all non-U.S. GAAP measures are provided below in Tables 41 and 42.

EXECUTIVE OVERVIEW
Economic and regulatory
The economic recovery remained slow and uneven during 2011, with many economic indicators having only improved modestly or remaining unchanged to levels seen at the end of 2010. Unemployment remained high, the U.S. housing market continued to show signs of weakness, and consumer confidence remained low. Unemployment remained above 9% for a majority of the year, but improved to slightly below 9% during the fourth quarter. The U.S. housing market continued to be weak as evidenced by the large inventory of foreclosed or distressed properties, home prices remaining under pressure, construction on new single-family homes remaining at historically low levels, and uncertainty about future home prices causing sales of existing homes to remain weak. Consumer confidence was stagnant throughout the year and ended 2011 at a level comparable to the end of 2010, as consumer spending increased at only a moderate pace due in part to inflationary pressures during the year that included elevated commodity prices. Additionally, the financial markets witnessed high levels of volatility during 2011 due to the economic uncertainty, the long-term U.S. debt downgrade by S&P, and the European sovereign debt crisis. As of December 31, 2011, we had no outstanding exposure to sovereign debt of European countries experiencing significant economic, fiscal, and/or political strains. See additional discussion of European debt exposure in "Other Market Risk" in this MD&A.
Amidst these challenging economic conditions, domestic and abroad, the Federal Reserve indicated in January 2012 that it expects to maintain key interest rates at exceptionally low levels, at least through late 2014. Additionally, the Federal Reserve continues to conduct accommodative monetary policy through the maintenance of large portfolios of U.S. Treasury notes and bonds and agency MBS. As of the end of 2011, the Federal Reserve held approximately $2.6 trillion of such securities. The Federal Reserve is pursuing these policies to stimulate the economy in light of its January 2012 outlook for moderate real GDP growth, a high unemployment rate, and modest consumer price inflation in 2012.
Regulatory and financial reform continued in 2011, as regulatory agencies proposed and finalized numerous rules during the year, some of which became effective in 2011 and others that will begin to impact us in 2012 and beyond. In 2011, the FDIC finalized its rules related to the calculation of banks' deposit insurance assessment that were effective beginning in the second quarter of 2011. The rules required banks to base the deposit insurance calculation on our total average assets less average tangible equity, rather than based only on domestic deposits. In addition, the FDIC revised the overall pricing structure for large banks, which resulted in assessment rates being affected by specific risk characteristics, such as asset concentrations, liquidity, and asset quality. The impact of these rules has caused our regulatory expenses to increase during the year by 13%. During the year, we expanded our deposit product offerings, in response to revisions to Regulation Q, that became effective in the third quarter, to include payment of interest on business DDAs. As expected, the interest paid on these products was nominal, and we expect that to continue while the low rate environment exists. Conversely, during the fourth quarter of 2011, the Federal Reserve's final rules related to debit card interchange fees became effective. The debit card interchange rules limit the amount of interchange fee income that can be received for electronic debit transactions. When comparing the fourth quarter interchange revenue to the third quarter, we experienced a decrease of $44 million, and as such, continue to believe going forward, the estimated impact of this rule may decrease our interchange revenue by about 50%, or approximately $50 million per quarter. We continue to expect to mitigate about 50% of the approximately $300 million combined annual revenue reductions from Regulation E (implemented in 2010) and rules related to debit card interchange fees. These mitigating actions are expected to begin impacting revenue over the course of 2012 and into 2013, and inherent in this expectation is our ability to charge certain deposit-related fees for value-added services we provide. See additional discussion in the “Noninterest Income” section of this MD&A. During the fourth quarter, a joint agency proposal was presented for implementation of the Volcker Rule of the Dodd-Frank Act related to increased regulation of derivatives and proprietary trading. While the rule remains in the formulative stage, based on the current proposal, we do not expect a material impact to our operations when it becomes effective in the third quarter of 2012.

In 2011, the Federal Reserve conducted a horizontal review of the nation's largest mortgage loan servicers, including us. Following this review, we and other servicers entered into a Consent Order with the Federal Reserve. We describe the Consent Order in Note 20, “Contingencies,” to the Consolidated Financial Statements in this Form 10-K. See also, Part I, Item 1A, “Risk Factors,” in this Form 10-K and "Nonperforming Assets" in this MD&A. The Consent Order requires us to improve certain mortgage servicing and foreclosure processes and to retain an independent consultant to conduct a review of residential foreclosure actions pending during 2009 and 2010 to identify any errors, misrepresentations or deficiencies, determine whether any instances so identified resulted in financial injury, and then make any appropriate remediation, reimbursement, or adjustment. Our work required to comply with the Federal Reserve’s Consent Order is continuing. We currently anticipate modest increases in certain expenses, namely personnel and consulting, as we implement and comply with the provisions of the Consent Order.

We are actively evaluating other proposed rules and regulations, and as they emerge from the various stages of implementation and promulgation, we expect to be in a position to comply with new requirements and take appropriate actions as warranted.
Capital
During 2011, the Federal Reserve completed its CCAR for the nineteen largest U.S. bank holding companies. Upon completion of their review, the Federal Reserve did not object to the capital plan that we submitted. As a result, we initiated and completed certain elements of our capital plan, including issuing $1.0 billion of common stock and $1.0 billion of senior debt. In addition, we used the proceeds from those offerings, as well as other available funds, to repurchase $3.5 billion of Fixed Rate Cumulative Preferred Stock, Series C and $1.4 billion of Fixed Rate Cumulative Preferred Stock, Series D that was issued to the U.S. Treasury under the CPP in November and December, 2008. The repurchase of the preferred stock eliminated approximately $265 million in annual preferred dividend payments and discount accretion that has been negatively affecting our earnings the past two years. Additionally, by keeping our shareholders’ best interest in mind and demonstrating a patient and deliberate approach to the repayment of the U.S. government's TARP investment, we believe that we successfully lessened the impact to our shareholders by issuing less common stock than what would have been required had we chosen to repay earlier. The Federal Reserve now requires annual CCAR submissions and is currently reviewing our recent submission made on January 9, 2012.
Our capital remained strong at December 31, 2011, and the level of common equity was significantly bolstered as a result of the successful common equity raise in the first quarter of 2011, as well as retained earnings growth. Our Tier 1 common equity ratio increased to 9.22% compared to 8.08% at December 31, 2010. Meanwhile, as a result of the change in our equity mix due to the repurchase of the preferred stock issued to the U.S. Treasury and repurchase of approximately $400 million of trust preferred securities during the year, as well as the impact of loan growth on RWA, our Tier 1 capital ratio declined to 10.90%, compared to 13.67% at December 31, 2010. At December 31, 2010, our Tier 1 capital ratio, excluding preferred stock issued to the U.S. Treasury, was 10.08%. Our total capital ratio at December 31, 2011 was 13.67% compared to 16.54% at December 31, 2010. Overall, our capital remains strong and well above the requirements to be considered “well capitalized” according to current and proposed regulatory standards.
Consistent with our desire to take actions that will positively benefit our shareholders, we made decisions during the year that increased the return of capital to our shareholders. First, our Board approved an increase in the quarterly common stock dividend to $0.05 per share for the third and fourth quarters. Second, when the U.S. Treasury auctioned our common stock warrants in October, we repurchased and retired approximately 4 million of the 17.9 million common stock warrants auctioned. Looking ahead, upon completion of the Federal Reserve's CCAR process in early 2012, we will evaluate additional actions to further increase the return of capital to shareholders in 2012. See additional discussion of our liquidity and capital position in the “Liquidity Risk” and “Capital Resources” sections of this MD&A.
Financial performance
While 2011 presented a challenging operating environment, we ended the year with significantly better momentum than when it started and achieved several milestones in our transformation to operate more efficiently and effectively in the new environment. During 2011, EPS increased meaningfully, we paid back the U.S. government's TARP investment, low-cost deposits were at record highs, we continued to change the risk composition of our loan portfolio in favor of lower risk loans while growing total loans, credit quality steadily improved during the year, capital ratios remained strong, and we launched an all-encompassing review of our operating expenses with a goal of eliminating $300 million in annual expenses by the end of 2013. These efforts, coupled with our continued focus on serving our clients and managing our core business to drive improved bottom line results, as well as improved credit quality, resulted in significant improvement of earnings during 2011.
Net income available to common shareholders during the year of $495 million, or $0.94 per average common diluted share, compares favorably to a net loss available to common shareholders of $87 million, or ($0.18) per average common diluted share during 2010 and a net loss available to common shareholders of $1.7 billion, or ($3.98) per average common diluted share during 2009. Results in 2011 were driven by lower provision for credit losses, higher net interest income, and the reduction of preferred dividends paid to the U.S. Treasury after repayment of the U.S. government's TARP investment in March. Results during 2010 and 2009 were driven by higher provision for credit losses, higher interest expense, and the payment of preferred dividends to the U.S. Treasury. During the years ended December 31, 2011 and 2010, improved credit quality resulted in the decrease of 43% and 35% in our provision for credit losses compared to the years ended December 31, 2010 and 2009, respectively, which was a significant driver of the increase in our net income/(loss) available to common shareholders. As credit quality continues to improve, the impact to net income available to common shareholders due to lower provisions for credit losses is expected to be less substantial in future periods.

Our results have improved and progress is being made for further improvement, but our performance is not where we would like for it to be, and therefore we announced specific initiatives during 2011 that are aimed at improving our performance in the future. Our PPG is the collection of initiatives across the organization that we believe will improve efficiency and, over time will be a key component in our plan to reduce our efficiency ratio to targeted levels below 60%, as will the expected normalization in credit-related expense and mortgage repurchase provision as the economic environment improves. The three main components of the PPG expense program are focused in the areas of strategic supply management, consumer bank efficiencies, and operations staff and support. We have made significant progress in our planning for PPG, and implementation is underway on many of its initiatives that should result in $300 million in annual expense savings, with the majority of the actions to be accomplished during 2012 and the remainder in 2013. At the end of 2011, $75 million in annualized savings had been realized with a majority coming from the strategic supply management area as a result of actions taken related to vendor costs, demand management, and discretionary spending. Initiatives in the consumer bank area and operations support and staff also contributed to the savings realized in 2011, primarily due to refining the branch network and staffing models and through consolidations and shared services related to certain operational staff and support teams. By the end of 2012, we anticipate realization of at least $240 million in annualized savings through our PPG expense program, with the remainder realized by December 2013.

Our asset quality metrics improved again this year, with improvements in the provision for credit losses, net charge-offs, NPLs, nonperforming assets, and early stage delinquencies. At December 31, 2011, the ALLL ratio remains elevated by historical standards at 2.01% of total loans and declined 57 basis points and 75 basis points compared to December 31, 2010 and 2009, respectively, in part due to decreases in the ALLL during 2011 and 2010, coupled with an increase in loans. The improvement in credit quality drove a 44% and 62% decrease in the provision for loan losses compared to 2010 and 2009, respectively. Additionally, net charge-offs declined 29% and 37% compared to 2010 and 2009, respectively. We currently expect net charge-offs to be stable to modestly down during the first quarter of 2012. Total NPLs continued the downward trend that began in 2010, with a decline of 29% from December 31, 2010 as a result of reduced inflows into nonaccrual combined with our problem loan resolution efforts. NPLs are also down 46% compared to December 31, 2009. We expect a continuation of the 2011 trend in NPLs with additional declines in the first quarter of 2012. OREO declined 20% during the year and 23% compared to December 31, 2009. The declines since year end 2010 and 2009 were the result of disposition of properties once we had clear title, coupled with a slow down of inflows. Our restructured loan portfolio is relatively unchanged in total compared to December 31, 2010, with a decrease in the nonaccruing loans offset by an increase in the accruing loan population. However, the restructured loan population has grown by 42% since December 31, 2009 as a result of our efforts for clients who were experiencing financial difficulty to restructure their loan to avoid foreclosure. As a result, our accruing restructured loan portfolio, which is primarily mortgage and consumer loans, increased by 8% and 72% compared to December 31, 2010 and 2009, respectively. However, the portfolio continued to exhibit strong payment performance with 88% current on principal and interest payments at December 31, 2011. Early stage delinquencies, a leading indicator of asset quality, particularly for consumer loans, remained stable this year, however, when excluding government-guaranteed loan delinquencies, early stage delinquencies declined 22 basis points from December 31, 2010. This decline was a result of our efforts to reduce risk in the portfolio during the year as evidenced by a decline in higher-risk loans coupled with the growth of government-guaranteed loans. See additional discussion of credit and asset quality in the “Loans,” “Allowance for Credit Losses,” “Nonperforming Assets,” and “Restructured Loans,” sections of this MD&A.
Average loans increased by $2.4 billion, or 2%, during the year, with increases in commercial & industrial and consumer loans being partially offset by decreases in residential and commercial real estate loans. The total average loan balances have only increased modestly from 2010, but our risk profile has improved noticeably as we made progress on diversifying the portfolio and reducing risk. Our efforts in 2011 resulted in a decline in certain higher-risk loan portfolios, which have been offset by targeted growth in certain lower-risk portfolios, such as government-guaranteed loans. As a result, our guaranteed loans represent 11% of the portfolio as of December 31, 2011 compared to 8% at December 31, 2010. A major driver of the increase in government guaranteed loans has been the purchase of guaranteed loan portfolios. While our decision to purchase government guaranteed loans has benefited us in the current economic cycle, as the economy grows and organic loan growth increases, we expect slower growth of our government guaranteed portfolios in the future. Additionally, despite continued soft overall loan demand, we remain committed to providing home financing in the communities we serve and are focused on extending credit to qualified borrowers during this uncertain economic landscape. To that end, during the year ended December 31, 2011, we extended approximately $84 billion in new loan originations, commitments, and renewals of commercial, residential, and consumer loans to our clients.
Client deposit growth continued its positive trajectory, reaching record highs during 2011, and the positive shift in deposit mix continued with lower-cost deposit increases more than offsetting the decline in higher-cost deposits. Average consumer and commercial deposits increased 5% during 2011, led by average balance increases of 19% in lower cost noninterest-bearing DDAs, predominantly offset by declines in higher cost CDs of 17%. Due to the growth seen in core deposits, our liquidity has been enhanced, enabling us to reduce our higher-cost funding sources, helping to drive significant reductions in our funding costs. While we continue to believe that a portion of the low-cost deposit growth is attributable to clients’ desires for having increased liquidity, we believe that we have also proactively generated this growth in both our Consumer and Wholesale business, as we have expanded the number of primary client relationships and improved our client loyalty.
Our client-focused revenue generation strategies, lower cost funding mix, and improved asset quality contributed to improved operating trends as seen in higher net interest income and lower provision for credit losses, partially offset by higher noninterest expenses compared to a year ago. Total revenue, on an FTE basis, declined 1% compared to 2010, but increased 4% from 2009. The change compared to 2010 was primarily due to an increase in net interest income offset by a decline in noninterest income as a result of lower mortgage-related income, lower service charge income, and lower securities gains. The increase compared to 2009 was due primarily to an increase in net interest income, partially offset by a decline in noninterest income as a result of less service charges and mortgage-related income. Net interest income, on an FTE basis, increased 4% during 2011 and 13% compared to 2009. The increase in net interest income was due to lower funding costs and an improved funding mix. As a result, our net interest margin increased to 3.50% for the year ended December 31, 2011 from 3.38% during the same period in 2010, and 3.04% during 2009. Noninterest income declined 8% compared to 2010, most notably due to decreases in mortgage-related income, service charge income, and lower securities gains, partially offset by higher trading income driven by higher valuation gains on our fair value debt and index-linked CDs. Compared to 2009, noninterest income declined 8%, with increases in trading income, card fees, investment banking income, and trust income, offset by declines in mortgage-related income, service charge income, and the 2009 gain on sale of Visa share ownership. The driver for the decline in mortgage-related income compared to both earlier years was primarily due to less favorable net hedge performance and lower loan production volume that resulted in lower gain on sale and fee income. Service charge income declined compared to both earlier years as a result of Regulation E changes in 2010. Noninterest expense increased 5% during 2011, driven primarily by higher personnel costs, operating losses, regulatory costs, and potential mortgage servicing settlement and claims expense, partially offset by lower gains on debt extinguishment. Compared to 2009, noninterest expense decreased by 5% primarily due to the recognition of goodwill impairment in 2009, partially offset by higher personnel costs, operating losses, and the potential mortgage servicing settlement and claims expense in 2011. The higher personnel costs are due to the hiring of additional teammates, primarily in loss mitigation and in client service and support roles, and an increase in compensation as a result of improved revenue generation in certain businesses. The increase in the operating losses was due to increases in legal and mortgage servicing-related expenses, while the regulatory cost increases were due to the change in the FDIC assessment calculation. The mortgage servicing settlement and claims expense includes an accrual of our estimated costs to address certain mortgage servicing claims. See additional discussion of our financial performance in the “Consolidated Financial Results” section of this MD&A, and Note 20, "Contingencies" and Note 25, "Subsequent Event," to the Consolidated Financial Statements in this Form 10-K related to the potential mortgage servicing settlement and claims expense.

Line of Business Highlights

Many of our core businesses demonstrated positive trends during 2011, helping to offset some of the regulatory and environmental challenges we encountered. Our strategic priorities to drive higher profitability from a more diverse platform encompass growing consumer market and wallet share, diversifying the loan portfolio, optimizing our business mix, and improving expense efficiency. The key to accomplishing these priorities is driven by our core performance within each line of business.

•
Despite the challenging regulatory environment, our Consumer Banking and Private Wealth Management line of business accomplished growth in consumer market and wallet share in 2011. While navigating numerous product changes, we were able to expand our primary relationships and also expanded our product penetration per relationship. We grew our deposit market share in eight of our ten largest markets, we grew average loan balances by 6%, increased revenue, and increased net income during 2011.

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Growing the Wholesale Banking line of business is a key element to our strategy of optimizing our business mix. In 2011, the Wholesale Banking line of business experienced growth in both average loans and client deposits, and net income increased by 50%. Our success is a result of growing revenue, expanding relationships, and investing in talent. Additionally, Wholesale Banking experienced lower loss rates during 2011 and we will look to build upon the positive credit quality attributes in 2012.

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While we are experiencing solid core business momentum in Consumer Banking and Private Wealth Management and Wholesale Banking, legacy mortgage issues are weighing on our overall financial performance. The Mortgage Banking line of business lost $727 million in 2011, largely due to issues related to loans originated in 2008 and prior. While we continued to work through these legacy loan issues, during 2011, we experienced healthy mortgage origination volumes, attractive margins, and significantly improved risk management.

Our Corporate Other line of business encompasses all remaining areas of the Company and is key to our asset and liability performance. This line of business has maintained an intense focus on balance sheet management and positioned us for prolonged low interest rates due to a high level of discipline around our asset and liability pricing. This discipline has benefited our margin in 2011, which helped drive the $443 million in net income in this line of business.

CONSOLIDATED FINANCIAL RESULTS

Consolidated Daily Average Balances, Income/Expense And Average Yields Earned And Rates Paid								Table 1
	2,011			2,010			2,009
(Dollars in millions; yields on taxable-equivalent basis)	Average Balances	Income/ Expense	Yields/ Rates	Average Balances	Income/ Expense	Yields/ Rates	Average Balances	Income/ Expense	Yields/ Rates
Assets
Loans:[1,6]
Real estate 1-4 family	$29,227	$1,419	4.85%	$29,058	$1,553	5.35%	$29,588	$1,723	5.82%
Real estate construction	2,119	83	3.94	3,402	126	3.69	5,991	198	3.31
Real estate home equity lines	14,299	482	3.37	14,912	503	3.37	15,685	523	3.34
Real estate commercial	12,871	520	4.04	14,578	593	4.07	15,573	639	4.11
Commercial - FTE[2]	36,248	1,945	5.37	32,788	1,828	5.57	36,458	1,820	4.99
Credit card	1,012	82	8.13	1,058	89	8.39	984	74	7.47
Consumer - direct	7,261	321	4.42	5,812	251	4.32	5,101	207	4.06
Consumer - indirect	9,690	439	4.53	7,530	423	5.62	6,594	418	6.34
Nonaccrual[3]	3,581	34	0.95	4,787	39	0.81	5,067	36	0.72
Total loans	116,308	5,325	4.58	113,925	5,405	4.74	121,041	5,638	4.66
Securities available for sale:
Taxable	23,973	770	3.21	24,994	785	3.14	18,960	790	4.17
Tax-exempt - FTE[2]	502	28	5.48	783	42	5.34	1,003	55	5.46
Total securities available for sale - FTE	24,475	798	3.26	25,777	827	3.21	19,963	845	4.23
Funds sold and securities purchased under agreements to resell	992	—	—	969	1	0.08	794	2	0.27
LHFS	2,255	93	4.13	3,295	136	4.14	5,228	233	4.45
Interest-bearing deposits	22	—	0.15	26	—	0.17	25	—	0.91
Interest earning trading assets	3,750	79	2.10	3,195	90	2.79	3,857	115	2.99
Total earning assets	147,802	6,295	4.26	147,187	6,459	4.39	150,908	6,833	4.53
ALLL	(2,702)			(3,045)			(2,706)
Cash and due from banks	5,203			4,821			4,844
Other assets	16,831			18,268			17,355
Noninterest earning trading assets	2,708			2,913			3,429
Unrealized gains on securities available for sale	2,598			2,231			1,612
Total assets	$172,440			$172,375			$175,442
Liabilities and Shareholders’ Equity
Interest-bearing deposits:
NOW accounts	$24,751	$35	0.14%	$24,668	$58	0.24%	$23,601	$99	0.42%
Money market accounts	42,854	161	0.38	38,893	227	0.58	31,864	315	0.99
Savings	4,535	7	0.15	4,028	9	0.22	3,664	10	0.27
Consumer time	12,451	198	1.59	14,232	267	1.87	16,718	479	2.87
Other time	7,036	122	1.73	9,205	189	2.05	13,068	382	2.92
Total interest-bearing consumer and commercial deposits	91,627	523	0.57	91,026	750	0.82	88,915	1,285	1.45
Brokered deposits	2,306	101	4.38	2,561	110	4.29	5,648	154	2.69
Foreign deposits	80	—	0.57	355	—	0.13	434	1	0.12
Total interest-bearing deposits	94,013	624	0.66	93,942	860	0.92	94,997	1,440	1.52
Funds purchased	1,038	2	0.13	1,226	2	0.19	1,670	3	0.19
Securities sold under agreements to repurchase	2,157	3	0.15	2,416	4	0.15	2,483	5	0.18
Interest-bearing trading liabilities	851	26	3.04	833	30	3.58	487	20	4.14
Other short-term borrowings	3,465	12	0.36	3,014	13	0.43	2,704	15	0.54
Long-term debt	13,496	449	3.33	16,096	580	3.60	20,119	761	3.78
Total interest-bearing liabilities	115,020	1,116	0.97	117,527	1,489	1.27	122,460	2,244	1.83
Noninterest-bearing deposits	31,045			26,103			24,249
Other liabilities	3,972			4,097			4,387
Noninterest-bearing trading liabilities	1,707			1,814			2,060
Shareholders’ equity	20,696			22,834			22,286
Total liabilities and shareholders’ equity	$172,440			$172,375			$175,442
Interest Rate Spread			3.29%			3.12%			2.70%
Net Interest Income - FTE[4]		$5,179			$4,970			$4,589
Net Interest Margin[5]			3.50%			3.38%			3.04%

1Interest income includes loan fees of $138 million, $146 million, and $148 million for the three years ended December 31, 2011, 2010 and 2009, respectively.
2Interest income includes the effects of taxable-equivalent adjustments using a federal income tax rate of 35% and, where applicable, state income taxes to increase tax-exempt interest income to a taxable-
equivalent basis. The net taxable-equivalent adjustment amounts included in the above table aggregated $114 million, $116 million, and $123 million for the three years ended December 31, 2011,
2010 and 2009, respectively.
3 Income on consumer and residential nonaccrual loans, if recognized, is recognized on a cash basis.
4Derivative instruments that manage our interest-sensitivity position increased net interest income $639 million, $617 million, and $488 million for the three years ended December 31, 2011, 2010 and 2009, respectively.
5The net interest margin is calculated by dividing net interest income – FTE by average total earning assets.
6Loan categories in this table are presented using pre-adoption classifications due to an inability to produce prior years average balances using post-adoption classifications.

Analysis of Changes in Net Interest Income [1]						Table 2
	2011 Compared to 2010 Increase (Decrease) Due to			2010 Compared to 2009 Increase (Decrease) Due to
(Dollars in millions on a taxable-equivalent basis)	Volume	Rate	Net	Volume	Rate	Net
Interest Income
Loans:
Real estate 1-4 family	$9	($143)	($134)	($31)	($138)	($169)
Real estate construction	(50)	8	(42)	(93)	21	(72)
Real estate home equity lines	(21)	—	(21)	(25)	4	(21)
Real estate commercial	(69)	(4)	(73)	(40)	(6)	(46)
Commercial - FTE[2]	185	(68)	117	(193)	201	8
Credit card	(4)	(3)	(7)	6	9	15
Consumer - direct	64	6	70	30	14	44
Consumer - indirect	107	(92)	15	56	(51)	5
Nonaccrual	(11)	6	(5)	(2)	5	3
Securities available for sale:
Taxable	(32)	17	(15)	217	(222)	(5)
Tax-exempt [2]	(15)	1	(14)	(12)	(1)	(13)
Funds sold and securities purchased under agreements to resell	—	(1)	(1)	1	(2)	(1)
LHFS	(43)	(1)	(44)	(81)	(15)	(96)
Interest-bearing deposits	—	—	—	—	—	—
Interest earning trading assets	14	(24)	(10)	(19)	(7)	(26)
Total interest income	134	(298)	(164)	(186)	(188)	(374)

Interest Expense
NOW accounts	—	(23)	(23)	4	(45)	(41)
Money market accounts	20	(87)	(67)	61	(148)	(87)
Savings	1	(3)	(2)	1	(2)	(1)
Consumer time	(31)	(37)	(68)	(63)	(149)	(212)
Other time	(40)	(27)	(67)	(97)	(97)	(194)
Brokered time deposits	(11)	2	(9)	(108)	64	(44)
Foreign deposits	(1)	1	—	—	—	—
Funds purchased	(1)	—	(1)	(1)	—	(1)
Securities sold under agreements to repurchase	(1)	—	(1)	—	(1)	(1)
Interest-bearing trading liabilities	—	(5)	(5)	13	(3)	10
Other short-term borrowings	2	(2)	—	1	(3)	(2)
Long-term debt	(89)	(41)	(130)	(147)	(35)	(182)
Total interest expense	(151)	(222)	(373)	(336)	(419)	(755)
Net change in net interest income	$285	($76)	$209	$150	$231	$381

[1]Changes in net interest income are attributed to either changes in average balances (volume change) or changes in average rates (rate change) for earning assets and sources of funds on which interest is received or paid. Volume change is calculated as change in volume times the previous rate, while rate change is change in rate times the previous volume. The rate/volume change, change in rate times change in volume, is allocated between volume change and rate change at the ratio each component bears to the absolute value of their total.

[2]Interest income includes the effects of the taxable-equivalent adjustments to increase tax-exempt interest income to a taxable-equivalent basis.

Net Interest Income/Margin
Net interest income, on an FTE basis, was $5.2 billion during 2011, an increase of $209 million, up 4%, from 2010. This increase was predominantly driven by a continued positive trend in net interest margin, which increased by 12 basis points to 3.50% in 2011 from 3.38% in 2010. Earning asset yields declined by 13 basis points to 4.26%, compared with 4.39% during 2010, while the cost of interest-bearing liabilities decreased by 30 basis points over the same period. Net interest margin increased, predominantly due to the growth in lower-cost deposits, specifically DDA and money market accounts, along with a decrease in higher-cost time deposits and long-term debt. We expect the net interest margin to decline modestly in the first quarter of 2012, as earning asset yield compression is expected as a result of the continued low rate environment.
Average earning assets increased by $0.6 billion, or less than 1%, compared with 2010. The increase was predominantly due to an increase in average loans, which was up by $2.4 billion, or 2%. The increase in loans was primarily attributable to increases of $3.5 billion, or 11%, in commercial loans, primarily driven by our large corporate borrowers, $2.2 billion, or 29%, in consumer-

indirect loans, driven by purchases of high quality auto loan portfolios, and $1.4 billion, or 25%, of consumer-direct loans related to an increase in government-guaranteed student loans. These increases were partially offset by declines of $1.7 billion, or 12%, in commercial real estate and by $1.3 billion, or 38%, in real estate construction, both predominantly as a result of our targeted efforts to reduce exposure to these higher-risk loans, and by a $1.2 billion, or 25%, decline in nonaccrual loans, primarily commercial nonaccrual loans, and a $0.6 billion, or 4%, decrease in real estate home equity lines. Securities AFS also decreased by $1.3 billion, down 5%, predominantly due to the sale of lower yielding U.S. Treasury securities of $4.4 billion, partially offset by purchases of agency MBS and federal agency securities. See additional discussion in the “Securities Available for Sale” section in this MD&A for more information on the repositioning of our securities AFS portfolio. LHFS declined by $1.0 billion, or 32%, as a result of a reduction in closed mortgage loan volume.
Our loan portfolio yielded 4.58% for the year, down 16 basis points from 2010. The yield decline was predominantly related to higher balances in the consumer-indirect loan portfolio that included high-quality loans acquired at lower rates and the real estate 1-4 family loan portfolio, which was driven by run-off of higher rate loans that we replaced with lower rate government guaranteed loans. We utilize interest rate swaps to manage interest rate risk. The largest notional position of these swaps are receive fixed/pay floating interest rate swaps that convert a portion of our commercial loan portfolio from floating rates, based on LIBOR, to fixed rates. As of December 31, 2011, the outstanding notional balance of swaps was $14.9 billion, which qualified as cash flow hedges on variable rate commercial loans, compared with $15.9 billion as of December 31, 2010. Swap income remained relatively stable at $626 million during 2011 compared with $617 million during 2010. Reflected in our swap income during 2011, was approximately $202 million of income related to terminated swaps. Beginning in the second quarter of 2012, the income from certain swaps that were previously terminated will decline by approximately $35 million per quarter. In the absence of additions or terminations, our notional balance of swaps will begin to mature in the second quarter of 2013 with remaining maturities through early 2017. The average maturity of our swap notional balances at December 31, 2011 was 3.4 years. The U.S. government recently announced a plan that could potentially impact prepayments and borrower payment caps related to a portion of our student loan portfolio.  Some of our portfolio was acquired at a discount and prepayments may result in additional net interest income; however, the impact of the plan is not expected to have a material effect on our net interest income.
Average interest-bearing liabilities declined by $2.5 billion, or 2%, from 2010, predominantly as a result of a $4.0 billion, or 17%, decline in higher-cost time deposits and a $2.6 billion, or 16%, decline in long-term debt. The declines in time deposits and long-term debt were partially offset by an increase in lower-cost client deposits, as compared to the same period during 2010. Total average consumer and commercial deposits increased by $5.5 billion, or 5%, compared with the same period during 2010. This increase was predominantly driven by a $4.9 billion, or 19%, increase in demand deposits. The growth in lower-cost deposits and the decline in time deposits and wholesale funding resulted in a 30 basis point decline in rates paid on interest-bearing liabilities compared with the same period during 2010. The growth in lower-cost deposits was the result of marketing campaigns, competitive pricing and clients’ increased preference for more liquid products.
During 2011, the interest rate environment was characterized by a flattening of the yield curve versus 2010, as rates at the long end of the curve declined. More specifically, the Fed funds target rate averaged 0.25%, unchanged from last year. The Prime rate averaged 3.25%, unchanged from 2010. During 2011, benchmark rates were as follows compared with 2010; one-month LIBOR averaged 0.23%, a decrease of 4 basis points, three-month LIBOR averaged 0.34%, unchanged from 2010, five-year swaps averaged 1.79%, a decrease of 37 basis points, and ten-year swaps averaged 2.90%, a decrease of 35 basis points.
Foregone Interest
Foregone interest income from NPLs reduced net interest margin by 15 basis points during 2011, compared with 20 basis points during 2010, as average nonaccrual loans decreased by $1.2 billion during the period ended December 31, 2011. See additional discussion of our expectations for future levels of credit quality in the “Allowance for Credit Losses” and “Nonperforming Assets” sections of this MD&A. Tables 1 and 2 contain more detailed information concerning average balances, yields earned, and rates paid.

NONINTEREST INCOME
			Table 3
	Year Ended December 31
(Dollars in millions)	2011	2010	2009
Service charges on deposit accounts	$685	$760	$848
Trust and investment management income	531	503	486
Other charges and fees	507	534	523
Card fees	371	376	324
Investment banking income	317	313	272
Trading income/(loss)	248	173	(41)
Retail investment services	230	205	218
Mortgage production related (loss)/income	(5)	127	376
Mortgage servicing related income	224	358	330
Net securities gains	117	191	98
Gain from ownership in Visa	—	—	112
Other noninterest income	196	189	164
Total noninterest income	$3,421	$3,729	$3,710
Noninterest income decreased by $308 million, or 8%, compared with the year ended December 31, 2010, due to lower mortgage-related income, lower deposit service charges due primarily to Regulation E, and lower net gains on the sale of investment securities, partially offset by higher trading income/(loss), trust and investment management income, and retail investment services income.
Mortgage servicing related income decreased by $134 million, or 37%, compared with the year ended December 31, 2010. The decline was due to less favorable net hedge performance and lower MSR valuations resulting from an increase in prepayment assumptions attributable to increased refinancing activity. Furthermore, during the fourth quarter of 2011, mortgage servicing related income was impacted by a decline in fair value of MSRs of $38 million due to the HARP 2.0 program, which is anticipated to result in higher refinance activity. See the “Other Market Risk” section of this MD&A for further information regarding the risks pertaining to the valuation of our MSRs. The remaining decrease is due to a decline in service fees attributable to a decrease in the servicing portfolio. As of December 31, 2011, the balance of mortgages serviced was $157.8 billion compared with $167.2 billion as of December 31, 2010.
Mortgage production related (loss)/income was a loss of $5 million for the year ended December 31, 2011 compared with income of $127 million for the year ended December 31, 2010. The decline was predominantly due to declines in loan production volume. Loan production volume of $23.1 billion in 2011 was down $6.2 billion, or 21%, from the prior year, coupled with lower margins, which resulted in lower gain on sale and fee income. Additionally, the mortgage repurchase provision for the year ended December 31, 2011 was $502 million compared with $456 million for the year ended December 31, 2010, an increase of $46 million due to the increase in agency-related repurchase requests (see below for additional discussion). The reserves for mortgage repurchases was $320 million as of December 31, 2011, an increase of $55 million from prior year.
Repurchase requests can vary significantly from period to period based on the timing of requests from the GSEs. Mortgage repurchase demands were elevated during 2011 compared to 2010. The majority of our demands are from loans in the 2006-2008 vintages that have been 120 days past due at some point in their life cycle. In addition, the majority of the demands that we have received have been from loans that were delinquent within the first 36 months after origination. If this pattern continues and investor selection criteria does not change, it suggests that the pool of delinquent loans from which we will receive demands could be stabilizing, given that any performing loans from the 2006-2008 vintages have now been outstanding beyond 36 months. This pattern is expected to result in a decline in the mortgage repurchase provision in the second half of 2012.
However, we believe that demands will continue to be volatile and may remain elevated in 2012. A continued sluggish economy and any further declines in housing values could impact the future amount of demands. If demands do not decline from levels seen in the latter half of 2011, we may see an increase in the repurchase provision in 2012, which would result in lower mortgage production income. As a result of the continued uncertainty and our expectation of elevated demands in the near term, our mortgage repurchase reserve remains at historically high levels. For additional information on the mortgage repurchase reserve, see Note 18, "Reinsurance Arrangements and Guarantees," to the Consolidated Financial Statements in this Form 10-K, the "Critical Accounting Policies" section of this MD&A, and "Part I, Item 1A, Risk Factors" in this Form 10-K.

Service charges on deposit accounts decreased by $75 million, or 10%, compared with the year ended December 31, 2010. The decrease was attributable to Regulation E changes and a voluntary decision to eliminate fees on transactions where the overdrafted amount is small, as well as reducing the maximum number of daily overdraft fees charged to our clients. The voluntary changes and the Regulation E impact began during the third quarter of 2010.
Net securities gains decreased by $74 million, or 39%, compared with the year ended December 31, 2010. During 2011 and 2010, we repositioned the securities AFS portfolio in response to market conditions, which caused sales and the resulting gains. See “Securities Available for Sale” in this MD&A for further discussion regarding our repositioning activity.
Trading income/(loss) increased by $75 million, or 43%, compared with the year ended December 31, 2010. The increase was primarily attributable to valuation gains on our fair value debt, net of hedges, and index-linked CDs of $89 million for the year ended December 31, 2011 compared with valuation losses of $25 million for the year December 31, 2010 driven by the widening of financial institutions' credit spreads amidst market volatility during the year. Additionally, we experienced lower valuation losses associated with the deterioration of collateral on previously securitized loans. These were partially offset by lower valuation gains on illiquid securities and a decline in core trading revenue due to market volatility during the second half of the year caused by the U.S. debt downgrade by S&P and the low interest rate environment.
Trust and investment management income increased by $28 million, or 6%, compared with the year ended December 31, 2010. The increase was primarily due to higher revenue from our RidgeWorth mutual fund complex and higher market valuations on managed equity assets.
Retail investment services income increased by $25 million, or 12%, compared with the year ended December 31, 2010. The increases were driven by higher recurring brokerage revenue and annuity income.
Other charges and fees decreased by $27 million, or 5%, compared with the year ended December 31, 2010. Premium income related to reinsurance services declined due to paydowns in underlying loans' principal balances and the termination of contracts during the year. Fee income was also impacted by a decline in letter of credit fees due to a reduction of $1.2 billion in outstanding letters of credit.
Card fees decreased by $5 million, or 1%, compared with the year ended December 31, 2010. The decline was a result of regulations on debit card interchange fee income that became effective at the beginning of fourth quarter 2011. On June 29, 2011, the Federal Reserve issued a final rule establishing revised standards that significantly lowered the rates that can be charged on debit card transactions and prohibited network exclusivity arrangements and routing restrictions. We estimated that this rule, effective at the beginning of the fourth quarter 2011, would reduce our debit interchange income by about 50%, or approximately $50 million per quarter prior to any mitigating actions. As a means to mitigate some of this lost revenue, we have introduced new checking account products which are aligned with clients’ needs and which we expect will provide additional streams of fee income. Additionally, we also expect to benefit from the discontinuation of our debit card rewards programs, actions taken to reduce the costs related to our debit card program, and the introduction of other value-added deposit product features over the next two years, which we expect will produce additional deposit fee income. Collectively, and over time, we currently estimate that the benefits from all of these changes will enable us to recapture 50% of the approximate $300 million of combined annual revenue loss attributable to both the newly-issued interchange fee rules and Regulation E. Inherent in this expectation is our ability to charge certain deposit-related fees for value-added services we provide.
Investment banking income increased by $4 million, or 1%, compared with the year ended December 31, 2010. The increase over 2010 was primarily attributable to strong syndicated finance fees, which resulted from continued market penetration. We note that investment banking income has and will continue to experience volatility due to market factors and client behavior patterns.
Other noninterest income increased by $7 million, or 4%, compared with the year ended December 31, 2010. The increase was primarily attributable to current year gains on private equity investments and client leasing transactions.

NONINTEREST EXPENSE
			Table 4
	Year Ended December 31
(Dollars in millions)	2011	2010	2009
Employee compensation	$2,494	$2,364	$2,258
Employee benefits	382	457	542
Personnel expenses	2,876	2,821	2,800
Outside processing and software	653	638	579
Net occupancy expense	356	361	357
Regulatory assessments	300	265	302
Credit and collection services	275	279	259
Other real estate expense	264	300	244
Operating losses	257	83	99
Marketing and customer development	184	177	152
Equipment expense	178	174	172
Consulting and legal	120	84	57
Potential mortgage servicing settlement and claims expense	120	—	—
Other staff expense	95	55	51
Postage and delivery	81	83	84
Communications	63	64	67
Operating supplies	45	47	41
Amortization of intangible assets	43	51	56
Impairment of goodwill	—	—	751
Net (gain)/loss on debt extinguishment	(3)	70	39
Other expense	327	359	452
Total noninterest expense	$6,234	$5,911	$6,562
Noninterest expense increased by $323 million, or 5%, compared with the year ended December 31, 2010. The increase in expense was driven predominantly by higher operating losses, potential mortgage servicing settlement and claims expense, personnel and other staff, consulting and legal, and regulatory assessments. These higher costs were partially offset by a net gain on the extinguishment of debt compared to a net loss on extinguishment in 2010, as well as a decline in other real estate expense.
Operating losses increased by $174 million, compared with the year ended December 31, 2010. The increase was due to compliance-related costs largely attributable to mortgage servicing and litigation expenses tied to specific claims.
The potential mortgage servicing settlement and claims expense was due to the accrual of our estimated costs to address certain mortgage servicing claims. See additional discussion in Note 20, "Contingencies" and Note 25, "Subsequent Event," to the Consolidated Financial Statements in this Form 10-K.
Personnel expenses increased by $55 million, or 2%, compared with the year ended December 31, 2010. The $130 million, or 5%, increase in employee compensation expense related to higher compensation from improved business performance and increases in client-facing full-time equivalent employees. The increase was largely offset by a $75 million, or 16% decrease in employee benefits, predominantly due to a $60 million gain related to curtailment of our pension plan net of a discretionary 401(k) contribution. During the year we made the decision to curtail the pension plan and concurrent with the curtailment, we made a contribution to our longer-tenured teammates' 401(k) accounts.
Other staff expense increased by $40 million, or 73%, compared with the year ended December 31, 2010, predominantly due to an increase in severance-related expenses. The severance-related expenses were associated with our PPG Expense Program. The severance-related expenses reflect the progress that we made during the year on the design and implementation of the PPG Expense Program, and we believe the expenses recorded in 2011 to be a majority of the severance expense that will be incurred over the life of the Program.
Consulting and legal expenses increased by $36 million, or 43%, compared with the year ended December 31, 2010. The increase was attributable to consulting costs associated with specific business initiatives, as well as costs to address the Consent Order with the Federal Reserve. For additional information regarding the Consent Order, see Note 20, “Contingencies,” to the Consolidated Financial Statements in this Form 10-K and the “Nonperforming Assets” section of this MD&A.

Regulatory assessments expense increased by $35 million, or 13%, compared with the year ended December 31, 2010. The increase was the result of the change in the assessment base for FDIC insurance premiums that took effect at the beginning of the second quarter of 2011.
Net losses on debt extinguishment decreased by $73 million, compared with the year ended December 31, 2010. Net losses on debt extinguishment in the prior year were primarily due to early termination fees on the extinguishment of $1.7 billion in FHLB borrowings, as well as the fees paid to repurchase $750 million of our debt in a tender offer.
Other real estate expense decreased by $36 million, or 12%, compared with the year ended December 31, 2010. The decrease was predominantly due to less loss provisioning as sales of owned properties increased while inflows of new properties decreased. Over time, as the economic environment improves, we expect that other real estate expense will continue to improve, but will likely remain elevated compared with the levels realized prior to the economic recession.

PROVISION FOR INCOME TAXES
The provision for income taxes includes both federal and state income taxes. For the year ended December 31, 2011, the provision for income taxes was $79 million, resulting in an effective tax rate of 10.9%. The effective tax rate was primarily a result of positive pre-tax earnings adjusted for net favorable permanent tax items, such as interest income from lending to tax-exempt entities and federal tax credits from community reinvestment activities. For the year ended December 31, 2010, we had an income tax benefit of $185 million which was primarily driven by the net favorable permanent tax items significantly exceeding positive pre-tax earnings. See additional discussion related to the provision for income taxes in Note 15, “Income Taxes,” to the Consolidated Financial Statements in this Form 10-K.

LOANS
In 2010, we adopted accounting guidance that requires additional disclosures about the credit quality of our loan portfolios and the credit reserves held against them. These disclosures are intended to 1) describe the nature of credit risk inherent in our loan portfolio, 2) provide information on how we analyze and assess that risk in arriving at an adequate and appropriate ALLL, and 3) explain the changes in the ALLL and reasons for those changes. Additionally, the disclosures are required to be made on a disaggregated basis by loan portfolio segment and/or by type of loan. A portfolio segment is defined as the level at which we develop and document our method for determining our ALLL. Loan types are further categorizations of our portfolio segments. In conjunction with adopting the accounting guidance, we adjusted 2009 loan classifications to align with post-adoption loan classifications. While the reclassification had no effect on the carrying value of our LHFI or LHFS, SEC regulations require us, in some instances, to present five years of comparable data where trend information may be deemed relevant, in which case we have provided the pre-adoption loan classifications due to the inability to restate all prior periods under the post-adoption loan classifications.

Under the post-adoption classification, we report our loan portfolio in three segments: commercial, residential, and consumer. Loans are assigned to these segments based upon the type of borrower, collateral, and/or our underlying credit management processes. Additionally, within each segment, we have identified loan types, or classes, which further identify loans based upon common risk characteristics.

The commercial and industrial loan type includes loans secured by owner-occupied properties, corporate credit cards and other wholesale lending activities. Commercial real estate and commercial construction loan types are based on investor exposures where repayment is largely dependent upon the operation, refinance, or sale of the underlying real estate. Commercial and construction loans secured by owner-occupied properties are classified as commercial and industrial loans, as the primary source of loan repayment for owner-occupied properties is business income and not real estate operations.
Residential mortgages consist of loans secured by 1-4 family homes, mostly prime first-lien loans, both guaranteed and nonguaranteed. Residential construction loans include residential lot loans and construction-to-perm loans. Home equity products consist of equity lines of credit and closed-end equity loans that may be in either a first lien or junior lien position. At December 31, 2011, 30% of our home equity products were in a first lien position and 70% were in a junior lien position. For home equity products in a junior lien position, we service 32% of the loans that are senior to the home equity product.
Only a small percentage of home equity lines are scheduled to convert to amortizing in 2012 and 2013, with 90% of home equity line balances scheduled to convert to amortization in 2014 or later. It should be noted that  a majority of accounts do not convert to amortizing. Based on historical trends, within 12 months of the end of their draw period, more than 75% of accounts, and approximately 65% of accounts with a balance, closed or refinanced before, or soon after converting.We perform credit management activities on home equity accounts to limit our loss exposure. These activities result in the suspension of available credit of most home equity junior lien accounts when the first lien position is delinquent, including when the junior lien is still current. We do not actively monitor the first lien delinquency status on an on-going basis when we do not own or service the first lien position beyond the initial notification of the first lien becoming delinquent. However, we actively monitor refreshed credit bureau scores, which are highly sensitive to first lien mortgage delinquency, of borrowers with junior liens. At December 31, 2011, our home equity junior lien loss severity was approximately 90%.
The loan types comprising our consumer loan segment include guaranteed student loans, other direct, consisting primarily of private student loans, indirect, consisting of loans secured by automobiles or recreational vehicles, and credit cards.

The composition of the Company's loan portfolio at December 31 is shown in the following tables:

Loan Portfolio by Types of Loans (Post-Adoption)			Table 5

(Dollars in millions)	2011	2010	2009
Commercial loans:
Commercial & industrial	$49,538	$44,753	$44,008
Commercial real estate	5,094	6,167	6,694
Commercial construction	1,240	2,568	4,984
Total commercial loans	55,872	53,488	55,686
Residential loans:
Residential mortgages - guaranteed	6,672	4,520	949
Residential mortgages - nonguaranteed[1]	23,243	23,959	25,847
Home equity products	15,765	16,751	17,783
Residential construction	980	1,291	1,909
Total residential loans	46,660	46,521	46,488
Consumer loans:
Guaranteed student loans	7,199	4,260	2,786
Other direct	2,059	1,722	1,484
Indirect	10,165	9,499	6,665
Credit cards	540	485	566
Total consumer loans	19,963	15,966	11,501
LHFI	$122,495	$115,975	$113,675
LHFS	$2,353	$3,501	$4,670
1Includes $431 million, $488 million, and $437 million of loans carried at fair value at December 31, 2011, 2010, and 2009, respectively.

Loans Held for Investment
Our loan growth performance was strong, with LHFI increasing $6.5 billion, up 6% during the year ended December 31, 2011. Growth was driven by increases in the commercial and industrial and government-guaranteed student and guaranteed residential mortgage loans. We continued to make progress in our loan portfolio diversification strategy, as we have been successful both in growing targeted commercial and consumer areas, and in reducing our exposure to certain residential and construction areas that we consider to be higher risk. Continuing to manage down our commercial and residential construction portfolios has resulted in a combined $1.6 billion decline in these portfolios during the year ended December 31, 2011, and a $7.8 billion decrease since the end of 2008. At the same time that we have been managing these and other higher risk balances down, we have also been reducing our risk by increasing our government-guaranteed loans. These efforts have driven a meaningful improvement in our risk profile. Our strategy to purchase government-guaranteed loans has performed well as a bridge during a time of low economic growth and, if organic loan growth continues in the coming quarters, we expect slower growth in this category. Government-guaranteed loans increased this year by about $5.1 billion, and they now total $13.9 billion, or 11% of our loan portfolio.
Commercial loans increased $2.4 billion, up 4% during the year ended December 31, 2011. Growth was driven by a $4.8 billion increase in commercial and industrial loans, largely offset by decreases in commercial construction loans and commercial real estate loans. Our larger corporate borrowers drove much of the 11% increase in commercial and industrial loans. Growth came across most industry verticals, with healthcare and energy contributing the most. Meanwhile, commercial construction loans decreased by $1.3 billion, down 52%, primarily as a result of our efforts to reduce risk levels by aggressively managing existing construction exposure.

Residential loans remained relatively flat during the year ended December 31, 2011. Government-guaranteed mortgages grew $2.2 billion, up 48%, as we added to this portfolio during the fourth quarter of 2011, and thereby continued to make progress on diversifying and de-risking the overall balance sheet. We experienced declines across all other residential loan classes, especially home equity and residential construction. The overall decline was predominantly driven by payoffs, with current year net charge-offs and transfers to OREO also contributing to the decline.
Consumer loans increased $4.0 billion, up 25% during the year ended December 31, 2011. Growth occurred across all consumer loan classes, with government-guaranteed student loans being the largest driver, increasing by $2.9 billion, up 69%, due to portfolio acquisitions.

Loans Held for Sale
LHFS decreased $1.1 billion, down 33% during the year ended December 31, 2011. The decline was attributable to a reduction in closed mortgage loan volume, coupled with increased delivery volume to our LHFI portfolio.

Loan Portfolio by Types of Loans (Pre-Adoption)					Table 6

(Dollars in millions)	2011	2010	2009	2008	2007
Commercial	$40,104	$34,064	$32,494	$41,040	$35,929
Real estate:
Home equity lines	14,287	15,040	15,953	16,454	14,912
Construction	2,143	3,848	6,647	9,864	13,777
Residential mortgages[1]	32,608	31,572	30,790	32,066	32,780
Commercial real estate:
Owner occupied	7,753	8,674	8,915	8,758	7,948
Investor owned	4,758	5,868	6,159	6,199	4,661
Consumer:
Direct	9,655	6,638	5,118	5,139	3,964
Indirect	10,164	9,291	6,531	6,508	7,494
Credit card	1,023	980	1,068	970	854
LHFI	$122,495	$115,975	$113,675	$126,998	$122,319
LHFS	$2,353	$3,501	$4,670	$4,032	$8,852
1For the years ended December 31, 2011, 2010, 2009, 2008, and 2007, includes $431 million, $488 million, $437 million, $239 million, and $221 million, respectively, of loans carried at fair value.

Selected Loan Maturity Data				Table 7
	As of December 31, 2011
	Total	1 year or less	1-5 years	After 5 years
(Dollars in millions)
Loan Maturity
Commercial and commercial real estate[1]	$49,233	$24,522	$22,082	$2,629
Real estate - construction	1,240	650	522	68
Total	$50,473	$25,172	$22,604	$2,697
Interest Rate Sensitivity
Selected loans with:
Predetermined interest rates			$5,081	$1,677
Floating or adjustable interest rates			17,523	1,020
Total			$22,604	$2,697
1Excludes $4.5 billion in lease financing and $936 million in installment loans.

Asset Quality
Our overall asset quality improved steadily throughout 2011, with net charge-offs, NPLs, and nonperforming assets all declining, as compared with the prior year. The total delinquency ratio remained flat during 2011 compared with December 31, 2010, but increased 13 basis points during the fourth quarter of 2011. The increase was due to the purchase of government-guaranteed student loan portfolios, which have higher delinquency rates, although the true loss exposure is very low due to the government guarantee. Early stage delinquencies excluding government-guaranteed loans continued to trend lower, down 22 basis points during the year, driven by improvements in nonguaranteed mortgages and home equity loans. Commercial and consumer early stage delinquencies reached relatively low levels of 0.17% and 0.68% of total loans at December 31, 2011, respectively, while residential early stage delinquencies declined to 1.38%. Any further improvement in overall delinquencies will be influenced by the overall economy, particularly by changes in unemployment and to a lesser extent, home values.
NPLs totaled $2.9 billion as of December 31, 2011, and compared to December 31, 2010, NPLs decreased $1.2 billion, down 29%. Approximately $1.0 billion of the overall decline came from commercial construction NPLs as a result of continuing risk mitigation activities. We continue to be proactive in our credit monitoring and management processes to provide early warning of problem loans. For example, we use an expanded liquidity and contingency analysis to provide a thorough view of borrowers' capacity and their ability to service their debt obligations. We also have strict limits and exposure caps on specific projects and borrowers for risk diversification. Due to the lack of new construction projects and the completion of many that were previously started, the aggregate amount of interest reserves that we are obligated to fund has declined from prior periods and are not considered significant relative to total loans outstanding.
Overall asset quality trends for residential loans showed improvement throughout 2011. For the year, net charge-offs decreased by over $800 million, or about 30%, with residential loans being the largest driver, contributing $459 million towards the decline. Residential NPLs also declined modestly, down 11%, driven by improvements in residential construction and nonguaranteed mortgages. As we look to the first quarter of 2012, we expect to see a further decline in NPLs, with net charge-offs relatively stable to modestly down.
Net charge-offs and early stage delinquencies for the home equity portfolio declined, while NPLs remained relatively stable, showing slight decreases during the year. Runoff in this portfolio has been concentrated in the higher LTV loans, where a very limited amount of production has occurred during 2011. While these higher LTV loans have additional availability on their home equity lines at December 31, 2011, 99% of already outstanding borrowings on the lines are accruing and current on interest and principal.
Commercial net charge-offs declined $325 million during 2011, down 33% compared to the prior year, led by decreases in our commercial construction and commercial and industrial portfolios. Given the stresses in the commercial real estate market, we have performed a thorough analysis of our commercial real estate portfolio to identify loans with an increased risk of default. We believe that our investor-owned portfolio is appropriately diversified by borrower, geography, and property type. We typically underwrite commercial projects to credit standards that are more stringent than historical commercial MBS guidelines. Where appropriate, we have taken prudent actions with our client to strengthen our credit position. These actions reflect market terms and structures and are intended to improve the client’s financial ability to perform. Impaired loans are assessed relative to the client’s and guarantor’s, if any, ability to service the debt, the loan terms, and the value of the property. These factors are taken into consideration when formulating our ALLL through our credit risk rating and/or specific reserving processes. For the consumer portfolios, asset quality modestly improved, including early stage delinquencies, excluding guaranteed student loans, that declined during the year. Additionally, the level of nonperforming consumer loans and net charge-offs declined compared to the year ended December 31, 2010.
We believe that our loan portfolio is well diversified by product, client, and geography throughout our footprint. However, our loan portfolio may be exposed to certain concentrations of credit risk which exist in relation to individual borrowers or groups of borrowers, certain types of collateral, certain types of industries, certain loan products, or certain regions of the country. See Note 6, “Loans,” to the Consolidated Financial Statements in this Form 10-K for more information.

The following table shows our wholesale lending exposure at December 31 to selected industries:

Funded Exposures by Selected Industries				Table 8
	2011		2010
(Dollars in millions)	Loans	% of Total	Loans	% of Total
Real Estate	$7,331	13%	$9,828	18%
Consumer Products and Services	7,105	13	6,924	13
Health Care and Pharmaceuticals	5,662	10	4,576	9
Diversified Financials and Insurance	5,591	10	4,960	9
Government	3,671	7	3,227	6
Retailing	3,593	6	3,576	7
Automotive	3,320	6	3,296	6
Diversified Commercial Services and Supplies	3,195	6	2,917	5
Capital Goods	2,974	5	2,700	5
Energy and Utilities	2,760	5	1,746	3
Media and Telecommunication Services	2,052	4	1,519	3
Religious Organizations/Non-Profits	1,933	3	1,961	4
Materials	1,823	3	1,447	3
Transportation	1,231	2	1,155	2
Individuals, Investments, and Trusts	986	2	1,399	3
Technology (Hardware and Software)	942	2	659	1
Other Industries	1,703	3	1,598	3
Total	$55,872	100%	$53,488	100%

The following table shows the percentage breakdown of our total LHFI portfolio at December 31 by geographic region.

Loan Types by Geography						Table 9
	Commercial		Residential		Consumer
	2011	2010	2011	2010	2011	2010
Geography:
Central[1]	28%	29%	21%	20%	14%	14%
Florida[2]	20	21	27	29	18	21
MidAtlantic[3]	26	28	36	35	25	27
Other	26	22	16	16	43	38
Total	100%	100%	100%	100%	100%	100%
1 The Central region includes Alabama, Arkansas, Georgia, Mississippi, and Tennessee.
2 The Florida region includes Florida only.
3 The MidAtlantic region includes the District of Columbia, Maryland, North Carolina, South Carolina, and Virginia.

ALLOWANCE FOR CREDIT LOSSES
At December 31, 2011, the allowance for credit losses was $2.5 billion, which consists of both the ALLL and the reserve for unfunded commitments. See Note 1, “Significant Accounting Policies,” and Note 7, “Allowance for Credit Losses,” to the Consolidated Financial Statements in this Form 10-K, as well as the “Allowance for Credit Losses” section within Critical Accounting Policies in this MD&A for further information regarding our ALLL accounting policy, determination, and allocation. As previously noted, while the reclassification of our loan types in 2010 had no effect on total loan charge-offs and loan recoveries, SEC regulations require us, in some instances, to present five years of comparable data where trend information may be deemed relevant, in which case we have provided the pre-adoption charge-off and recovery classifications due to the inability to restate prior periods under the post-adoption classifications.

A rollforward of our allowance for credit losses, along with our summarized credit loss experience for the years ended December 31, is shown in the tables below:

Summary of Credit Losses Experience (Post-Adoption)			Table 10
(Dollars in millions)	2011	2010	2009
Allowance for Credit Losses
Balance - beginning of period	$3,032	$3,235	$2,379
Allowance recorded upon VIE consolidation	—	1	—
Provision for loan losses	1,523	2,708	4,007
(Benefit)/provision for unfunded commitments [1]	(10)	(57)	87
Charge-offs:
Commercial loans	(803)	(1,087)	(1,432)
Residential loans	(1,275)	(1,736)	(1,707)
Consumer loans	(163)	(195)	(259)
Total charge-offs	(2,241)	(3,018)	(3,398)
Recoveries:
Commercial loans	140	99	84
Residential loans	18	20	17
Consumer loans	43	44	59
Total recoveries	201	163	160
Net charge-offs	(2,040)	(2,855)	(3,238)
Balance - end of period	$2,505	$3,032	$3,235
Components:
ALLL	$2,457	$2,974	$3,120
Unfunded commitments reserve [2]	48	58	115
Allowance for credit losses	$2,505	$3,032	$3,235
Average loans	$116,308	$113,925	$121,041
Period-end loans outstanding	122,495	115,975	113,675
Ratios:
ALLL to period-end loans [3,4]	2.01%	2.58%	2.76%
ALLL to NPLs [5]	85%	73%	59%
ALLL to net charge-offs	1.20x	1.04x	0.96x
Net charge-offs to average loans	1.75%	2.51%	2.67%
1 Beginning in the fourth quarter of 2009, SunTrust began recording the provision for unfunded commitments within the provision for credit losses in the Consolidated Statements of Income/(Loss). Given the immateriality of this provision, prior to the fourth quarter of 2009, the provision for unfunded commitments remains classified within other noninterest expense in the Consolidated Statements of Income/(Loss).
2 The unfunded commitments reserve is separately recorded in other liabilities in the Consolidated Balance Sheets.
3 $433 million, $492 million, and $449 million, respectively, of LHFI carried at fair value were excluded from period-end loans in the calculation.
4 Excluding government-guaranteed loans of $13.9 billion, $8.8 billion, and $3.7 billion, respectively, from period-end loans in the calculation results in ratios of 2.27%, 2.79%, and 2.84%, respectively.
5 $25 million, $28 million, and $46 million, respectively, of NPLs carried at fair value were excluded from NPLs in the calculation.
Charge-offs
Net charge-offs declined $815 million during the year ended December 31, 2011, down 29% compared with the year ended December 31, 2010. The decline in net charge-offs occurred across each segment of our loan portfolio and was particularly notable for residential loans. As a percentage of average loans, net charge-offs were 1.75% and 2.51% during the years ended December 31, 2011 and 2010, respectively. The improvements in net charge-offs were the result of improved asset quality. As we look to the first quarter of 2012, we expect to see a stable to modest decline in net charge-offs from fourth quarter levels.

Provision for Credit Losses
The total provision for credit losses includes the provision for loan losses as well as the provision for unfunded commitments. The provision for loan losses is the result of a detailed analysis performed to estimate an appropriate and adequate ALLL. For the year ended December 31, 2011, the provision for loan losses declined $1.2 billion, down 44% compared with the year ended December 31, 2010. The decline in the provision for loan losses was attributable to significantly lower net charge-offs and the decline in the ALLL resulting from improved credit quality.

For the year ended December 31, 2011, the benefit for unfunded commitments was $10 million, compared with $57 million for the year ended December 31, 2010. The benefit for the year was attributed to improved credit quality related to certain commercial and large corporate borrowers.

Summary of Credit Losses Experience (Pre-Adoption)					Table 11
(Dollars in millions)	2011	2010	2009	2008	2007
Allowance for Credit Losses
Balance - beginning of period	$3,032	$3,235	$2,379	$1,290	$1,047
Allowance associated with loans at fair value[1]	—	—	—	—	(4)
Allowance from acquisitions & other activity, net	—	1	—	159	—
Provision for loan losses	1,523	2,708	4,007	2,474	665
(Benefit)/provision for unfunded commitments[2]	(10)	(57)	87	20	5
Charge-offs:
Commercial	(268)	(386)	(613)	(219)	(134)
Real estate:
Home equity lines	(496)	(591)	(715)	(449)	(116)
Construction	(334)	(447)	(507)	(194)	(12)
Residential mortgages[3]	(822)	(1,281)	(1,236)	(525)	(113)
Commercial real estate	(137)	(92)	(32)	(25)	(2)
Consumer loans:
Direct	(48)	(50)	(57)	(42)	(24)
Indirect	(80)	(84)	(152)	(193)	(107)
Credit cards	(56)	(87)	(86)	(33)	(7)
Total charge-offs	(2,241)	(3,018)	(3,398)	(1,680)	(515)
Recoveries:
Commercial	57	46	40	24	23
Real estate:
Home equity lines	40	40	30	16	8
Construction	29	12	8	3	1
Residential mortgages	22	21	18	8	6
Commercial real estate	8	(2)	4	1	2
Consumer loans:
Direct	8	8	8	8	10
Indirect	32	33	49	54	41
Credit cards	5	5	3	2	1
Total recoveries	201	163	160	116	92
Net charge-offs	(2,040)	(2,855)	(3,238)	(1,564)	(423)
Balance-end of period	$2,505	$3,032	$3,235	$2,379	$1,290
Components:
ALLL	$2,457	$2,974	$3,120	$2,351	$1,282
Unfunded commitments reserve	48	58	115	28	8
Allowance for credit losses	$2,505	$3,032	$3,235	$2,379	$1,290
Average loans	$116,308	$113,925	$121,041	$125,433	$120,081
Period-end loans outstanding	122,495	115,975	113,675	126,998	122,319
Ratios:
ALLL to period-end loans[4]	2.01%	2.58%	2.76%	1.86%	1.05%
ALLL to NPLs[5]	85%	73%	59%	62%	102%
ALLL to net charge-offs	1.20x	1.04x	0.96x	1.50x	3.03x
Net charge-offs to average loans	1.75%	2.51%	2.67%	1.25%	0.35%
1 Amount removed from the ALLL related to our election to record $4.1 billion of residential mortgages at fair value.
2 Beginning in the fourth quarter of 2009, SunTrust began recording the provision for unfunded commitments within the provision for credit losses in the Consolidated Statements of Income/(Loss). Given the immateriality of this provision, prior to the fourth quarter of 2009, the provision for unfunded commitments remains classified within other noninterest expense in the Consolidated Statements of Income/(Loss).
3 Prior to 2009, borrower misrepresentation and denied insurance claim losses were recorded as operating losses in the Consolidated Statements of Income/(Loss). These credit-related operating losses totaled $160 million and $78 million during the years ended December 31, 2008 and 2007, respectively. During 2009, credit-related operating losses charged-off against previously established reserves within other liabilities total $195 million.
4 For this ratio, $433 million, $492 million, $449 million, $270 million, and $221 million at December 31, 2011, 2010, 2009, 2008, and 2007, respectively, of LHFI carried at fair value were excluded from period-end loans.
5 $25 million, $28 million, $46 million, $46 million, and $172 million, respectively, of NPLs carried at fair value were excluded from NPLs in the calculation.

ALLL and Reserve for Unfunded Commitments
As previously noted, while the reclassification of our loan types in 2010 had no effect on total loans or total ALLL, SEC regulations require us, in some instances, to present five years of comparable data where trend information may be deemed relevant, in which case we have provided the pre-adoption ALLL by loan segment classifications due to the inability to restate prior periods under the post-adoption classifications.

The allocation of our ALLL by loan segment at December 31 is shown in the tables below:

Allowance for Loan Losses by Loan Segment (Post-Adoption)								Table 12
	2011			2010			2009
(Dollars in millions)	ALLL	Segment ALLL as a % of total ALLL	Loan segment as a % of total loans	ALLL	Segment ALLL as a % of total ALLL	Loan segment as a % of total loans	ALLL	Segment ALLL as a % of total ALLL	Loan segment as a % of total loans
Commercial loans	$964	39%	46%	$1,303	44%	46%	$1,353	43%	49%
Residential loans	1,354	55	38	1,498	50	40	1,592	51	41
Consumer loans	139	6	16	173	6	14	175	6	10
Total	$2,457	100%	100%	$2,974	100%	100%	$3,120	100%	100%

Allowance for Loan Losses by Loan Segment (Pre-Adoption)					Table 13
(Dollars in millions)	2011	2010	2009	2008	2007
Allocation by Loan Type
Commercial loans	$479	$477	$650	$631	$423
Real estate loans	1,820	2,238	2,268	1,523	664
Consumer loans	158	259	202	197	110
Unallocated [1]	—	—	—	—	85
Total	$2,457	$2,974	$3,120	$2,351	$1,282
Year-end Loan Types as a Percent of Total Loans
Commercial loans	33%	29%	29%	32%	29%
Real estate loans	50	56	60	58	61
Consumer loans	17	15	11	10	10
Total	100%	100%	100%	100%	100%
1Beginning in 2008, the unallocated reserve is reflected in our homogeneous pool estimates.

The ALLL decreased by $517 million, down 17% during the year ended December 31, 2011, with commercial, residential, and consumer loans-related ALLL declining $339 million, $144 million, and $34 million, respectively. The decrease in ALLL was commensurate with the continued improvement in credit quality of each segment as evidenced by lower delinquency rates, reductions in higher-risk balances, and lower NPLs. Our risk profile continues to improve, as the amount of certain higher-risk loans continue to decline, while lower-risk government guaranteed loans grew to 11% of the portfolio. The variables most impacting the ALLL continue to be unemployment, residential real estate property values, and the variability and relative strength of the housing market. At this point in the cycle, we expect the ALLL to trend at a pace consistent with improvements in credit quality and overall economic conditions. As of December 31, 2011, the allowance to period-end loans ratio was 2.01%, down from 2.58% at December 31, 2010, consistent with our continued actions to reduce the risk of our loan portfolio during the period coupled with an increase in total loans during 2011. The ratio of the ALLL to total NPLs improved to 85% as of December 31, 2011 from 73% as of December 31, 2010. The improvement in this ratio was primarily attributable to the $1.2 billion decrease in NPLs, partially offset by the decline in ALLL.
The reserve for unfunded commitments was $48 million as of December 31, 2011, a decrease of $10 million, down 17% compared to $58 million at December 31, 2010. The decrease in the reserve was attributed to improved credit quality related to certain commercial and large corporate borrowers.

NONPERFORMING ASSETS
As previously noted, while the reclassification of our loan types in 2010 had no effect on total NPLs, SEC regulations require us, in some instances, to present five years of comparable data where trend information may be deemed relevant, in which case we have provided the pre-adoption NPL classifications due to the inability to restate prior periods under the post-adoption classifications.

The following tables present our nonperforming assets at December 31:

Nonperforming Assets (Post-Adoption)			Table 14

(Dollars in millions)	2011	2010	2009
Nonaccrual/NPLs:
Commercial loans
Commercial & industrial	$348	$584	$732
Commercial real estate	288	342	191
Commercial construction	290	961	1,247
Total commercial NPLs	926	1,887	2,170
Residential loans
Residential mortgages - nonguaranteed	1,392	1,543	2,283
Home equity products	338	355	367
Residential construction	220	290	529
Total residential NPLs	1,950	2,188	3,179
Consumer loans
Other direct	7	10	8
Indirect	20	25	45
Total consumer NPLs	27	35	53
Total nonaccrual/NPLs	2,903	4,110	5,402
OREO[1]	479	596	620
Other repossessed assets	10	52	79
Total nonperforming assets	$3,392	$4,758	$6,101
Accruing loans past due 90 days or more[2]	$2,028	$1,565	$1,500
TDRs:
Accruing restructured loans	$2,820	$2,613	$1,641
Nonaccruing restructured loans[3]	802	1,005	913
Ratios:
NPLs to total loans	2.37%	3.54%	4.75%
Nonperforming assets to total loans plus OREO and other repossessed assets	2.76	4.08	5.33
1 Does not include foreclosed real estate related to loans insured by the FHA or the VA. Proceeds due from the FHA and the VA are recorded as a receivable in other assets until the funds are received and the property is conveyed. The receivable amount related to proceeds due from FHA or the VA totaled $132 million, $195 million, and $113 million at December 31, 2011, 2010, and 2009, respectively.
2 Includes $979 million of consolidated loans eligible for repurchase from Ginnie Mae and classified as held for sale at December 31, 2009.
3 Nonaccruing restructured loans are included in total nonaccrual/NPLs.
Nonperforming assets decreased $1.4 billion, down 29% during the year ended December 31, 2011. The decrease was predominantly attributable to a $1.2 billion reduction in NPLs as a result of our problem loan resolution efforts. Real estate related loans comprise a significant portion of our overall nonperforming assets as a result of the U.S. housing market correction. The amount of time necessary to obtain control of residential real estate collateral in certain states, primarily Florida, has remained elevated due to delays in the foreclosure process. These delays may impact the resolution of real estate related loans within the nonperforming assets portfolio. Overall, NPL declines in recent quarters have been driven by commercial loans, as the higher-risk commercial construction portfolio has been reduced, while the commercial and industrial loans have generally performed well. As we look to the first quarter of 2012, we expect the recent quarterly trends to continue, with a continued decline in NPLs.

Nonperforming Loans
Nonperforming commercial loans decreased $961 million, down 51% during the year ended December 31, 2011, driven by a $671 million decrease in commercial construction NPLs and a $236 million decrease in commercial and industrial NPLs. We expect NPLs to continue to decline in the first quarter of 2012; however, we continue to expect some variability in inflows of commercial real estate NPLs as we move through the current commercial real estate cycle.
Nonperforming residential loans declined $238 million, down 11% during the year ended December 31, 2011, largely due to a $151 million decrease in nonguaranteed residential mortgage NPLs, along with a $70 million decline in residential construction NPLs. The $151 million decrease was partially attributable to the reclassification of certain nonperforming residential mortgages as held for sale to reflect our intention to sell these mortgages. We recorded an incremental charge-off of $10 million in the first quarter in connection with the decision to transfer and sell these mortgages. Approximately $34 million of these reclassified NPLs were sold during the second quarter; the remaining $13 million were transferred back to LHFI as they were no longer deemed marketable for sale. The remaining decrease was attributable to lower net charge-offs and inflows of NPLs. We expect some variability in inflows of nonperforming residential loans during 2012 related to mortgage loan repurchases from investors. See additional discussion of mortgage loan repurchases in Note 18, "Reinsurance Arrangements and Guarantees," to the Consolidated Financial Statements in this Form 10-K.
Nonperforming consumer loans decreased $8 million, down 23% during the year ended December 31, 2011, largely as a result of a $5 million decrease in indirect consumer NPLs. The decrease was driven by net charge-offs of existing nonperforming consumer loans during the year, largely offset by the migration of delinquent consumer loans to nonaccrual status.
Interest income on consumer and residential nonaccrual loans, if recognized, is recognized on a cash basis. Interest income on commercial nonaccrual loans is not recognized until after the principal has been reduced to zero. We recognized $34 million and $39 million of interest income related to nonaccrual loans for the years ended December 31, 2011 and 2010, respectively. If all such loans had been accruing interest according to their original contractual terms, estimated interest income of $246 million and $340 million for the years ended December 31, 2011 and 2010, respectively, would have been recognized.

Other Nonperforming Assets
OREO decreased $117 million, down 20% during the year ended December 31, 2011. The decline consisted of net decreases of $124 million in residential homes and $24 million in residential construction related properties, partially offset by a $31 million increase in commercial properties. During the years ended December 31, 2011 and 2010, sales of OREO resulted in proceeds of $619 million and $769 million, respectively, and net losses on sales of OREO of $4 million and $25 million, respectively, inclusive of valuation reserves, primarily attributed to lots and land evaluated under the pooled approach. Sales of OREO and the related gains or losses are highly dependent on our disposition strategy and buyer opportunities. See Note 19, “Fair Value Election and Measurement,” to the Consolidated Financial Statements in this Form 10-K for more information. Gains and losses on sale of OREO are recorded in other real estate expense in the Consolidated Statements of Income/(Loss). Geographically, most of our OREO properties are located in Georgia, Florida, and North Carolina. Residential properties and land comprised 38% and 40%, respectively, of OREO; the remainder is related to commercial and other properties. Upon foreclosure, the values of these properties were reevaluated and, if necessary, written down to their then-current estimated value, less costs to sell. Further declines in home prices could result in additional losses on these properties. We are actively managing and disposing of these foreclosed assets to minimize future losses.
Other repossessed assets decreased by $42 million, down 81% during the year ended December 31, 2011. The decrease was largely attributable to the sale of repossessed assets during the year.
The majority of our past due accruing loans are residential mortgages and student loans that are fully guaranteed by a federal agency. Accruing loans past due ninety days or more increased by $463 million, up 30% during the year ended December 31, 2011, essentially all of which was attributable to guaranteed residential mortgages and student loans. At December 31, 2011 and 2010, $57 million and $84 million, respectively, of past due accruing loans were not guaranteed.
At the end of 2010, we completed an internal review of STM’s residential foreclosure processes. In 2011, we continued to improve upon our processes as a result of our review. In addition, following the Federal Reserve's horizontal review of the nation’s largest mortgage loan servicers, SunTrust and other servicers entered into Consent Orders with the FRB. We describe the Consent Order in Note 20, “Contingencies,” to the Consolidated Financial Statements in this Form 10-K and a copy of it is filed as Exhibit 10.25 to this Form 10-K. The Consent Order requires us to improve certain processes and to retain an independent consultant to conduct a review of residential foreclosure actions pending during 2009 and 2010 to identify any errors, misrepresentations or deficiencies, determine whether any instances so identified resulted in financial injury, and then make any appropriate remediation, reimbursement, or adjustment. Additionally, borrowers who had a residential foreclosure action pending during this two-year review period have been solicited through advertising and direct mailings to request a review by the independent consultant of their case if they believe they incurred a financial injury as a result of errors, misrepresentations or other deficiencies in the foreclosure process. A direct mail solicitation was completed on November 28, 2011. The deadline for submitting requests for review is July 31, 2012. These requirements prescribed by the Consent Order may result in additional delays in the foreclosure process at a time when the time required for foreclosure upon residential real estate collateral in certain states, primarily Florida, continues to be elevated. These delays in the foreclosure process have adversely affected us by increasing our expenses related to carrying such assets, such as taxes, insurance, and other carrying costs, and by exposing us to losses as a result of potential additional declines in the value of such collateral. These delays have also resulted, in some cases, in an inability to meet certain investor foreclosure timelines for loans we service for others, which has resulted, and is expected to continue to result, in the assessment of compensatory fees. Noninterest expense in our Mortgage line of business increased in 2011 as a result of the additional resources necessary to perform the foreclosure process assessment, revise affidavit filings and make any other operational changes. Additionally, continued and evolving changes in the regulatory environment and industry standards have increased our default servicing costs. Finally, the time to complete foreclosure sales has increased, and this has resulted in an increase in nonperforming assets and servicing advances, and has adversely impacted the collectability of such advances. Accordingly, additional delays in foreclosure sales, including any delays beyond those currently anticipated, our process enhancements, and any issues that may arise out of alleged irregularities in our foreclosure processes, could further increase the costs associated with our mortgage operations. See additional discussion in Part I, Item 1A, "Risk Factors" in this Form 10-K.

Nonperforming Assets (Pre-Adoption)					Table 15

(Dollars in millions)	2011	2010	2009	2008	2007
Nonaccrual/NPLs:
Commercial	$127	$255	$484	$322	$75
Real estate:
Construction loans	390	1,013	1,484	1,277	295
Residential mortgages	1,655	1,988	2,716	1,847	841
Home equity lines	273	285	289	272	136
Commercial real estate	431	531	392	177	44
Consumer loans	27	38	37	45	39
Total nonaccrual/NPLs	2,903	4,110	5,402	3,940	1,430
OREO[1]	479	596	620	500	184
Other repossessed assets	10	52	79	16	12
Total nonperforming assets	$3,392	$4,758	$6,101	$4,456	$1,626
Accruing loans past due 90 days or more[2]	$2,028	$1,565	$1,500	$1,032	$611
TDRs:
Accruing restructured loans	$2,820	2,613	1,641	463	30
Nonaccruing restructured loans[3]	802	1,005	913	268	—
Ratios:
NPLs to total loans	2.37%	3.54%	4.75%	3.10%	1.17%
Nonperforming assets to total loans plus OREO and other repossessed assets	2.76	4.08	5.33	3.49	1.33
1Does not include foreclosed real estate related to serviced loans insured by the FHA or the VA. Insurance proceeds due from the FHA and the VA are recorded as a receivable in other assets until the funds are received and the property is conveyed.
2Includes $979 million, $494 million, and $236 million of consolidated loans eligible for repurchase from Ginnie Mae and classified as held for sale at December 31, 2009, 2008, and 2007, respectively.
3Nonaccruing restructured loans are included in total nonaccrual/NPLs.
Restructured Loans
To maximize the collection of loan balances, we evaluate troubled loans on a case-by-case basis to determine if a loan modification would be appropriate. We pursue loan modifications when there is a reasonable chance that an appropriate modification would allow our client to continue servicing the debt. For loans secured by residential real estate, if the client demonstrates a loss of income such that the client cannot reasonably support even a modified loan, we may pursue short sales and/or deed-in-lieu arrangements. For loans secured by income producing commercial properties, we perform a rigorous and ongoing programmatic review. We review a number of factors, including cash flows, loan structures, collateral values, and guarantees, to identify loans within our income producing commercial loan portfolio that are most likely to experience distress. Based on our review of these factors and our assessment of overall risk, we evaluate the benefits of proactively initiating discussions with our clients to improve a loan’s risk profile. In some cases, we may renegotiate terms of their loans so that they have a higher likelihood of continuing to perform. To date, we have restructured loans in a variety of ways to help our clients service their debt and to mitigate the potential for additional losses. The primary restructuring methods being offered to our residential clients are reductions in interest rates and extensions of terms. For commercial loans, the primary restructuring method is the extensions of terms.
Accruing loans with modifications deemed to be economic concessions resulting from borrower difficulties are reported as accruing TDRs. Nonaccruing loans that are modified and demonstrate a history of repayment performance in accordance with their modified terms are reclassified to accruing restructured status, typically after six months of repayment performance. Generally, once a residential loan becomes a TDR, we expect that the loan will likely continue to be reported as a TDR for its remaining life even after returning to accruing status as the modified rates and terms at the time of modification were typically more favorable than those generally available in the market. We note that some restructurings may not ultimately result in the complete collection of principal and interest (as modified by the terms of the restructuring), culminating in default, which could result in additional incremental losses. These potential incremental losses have been factored into our overall ALLL estimate through the use of loss forecasting methodologies. Roll rate models used to forecast losses on the residential mortgage and consumer TDRs are calculated and analyzed separately using their own portfolio attributes and history, thereby reflecting an increased PD compared to loans that have not been restructured. The level of re-defaults will likely be affected by future economic conditions. At December 31, 2011 and 2010, specific reserves included in the ALLL for residential TDRs were $401 million and $422 million, respectively. See Note 6, "Loans," to the Consolidated Financial Statements in this Form 10-K for more information.

The following tables display our residential real estate TDR portfolio by modification type and payment status at December 31. Loans that have been repurchased from Ginnie Mae under an early buyout clause and subsequently modified have been excluded from the table. Such loans totaled $65 million and $82 million at December 31, 2011 and 2010, respectively.

Selected Residential TDR Data						Table 16
	2011
	Accruing TDRs			Nonaccruing TDRs
(Dollars in millions)	Current	Delinquent[1]	Total	Current	Delinquent[1]	Total
Rate reduction	$473	$40	$513	$16	$69	$85
Term extension	20	10	30	2	24	26
Rate reduction and term extension	1,682	290	1,972	35	439	474
Other [2]	20	3	23	2	15	17
Total	$2,195	$343	$2,538	$55	$547	$602

	2010
	Accruing TDRs			Nonaccruing TDRs
(Dollars in millions)	Current	Delinquent[1]	Total	Current	Delinquent[1]	Total
Rate reduction	$375	$48	$423	$26	$68	$94
Rate reduction and term extension	1,722	305	2,027	66	465	531
Other [2]	42	15	57	3	31	34
Total	$2,139	$368	$2,507	$95	$564	$659
1 TDRs considered delinquent for purposes of this table were those at least thirty days past due.
2 Primarily consists of extensions and deficiency notes.

At December 31, 2011, our total TDR portfolio was $3.6 billion and was composed of $3.1 billion, or 87%, of residential loans (predominantly first and second lien residential mortgages and home equity lines of credit), $442 million, or 12%, of commercial loans (predominantly income-producing properties), and $39 million, or 1%, of direct consumer loans.
Accruing TDRs increased $207 million, up 8% during the year ended December 31, 2011. The increase in accruing TDRs was partly attributable to an increase in the number of loan modifications during the year and partly related to the adoption of new accounting guidance during 2011. Applying the new guidance, which required a review and evaluation of loan modifications completed since January 1, 2011, resulted in the identification of $93 million of additional TDRs as of July 1, 2011, which is the date the guidance became effective. Nonaccruing TDRs decreased by $203 million, down 20% during the year ended December

31, 2011, primarily reflecting net charge-offs during the year, as well as returns of commercial TDRs to accrual status and repayments. See additional discussion in Note 1, "Significant Accounting Policies," and Note 6, "Loans," to the Consolidated Financial Statements in this Form 10-K.
Interest income on restructured loans that have met sustained performance criteria and have been returned to accruing status is recognized according to the terms of the restructuring. Such interest income recorded was $111 million and $92 million for the years ended December 31, 2011 and 2010, respectively. If all such loans had been accruing interest according to their original contractual terms, estimated interest income of $149 million and $125 million for the years ended December 31, 2011 and 2010, respectively, would have been recognized.

SELECTED FINANCIAL INSTRUMENTS CARRIED AT FAIR VALUE
The following is a discussion of the more significant financial assets and financial liabilities that are currently carried at fair value on the Consolidated Balance Sheets at December 31, 2011 and 2010. For a complete discussion of our fair value elections and the methodologies used to estimate the fair values of our financial instruments, refer to Note 19, “Fair Value Election and Measurement,” to the Consolidated Financial Statements in this Form 10-K.

Trading Assets and Liabilities			Table 17
	As of December 31
(Dollars in millions)	2011	2010	2009
Trading Assets
U.S. Treasury securities	$144	$187	$499
Federal agency securities	478	361	474
U.S. states and political subdivisions	54	123	59
MBS - agency	412	301	94
MBS - private	1	15	6
CDO/CLO securities	45	55	175
ABS	37	59	51
Corporate and other debt securities	344	743	466
CP	229	14	1
Equity securities	91	221	256
Derivative contracts [1]	2,414	2,743	2,610
Trading loans	2,030	1,353	289
Total trading assets	$6,279	$6,175	$4,980

Trading Liabilities
U.S. Treasury securities	$569	$439	$190
MBS - agency	—	—	3
Corporate and other debt securities	77	398	144
Equity securities	37	—	8
Derivative contracts [1]	1,123	1,841	1,844
Total trading liabilities	$1,806	$2,678	$2,189

1The current year amount is offset with cash collateral received from or deposited with derivative counterparties when the derivative contracts are subject to ISDA master netting arrangements. We made this change during 2011 due to resolution of certain operational limitations. This presentation is in accordance with applicable accounting standards and applied prospectively.
Trading Assets and Liabilities
Trading assets increased $104 million, or 2%, since December 31, 2010. This increase was primarily driven by normal changes in trading portfolio product mix resulting in higher federal agency securities, agency MBS, CP and trading loans. The increase was predominantly offset by a decrease in corporate and other debt securities, a decrease in equity securities due primarily to issuer redemptions of ARS municipal fund preferred shares, and a decrease in derivative contracts due to offsetting cash collateral. Gross derivative assets increased $701 million primarily due to the increase in the fixed income portfolio driven by the declining interest rate environment. This increase was offset by $1.0 billion in cash collateral as a result of our ability to offset the derivatives with the related collateral. In 2010 and 2009, the cash collateral was classified in other short-term borrowings in the Consolidated Balance Sheets. See Note 17, "Derivative Financial Instruments," and Note 19 , "Fair Value Election and Measurement," to the Consolidated Financial Statements in this Form 10-K for more information.
Certain illiquid securities were purchased during the fourth quarter of 2007 from affiliates, which included SIVs that are collateralized by various domestic and foreign assets, residential MBS, including Alt-A and subprime collateral, CDOs, and commercial loans, as well as senior interests retained from SunTrust-sponsored securitizations. During the first quarter of 2011, we recognized approximately $17 million in net market valuation gains related to these securities and received approximately $77 million in cash from sales and paydowns related to these securities, thereby eliminating our exposure to these distressed assets.
The Company also purchased ARS primarily in the fourth quarter of 2008 and first quarter of 2009 as a result of FINRA actions and additional ARS in 2011 as a result of claims unrelated to the FINRA actions. See additional discussion related to ARS matters in Note 20, “Contingencies.” The fair value of ARS recorded in trading assets and included in Table 17 above declined to $48 million as of December 31, 2011, compared to $147 million as of December 31, 2010. The reduction was due predominantly to issuer redemptions of all of the remaining preferred equity ARS, offset by additional purchases and a gain in fair value of the CDO ARS. The remaining ARS includes trading securities purchased as a result of FINRA actions and are predominantly CDOs collateralized by trust preferred bank debt.
Trading liabilities decreased $872 million, or 33%, since December 31, 2010, predominantly due to a decrease in corporate and other debt securities as a result of normal changes in trading portfolio product mix and a decrease in derivative contracts due to offsetting cash collateral. The decrease was partially offset by an increase in U.S. Treasury securities due to normal business activity. Gross derivative liabilities increased $452 million primarily due to the increase in the fixed income portfolio driven by the declining interest rate environment. This increase was offset by $1.2 billion in cash collateral as a result of our ability to offset the derivatives with the related collateral. In 2010 and 2009, the cash collateral was classified in other assets in the Consolidated Balance Sheets. See Note 17, "Derivative Financial Instruments," and Note 19, "Fair Value Election and Measurement," to the Consolidated Financial Statements in this Form 10-K for more information.

Securities Available for Sale				Table 18
	December 31, 2011
(Dollars in millions)	Amortized Cost	Unrealized Gains	Unrealized Losses	Fair Value
U.S. Treasury securities	$671	$23	$—	$694
Federal agency securities	1,843	89	—	1,932
U.S. states and political subdivisions	437	21	4	454
MBS - agency	20,480	743	—	21,223
MBS - private	252	—	31	221
CDO/CLO securities	50	—	—	50
ABS	460	11	7	464
Corporate and other debt securities	49	2	—	51
Coke common stock	—	2,099	—	2,099
Other equity securities[1]	928	1	—	929
Total securities AFS	$25,170	$2,989	$42	$28,117
1At December 31, 2011, other equity securities included the following securities at cost: $342 million in FHLB of Atlanta stock, $398 million in Federal Reserve Bank stock, and $187 million in mutual fund investments.

	December 31, 2010
(Dollars in millions)	Amortized Cost	Unrealized Gains	Unrealized Losses	Fair Value
U.S. Treasury securities	$5,446	$115	$45	$5,516
Federal agency securities	1,883	19	7	1,895
U.S. states and political subdivisions	565	17	3	579
MBS - agency	14,014	372	28	14,358
MBS - private	378	3	34	347
CDO/CLO securities	50	—	—	50
ABS	798	15	5	808
Corporate and other debt securities	464	19	1	482
Coke common stock	—	1,973	—	1,973
Other equity securities[1]	886	1	—	887
Total securities AFS	$24,484	$2,534	$123	$26,895
1At December 31, 2010, other equity securities included the following securities at cost: $298 million in FHLB of Atlanta stock, $391 million in Federal Reserve Bank stock, and $197 million in mutual fund investments.

	December 31, 2009
(Dollars in millions)	Amortized Cost	Unrealized Gains	Unrealized Losses	Fair Value
U.S. Treasury securities	$5,206	$1	$30	$5,177
Federal agency securities	2,733	13	9	2,737
U.S. states and political subdivisions	928	28	11	945
MBS - agency	15,705	273	62	15,916
MBS - private	472	1	95	378
ABS	310	10	5	315
Corporate and other debt securities	505	10	3	512
Coke common stock	—	1,710	—	1,710
Other equity securities[1]	786	1	—	787
Total securities AFS	$26,645	$2,047	$215	$28,477
1At December 31, 2009, other equity securities included the following securities at cost: $343 million in FHLB of Cincinnati and FHLB of Atlanta stock, $361 million in Federal Reserve Bank stock, and $82 million in mutual fund investments.

Maturity Distribution of Securities Available for Sale					Table 19
	December 31, 2011
(Dollars in millions)	1 Year or Less	1-5 Years	5-10 Years	After 10 Years	Total
Distribution of Maturities:
Amortized Cost
U.S. Treasury securities	$9	$212	$450	$—	$671
Federal agency securities	88	1,620	80	55	1,843
U.S. states and political subdivisions	135	223	22	57	437
MBS - agency	802	15,833	1,415	2,430	20,480
MBS - private	—	196	56	—	252
CDO/CLO securities	—	50	—	—	50
ABS	260	200	—	—	460
Corporate and other debt securities	7	4	17	21	49
Total debt securities	$1,301	$18,338	$2,040	$2,563	$24,242
Fair Value
U.S. Treasury securities	$9	$223	$462	$—	$694
Federal agency securities	89	1,697	89	57	1,932
U.S. states and political subdivisions	138	239	22	55	454
MBS - agency	840	16,434	1,478	2,471	21,223
MBS - private	—	167	54	—	221
CDO/CLO securities	—	50	—	—	50
ABS	266	198	—	—	464
Corporate and other debt securities	7	4	19	21	51
Total debt securities	$1,349	$19,012	$2,124	$2,604	$25,089
Weighted average yield (FTE)[1]:
U.S. Treasury securities	1.45%	1.99%	2.15%	—%	2.09%
Federal agency securities	3.37	2.30	3.92	3.89	2.47
U.S. states and political subdivisions	6.32	6.07	5.48	4.67	5.93
MBS - agency	3.04	3.07	3.88	3.49	3.30
MBS - private	—	8.27	7.87	—	8.18
CDO/CLO securities	—	2.95	—	—	2.95
ABS	1.85	3.81	—	—	2.50
Corporate and other debt securities	4.09	1.14	5.83	0.05	4.53
Total debt securities	3.30%	3.09%	3.65%	3.53%	3.18%
1Average yields are based on amortized cost.
Securities Available for Sale
The securities AFS portfolio is managed as part of our overall ALM process to optimize income and portfolio value over an entire interest rate cycle while mitigating the associated risks. The size of the securities portfolio, at fair value, was $28.1 billion as of December 31, 2011, an increase of $1.2 billion, or 5%, compared with December 31, 2010. Changes in the size and composition of the portfolio during the year reflect our efforts to maintain a high quality portfolio and manage our interest rate risk profile. These changes included reducing the size of the U.S. Treasury securities portfolio by $4.8 billion, from which the proceeds were partly used to repurchase our Series C and Series D Fixed Rate Cumulative Preferred Stock that we issued to the U.S. Treasury under the CPP. Over the course of the year, we also increased our agency MBS portfolio by $6.9 billion in an effort to capture better relative value. During the year ended December 31, 2011, we recorded $117 million in net realized gains predominantly from the sale of securities AFS as a result of the aforementioned activities in our portfolio, compared with net realized gains of $191 million during the same period in 2010. For additional information on composition and valuation assumptions related to securities AFS, see Note 5, "Securities Available for Sale", and the “Trading Assets and Securities Available for Sale” section of Note 19, “Fair Value Election and Measurement,” to the Consolidated Financial Statements in this Form 10-K.
At December 31, 2011, the carrying value of securities AFS reflected $2.9 billion in net unrealized gains, comprised of a $2.1 billion gross unrealized gain from our 30 million shares of Coke common stock and a $848 million net unrealized gain on the remainder of the portfolio. At December 31, 2010, the carrying value of securities AFS reflected $2.4 billion in net unrealized gains, which were comprised of a $2.0 billion gross unrealized gain from our 30 million shares of Coke common stock and a $438 million net unrealized gain on the remainder of the portfolio. The net unrealized gain, excluding Coke, increased due to the decline in interest rates experienced during 2011. The Coke common stock is subject to variable forward agreements, which is discussed in the “Investment in Common shares of the Coca-Cola Company” section below.

For the year ended December 31, 2011, the average yield on a FTE basis for the securities AFS portfolio increased to 3.26% compared with 3.21% for the year ended December 31, 2010. The yield increases were predominantly due to reduced holdings of lower yielding U.S. Treasury securities and increased holdings of higher yielding agency MBS securities during 2011.
The portfolio’s effective duration decreased to 2.3% as of December 31, 2011 from 3.3% as of December 31, 2010. Effective duration is a measure of price sensitivity of a bond portfolio to an immediate change in market interest rates, taking into consideration embedded options. An effective duration of 2.3% suggests an expected price change of 2.3% for a one percent instantaneous change in market interest rates.
The credit quality of the securities portfolio remained strong at December 31, 2011 and, consequently, we have the flexibility to respond to changes in the economic environment and take actions as opportunities arise to manage our interest rate risk profile and balance liquidity against investment returns.
Over the longer term, we continue to expect that a growing economy will result in loan balances trending up and deposits trending down. Accordingly, we may eventually decrease the size of our securities portfolio in response to loan growth and/or declining deposits.

INVESTMENT IN COMMON SHARES OF THE COCA-COLA COMPANY
Background
We have owned common shares of Coke since 1919, when one of our predecessor institutions participated in the underwriting of Coke’s IPO and received common shares of Coke in lieu of underwriting fees. These shares have grown in value over the past 92 years and have been classified as securities AFS, with unrealized gains, net of tax, recorded as a component of shareholders’ equity. Because of the low accounting cost basis of these shares, we have accumulated significant unrealized gains in shareholders’ equity. As of December 31, 2011, we owned 30 million Coke shares with an accounting cost basis of $69,295 and a fair market value of $2.1 billion.
We commenced a comprehensive balance sheet review initiative in early 2007 in an effort to improve liquidity and capital efficiency. As part of this initiative, we began to formally evaluate the capital efficiency of our holdings of Coke common shares, as we were prohibited from including the market value of our investment in Coke common shares in Tier 1 capital in accordance with Federal Reserve capital adequacy rules. As a result of this initiative, at various times during 2007 and 2008 we sold and made a charitable contribution of all but 30 million shares of our Coke stock. Additionally, during the second half of 2008, we executed The Agreements on the remaining 30 million shares that we owned. Our primary objective in executing these transactions was to optimize the benefits we obtained from our long-term holding of this asset, including the capital treatment by bank regulators.
We entered into The Agreements, which were comprised of two variable forward agreements and share forward agreements effective July 15, 2008 with a major, unaffiliated financial institution (the “Counterparty”) collectively covering our 30 million Coke shares. Under The Agreements, we must deliver to the Counterparty at settlement of the variable forward agreements either a variable number of Coke common shares or a cash payment in lieu of such shares. The Counterparty is obligated to settle The Agreements for no less than approximately $38.67 per share, or approximately $1.16 billion in the aggregate (the “Minimum Proceeds”). The share forward agreements give us the right, but not the obligation, to sell to the Counterparty, at prevailing market prices at the time of settlement, any of the 30 million Coke common shares that are not delivered to the Counterparty in settlement of the variable forward agreements. The Agreements effectively ensure that we will be able to sell our 30 million Coke common shares at a price no less than approximately $38.67 per share, while permitting us to participate in future appreciation in the value of the Coke common shares up to approximately $66.02 per share and approximately $65.72 per share, under each of the respective Agreements. The value of The Agreements represent a $189 million liability to us at December 31, 2011.

During the terms of The Agreements, and until we sell the 30 million Coke common shares, we generally will continue to receive dividends as declared and paid by Coke and will have the right to vote such shares. However, the amounts payable to us under The Agreements will be adjusted if actual dividends are not equal to amounts expected at the inception of the derivative.
Contemporaneously with entering into The Agreements, the Counterparty invested in senior unsecured promissory notes issued by the Bank and SunTrust (collectively, the “Notes”) in a private placement in an aggregate principal amount equal to the Minimum Proceeds. The Notes carry stated maturities of approximately ten years from the effective date and bear interest at one-month LIBOR plus a fixed spread. The Counterparty pledged the Notes to us and we pledged the 30 million Coke common shares to the Counterparty, securing each entity’s respective obligations under The Agreements. The pledged Coke common shares are held by an independent third party custodian and the Counterparty is prohibited under The Agreements from selling, pledging, assigning, or otherwise using the pledged Coke common shares in its business.

We generally may not prepay the Notes. The interest rate on the Notes will be reset upon or after the settlement of The Agreements, either through a remarketing process, or based upon dealer quotations. In the event of an unsuccessful remarketing of the Notes, we would be required to collateralize the Notes and the maturity of the Notes may accelerate to the first anniversary of the settlement of The Agreements. However, we presently believe that it is substantially certain that the Notes will be successfully remarketed.
The Agreements carry scheduled settlement terms of approximately seven years from the effective date. However, we have the option to terminate The Agreements earlier with the approval of the Federal Reserve. The Agreements may also terminate earlier upon certain events of default, extraordinary events regarding Coke, and other typical termination events. Upon such early termination, there could be exit costs or gains, such as certain breakage fees including an interest rate make-whole amount, associated with both The Agreements and the Notes. Such costs or gains may be material but cannot be determined at the present time due to the unlikely occurrence of such events and the number of variables that are unknown. However, the payment of such costs, if any, will not result in us receiving less than the Minimum Proceeds from The Agreements. We expect to sell all of the Coke common shares upon settlement of The Agreements, either under the terms of The Agreements or in another market transaction. See Note 17, “Derivative Financial Instruments,” to the Consolidated Financial Statements in this Form 10-K for additional discussion of the transactions.

DEPOSITS

Composition of Average Deposits						Table 20
	December 31			Percent of Total
(Dollars in millions)	2011	2010	2009	2011	2010	2009
Noninterest-bearing	$31,045	$26,103	$24,249	25%	22%	20%
NOW accounts	24,751	24,668	23,601	20	21	20
Money market accounts	42,854	38,893	31,864	34	32	27
Savings	4,535	4,028	3,664	4	3	3
Consumer time	12,451	14,232	16,718	10	12	14
Other time	7,036	9,205	13,068	5	8	11
Total consumer and commercial deposits	122,672	117,129	113,164	98	98	95
Brokered time deposits	2,306	2,561	5,648	2	2	5
Foreign deposits	80	355	434	—	—	—
Total deposits	$125,058	$120,045	$119,246	100%	100%	100%

During 2011, we continued to experience deposit growth as well as improving deposit mix as the relative proportion of lower cost deposit accounts increased. These favorable trends were major drivers of the growth in net interest margin that we were able to achieve during the year. Average consumer and commercial deposits increased during 2011 by $5.5 billion, up 5%, compared with 2010. The growth was concentrated in noninterest bearing DDA, Money Market, and Savings accounts which increased $9.4 billion, up 14%. The increase was partially offset by declines in consumer time and other time deposit account balances which decreased by $4.0 billion, or 17%. These positive trends resulted from our continued marketing efforts, pricing discipline in the context of a low and declining rate environment, improving operational execution, as well as an industry-wide preference for greater liquidity.

Consumer and commercial deposit growth remains one of our key initiatives. During 2011, we continued focus on growing our client base, number of households, and deposit share while managing the rates we pay on our deposits. Overall growth was accomplished through a judicious use of competitive rates in select products and select geographies. We experienced mixed results across our 16 regions due to competitive forces and concentrations of time deposit clients; however, despite increased competition, we are up in eight of our ten largest MSAs. Other initiatives to attract deposits included enhanced product and features offerings, enhanced programs and initiatives, customer-targeted offers, and advanced analytics that leverage product offerings with customer segmentation. Through our Deposit Transformation initiative, we delivered client-focused banking solutions while responding to new regulations, such as the Dodd-Frank Act.  In addition, we provided client-facing teammates with new tools that enhance their focus on providing clients with personalized options and an exceptional client experience. We continued to leverage the “Live Solid. Bank Solid.” brand to improve our visibility in the marketplace. It is designed to speak to what is important to clients in the current environment and to inspire customer loyalty and capitalize on some of the opportunities presented by the new banking landscape. We continue to manage judiciously through the implications of impending or executed regulatory change and evaluate the impacts to our deposit products and clients. Average brokered time and foreign deposits decreased by $530 million, or 18%, during 2011 compared with 2010. This decrease was due to our ability to grow deposits and, in turn, reduce our reliance upon wholesale funding sources. As of December 31, 2011 securities pledged as collateral for deposits totaled $6.8 billion.

Maturity of Consumer Time and Other Time Deposits in Amounts of $100,000 or More				Table 21
	December 31, 2011
(Dollars in millions)	Consumer Time	Brokered Time	Foreign Time	Total
Months to maturity:
3 or less	$982	$35	$30	$1,047
Over 3 through 6	858	90	—	948
Over 6 through 12	1,530	101	—	1,631
Over 12	3,074	2,055	—	5,129
Total	$6,444	$2,281	$30	$8,755

BORROWINGS

Short-Term Borrowings					Table 22
	As of December 31		Daily Average		Maximum Outstanding at any Month-End
(Dollars in millions)	Balance	Rate	Balance	Rate
2011
Funds purchased [1]	$839	0.09%	$1,038	0.13%	$1,169
Securities sold under agreements to repurchase [1]	1,644	0.13	2,157	0.15	2,411
FHLB advances	7,000	0.14	604	0.21	7,000
Other short-term borrowings [2]	1,983	0.50	2,861	0.39	3,218

2010
Funds purchased [1]	$951	0.18%	$1,226	0.19%	$3,163
Securities sold under agreements to repurchase [1]	2,180	0.17	2,416	0.15	2,830
Other short-term borrowings [2]	2,690	0.70	3,014	0.43	4,894

2009
Funds purchased [1]	$1,433	0.15%	$1,670	0.19%	$3,920
Securities sold under agreements to repurchase [1]	1,871	0.11	2,483	0.18	3,333
Other short-term borrowings [2]	2,062	1.08	2,704	0.54	5,826
1Funds purchased and securities sold under agreements to repurchase mature overnight or at a fixed maturity generally not exceeding three months. Rates on overnight funds reflect current market rates. Rates on fixed maturity borrowings are set at the time of borrowings.
2Other short-term borrowings includes master notes, dealer collateral, U.S. Treasury demand notes, CP, and other short-term borrowed funds.

Short-Term Borrowings
As of December 31, 2011, our period-end short-term borrowings increased by $5.6 billion, or 97%, from December 31, 2010, due predominantly to a $7.0 billion increase in short-term FHLB advances, partially offset by a $740 million decrease in dealer collateral which was reclassified to offset derivatives, and a $536 million decrease in securities sold under agreement to repurchase.
For the year ended December 31, 2011, our daily average FHLB advances had a significant difference between the maximum monthly outstanding balance and the period-end outstanding balance resulting from our increase in borrowings during the fourth quarter of 2011, which is part of our ordinary balance sheet management practices. Our period-end outstanding balances for funds purchased, securities sold under agreements to repurchase, and other short-term borrowings were not materially different from maximum monthly outstanding balances or from the daily averages for the year ended December 31, 2011.

Long-Term Debt
Long-term debt at December 31 consisted of the following:

Long-Term Debt		Table 23
(Dollars in millions)
Parent Company Only	2011	2010
Senior, fixed rate [1]	$2,719	$922
Senior, variable rate	1,527	1,512
Subordinated, fixed rate	200	200
Junior subordinated, fixed rate	1,197	1,693
Junior subordinated, variable rate	651	651
Total Parent Company debt	6,294	4,978
Subsidiaries
Senior, fixed rate	350	2,640
Senior, variable rate [2]	2,504	3,443
Subordinated, fixed rate [3]	1,260	2,087
Subordinated, variable rate	500	500
Total subsidiaries debt	4,614	8,670
Total long-term debt	$10,908	$13,648
1 Debt recorded at fair value, $448 million and $460 million, at December 31, 2011 and 2010, respectively.
2 Debt recorded at fair value, $289 million and $290 million, at December 31, 2011 and 2010, respectively.
3 Debt recorded at fair value.

During the year ended December 31, 2011, our long-term debt decreased by $2.7 billion, or 20%. The change was predominantly due to the maturity of $2.1 billion, three-year, 3.00% senior notes; $1.1 billion, five-year, variable rate foreign denominated senior notes; and $852 million of our ten year 6.375% subordinated notes. During 2011, we also repurchased and retired $395 million and $101 million of junior subordinated notes that were due in 2036 and 2042, respectively. These decreases were partially offset by our issuance of $1.0 billion of 3.60% senior notes that mature in 2016, and $750 million of 3.50% senior notes that mature in 2017.

In November 2011, SunTrust Preferred Capital I successfully remarketed $102 million of our 5.588% junior subordinated notes due 2042. In connection with the remarketing, we repurchased and retired all of these notes held by the Trust. As part of the stock purchase contract between us and the Trust, we issued $103 million of preferred stock that the Trust purchased with the proceeds from the remarketing. See the "Capital Resources" section below for further discussion of the Series B Preferred Stock issued as part of this transaction.

CAPITAL RESOURCES
Our primary regulator, the Federal Reserve, measures capital adequacy within a framework that makes capital requirements sensitive to the risk profiles of individual banking companies. The guidelines weight assets and off-balance sheet risk exposures (RWA) according to predefined classifications, creating a base from which to compare capital levels. Tier 1 capital primarily includes realized equity and qualified preferred instruments, less purchase accounting intangibles such as goodwill and core deposit intangibles. Total capital consists of Tier 1 capital and Tier 2 capital, which includes qualifying portions of subordinated debt, ALLL up to a maximum of 1.25% of RWA, and 45% of the unrealized gain on equity securities. Additionally, for purposes of computing regulatory capital, mark to market adjustments related to our own creditworthiness for debt and index linked CDs accounted for at fair value are excluded from regulatory capital.
Both the Company and the Bank are subject to minimum Tier 1 capital and Total capital ratios of 4% and 8%, respectively, of RWA. To be considered “well-capitalized,” ratios of 6% and 10%, respectively, are required. Additionally, the Company and the Bank are subject to requirements for the Tier 1 leverage ratio, which measures Tier 1 capital against average assets, as calculated in accordance with regulatory guidelines. The minimum and well-capitalized leverage ratios are 3% and 5%, respectively.

Capital Ratios			Table 24
	As of December 31
(Dollars in millions)	2011	2010	2009
Tier 1 capital	$14,490	$18,156	$18,069
Total capital	18,177	21,967	22,895
RWA	132,940	132,819	139,380
Tier 1 common equity:
Tier 1 capital	$14,490	$18,156	$18,069
Less:
Qualifying trust preferred securities	1,854	2,350	2,356
Preferred stock	275	4,942	4,917
Allowable minority interest	107	127	104
Tier 1 common equity	$12,254	$10,737	$10,692
Risk-based ratios:
Tier 1 common equity	9.22%	8.08%	7.67%
Tier 1 capital	10.90	13.67	12.96
Total capital	13.67	16.54	16.43
Tier 1 leverage ratio	8.75	10.94	10.90
Total shareholders’ equity to assets	11.35	13.38	12.94

In March 2011, the Federal Reserve completed its CCAR to evaluate capital plans of the nineteen largest U.S. bank holding companies. Upon completion of their review, the Federal Reserve did not object to our capital plan submitted as part of the CCAR in January 2011. As such, during March 2011, we initiated and completed certain elements of our capital plan, including issuing $1.0 billion of common stock and $1.0 billion of senior debt. We then used the proceeds from those offerings, as well as other available funds, to repurchase $3.5 billion of Fixed Rate Cumulative Preferred Stock, Series C, and $1.4 billion of Fixed Rate Cumulative Preferred Stock, Series D, that we had issued to the U.S. Treasury under the CPP. As a result of the repurchase of Series C and D Preferred Stock, we incurred a one-time, non-cash charge to net income available to common shareholders of $74 million related to accelerating the outstanding discount accretion on the Series C and D Preferred Stock.

On September 22, 2011, the U.S. Treasury sold, in a public auction, warrants to purchase 11.9 million shares of SunTrust common stock at an exercise price of $44.15 per share (Series B warrants) and 6 million shares of SunTrust common stock at an exercise price of $33.70 per share (Series A warrants). We had issued the warrants to the U.S. Treasury in connection with its investment under the CPP. The warrants have expiration dates of November 2018 (Series B) and December 2018 (Series A). In conjunction with the auction, we reacquired and retired 4 million of the Series A warrants for $11 million.
We terminated certain RCCs in September 2011. We conducted a successful consent solicitation of the holders of our 6% subordinated notes due 2026 which allowed us to terminate all of the RCCs. Previously, the RCCs limited our ability to repurchase certain of our hybrid capital securities which generally do not qualify as Tier 1 common equity.
On December 15, 2011, we issued 1,025 shares of Perpetual Preferred Stock, Series B, no par value and $100,000 liquidation preference per share (the "Series B Preferred Stock"). The Series B Preferred Stock has no stated maturity and will not be subject to any sinking fund or other obligation of SunTrust. Dividends on the Series B Preferred Stock, if declared, will accrue and be payable quarterly at a rate per annum equal to the greater of three-month LIBOR plus 0.65%, or 4.00%. Dividends on the shares are noncumulative. Shares of the Series B Preferred Stock have priority over our common stock with regard to the payment of dividends. As such, we may not pay dividends on or repurchase, redeem, or otherwise acquire for consideration shares of our common stock unless dividends for the Series B Preferred Stock have been declared for that period, and sufficient funds have been set aside to make payment. The Series B Preferred Stock was immediately redeemable upon issuance at our option at a redemption price equal to $100,000 per share, plus any declared and unpaid dividends. Except in certain limited circumstances, the Series B Preferred Stock does not have any voting rights.
During the year ended December 31, 2011, our common equity increased by $1.6 billion, predominantly due to the common stock offering, net income, and an increase in AOCI driven by higher unrealized gains from securities. Conversely, total shareholders’ equity decreased by $3.1 billion from December 31, 2010, predominantly due to the repurchase of the Series C and D Preferred Stock.
Tier 1 common equity, Tier 1 capital, and Total capital ratios were 9.22%, 10.90%, and 13.67%, respectively, at December 31, 2011 compared with 8.08%, 13.67%, and 16.54%, respectively, at December 31, 2010. At December 31, 2010, our Tier 1 Capital ratio excluding preferred stock issued to the U.S. Treasury was 10.08%. At December 31, 2011, our capital ratios remain strong and well in excess of current and proposed regulatory requirements to be considered "well capitalized" according to the current U.S. regulatory standards. Also, Tier 1 Common and Tier 1 Capital ratios continue to be well above both Basel I and Basel III regulatory requirements.
During the year ended December 31, 2011, we declared and paid common dividends totaling $64 million, or $0.12 per common share, compared with $20 million, or $0.04 per common share during the same period in 2010. Additionally, we declared and paid dividends payable of $7 million for both years ended December 31, 2011 and 2010 on our Series A Preferred Stock. Further, during the years ended December 31, 2011 and 2010, we declared and paid dividends payable of $60 million and $242 million, respectively, to the U.S. Treasury on the Series C and D Preferred Stock.
Our Board approved an increase in the quarterly dividend to $0.05 per share, which was paid on September 15, 2011, to shareholders of record at the close of business on September 1, 2011. However, we remain subject to certain restrictions on our ability to increase our dividend. If we increase our quarterly dividend above $0.54 per share prior to the tenth anniversary of our participation in the CPP, then the exercise price and the number of shares to be issued upon exercise of the warrants issued in connection with our participation in the CPP will be proportionately adjusted. See Part I, Item 1A, “Risk Factors,” in this Form 10-K for additional considerations regarding the level of future dividends. Additionally, limits exist on the ability of the Bank to pay dividends to the Parent Company. Substantially all of our retained earnings are undistributed earnings of the Bank, which are restricted by various regulations administered by federal and state bank regulatory authorities. There was no capacity for payment of cash dividends to the Parent Company under these regulations at December 31, 2011. However, at January 1, 2012, retained earnings of the Bank available for payment of cash dividends to the Parent Company under these regulations totaled approximately $697 million.
Basel III
In September 2010, the BCBS announced new regulatory capital requirements (commonly referred to as “Basel III”) aimed at substantially strengthening existing capital requirements, through a combination of higher minimum capital requirements, new capital conservation buffers, and more stringent definitions of capital and exposure. Basel III would impose a new "Tier 1 common" equity requirement of 7%, comprised of a minimum of 4.5% plus a capital conservation buffer of 2.5%. The BCBS has also stated that from time to time it may require an additional, counter-cyclical capital buffer on top of Basel III standards. As this would only be included in periods of above-average lending activity, it is not included in our calculations. It is anticipated that U.S. regulators will adopt new regulatory capital requirements similar to those proposed by the BCBS. We monitor our capital structure as to compliance with current regulatory and prescribed operating levels and take into account these new regulations as they are published and become applicable to us in our capital planning.

The composition of our capital elements is likely to be impacted by the Dodd−Frank Act in at least two ways over the next several years. First, the Dodd−Frank Act authorizes the Federal Reserve to enact “prudential” capital requirements which may require greater capital levels than presently required and which may vary among financial institutions based on size, risk, complexity, and other factors. We expect the Federal Reserve to use this authority to implement the Basel III capital requirements, although this authority is not limited to the Basel III requirements. Second, a portion of the Dodd−Frank Act (sometimes referred to as the Collins Amendment) directs the Federal Reserve to adopt new capital requirements for certain bank holding companies, including us, which are at least as stringent as those applicable to insured depositary institutions, such as SunTrust Bank. We expect that the Federal Reserve will apply these to us over a 3−year period beginning January 1, 2013 and that, as a result, as of December 31, 2015, approximately $1.9 billion in principal amount of Parent Company trust preferred and other hybrid capital securities currently outstanding, will no longer qualify for Tier 1 capital treatment at that time. We will consider changes to our capital structure as these new regulations are published and become applicable to us.
The concept of Tier 1 common equity, the portion of Tier 1 capital that is common equity, was first introduced in the 2009 SCAP. Our regulator, rather than GAAP, defines Tier 1 common equity and the Tier 1 common equity ratio. As a result, our calculation of these measures may be different than those of other financial service companies who calculate them. However, Tier 1 common equity and the Tier 1 common equity ratio continue to be important factors which regulators examine in evaluating financial institutions; therefore, we present these measures to allow for evaluations of our capital.

The transition period for banks to meet the revised common equity requirement will begin in 2013, with full implementation in 2019. Details for estimation of the Basel III Tier 1 common equity ratio are as follows:

Table 25
SunTrust's Estimation of Basel III Tier 1 Common, pursuant to BCBS's June 2011 Revision to the Basel III Framework

(Dollars in millions)	As of December 31, 2011
Basel I Tier 1 Common	$12,254
Calculation adjustments:
Net unrealized gains/(losses) on AFS securities	1,135
Unrealized losses on pension and post-retirement plan held in AOCI	(683)
Disallowed NOL DTA	(112)
Disallowed servicing assets	87
Overfunded pension asset (net of DTL)	(22)
Total calculation adjustments	405
Basel III Tier 1 Common Capital	$12,659

Basel I RWA	$132,940
Calculation Adjustments:
Unrealized losses on pension and post-retirement plan held in AOCI - additional RWA no longer required	(683)
Tier 2 capital credit from unrealized gains on AFS equity securities - additional RWA no longer required	(368)
Additional Market Risk RWA	1,880
Additional MSR RWA	563
Additional DTA RWA	182
Disallowed servicing assets - RWA adjustment no longer required	87
Adjustment to excess ALLL (based on new RWA)	21
Total calculation adjustments	1,682
Basel III RWA	$134,622
Basel III Tier 1 common ratio	9.40%

These rules have not been finalized, so certain assumptions regarding their ultimate implementation have been made. Key assumptions are as follows:

Adjustments to RWA for Unrealized Gains/(Losses) on AFS Portfolio:  Pursuant to its definition of Tier 1 common equity, the Basel III proposals no longer apply an adjustment to remove unrealized gains or losses recognized on the balance sheet, except those specifically mentioned relating to the cash flow hedge reserve. Under Basel I, consistent with the removal of these unrealized gains and losses from Tier 1 capital, the asset account reflecting these gains and losses (though they are reflected pre-tax) is not subject to risk weighting; only the book values of the assets are risk-weighted. The Basel III proposals do not state whether the asset account reflecting the gains should now be risk-weighted, and we make no assumptions or adjustments for this when estimating Basel III RWA.

Risk-weighting for MSR Assets:  We anticipate that Basel III as applied to U.S. banks will use the current value of the MSR asset net of any associated DTL to calculate the threshold deduction in the estimation of both Basel III Tier 1 common and Basel III RWA. We believe this method of calculation is consistent with other large U.S. banks.

Cash Flow Hedge Reserve Adjustment:  The Basel III proposals state that the amount of cash flow hedge reserve that relates to the hedging of items that are not fair valued on the balance sheet should not be considered in calculating Tier 1 common.  We hold a portfolio of receive fixed/pay variable swaps, which we use to hedge the cash-flow volatility on pools of floating-rate loans. The unrealized gains on these positions are reflected on the balance sheet within Shareholders' Equity in the AOCI account, and we remove them (as we do under Basel I) in the calculation of Tier 1 common (for Basel III purposes). It is unclear whether the unrealized gains on terminated positions, which are amortized through earnings based on the derivative's original maturity, could be included in Tier 1 common immediately. We exclude all of these unrealized gains when estimating Basel III capital levels.

CRITICAL ACCOUNTING POLICIES

Our significant accounting policies are described in detail in Note 1, “Significant Accounting Policies,” to the Consolidated Financial Statements in this Form 10-K and are integral to understanding our financial performance. We have identified certain accounting policies as being critical because (1) they require judgment about matters that are highly uncertain and (2) different estimates that could be reasonably applied would result in materially different assessments with respect to ascertaining the valuation of assets, liabilities, commitments, and contingencies. A variety of factors could affect the ultimate value that is obtained either when earning income, recognizing an expense, recovering an asset, valuing an asset or liability, or reducing a liability. Our accounting and reporting policies are in accordance with U.S. GAAP, and they conform to general practices within the financial services industry. We have established detailed policies and control procedures that are intended to ensure that these critical accounting estimates are well controlled, applied consistently from period to period, and the process for changing methodologies occurs in an appropriate manner. The following is a description of our current critical accounting policies.
Contingencies
We face uncertainty with respect to the ultimate outcomes of various contingencies including the Allowance for Credit Losses, mortgage repurchase reserves, and legal and regulatory matters.

Allowance for Credit Losses
The Allowance for Credit Losses is composed of the ALLL and the reserve for unfunded commitments. The ALLL represents our estimate of probable losses inherent in the existing loan portfolio. The ALLL is increased by the provision for credit losses and reduced by loans charged off, net of recoveries. The ALLL is determined based on our review and evaluation of larger loans that meet our definition of impairment and the current risk characteristics of pools of homogeneous loans (i.e., loans having similar characteristics) within the loan portfolio and our assessment of internal and external influences on credit quality that are not fully reflected in the historical loss or risk-rating data.
Large commercial nonaccrual loans and certain commercial, consumer, and residential loans whose terms have been modified in a TDR, are individually evaluated to determine the amount of specific allowance required using the most probable source of repayment, including the present value of the loan's expected future cash flows, the fair value of the underlying collateral less costs of disposition, or the loan's estimated market value. In these measurements, we use assumptions and methodologies that are relevant to estimating the level of impairment and unrealized losses in the portfolio. To the extent that the data supporting such assumptions has limitations, our judgment and experience play a key role in enhancing the specific ALLL estimates. Key judgments used in determining the ALLL include internal risk ratings, market and collateral values, discount rates, loss rates, and our view of current economic conditions.
General allowances are established for loans and leases grouped into pools that have similar characteristics, including smaller balance homogeneous loans. The ALLL Committee estimates probable losses by evaluating quantitative and qualitative factors for each loan portfolio segment, including net charge-off trends, internal risk ratings, changes in internal risk ratings, loss forecasts, collateral values, geographic location, delinquency rates, nonperforming and restructured loans, origination channel, product mix, underwriting practices, industry conditions, and economic trends. In addition to these factors, the consumer and residential portfolio segments consider borrower FICO scores and the commercial portfolio segment considers single name borrower concentration.

Estimated collateral valuations are based on appraisals, broker price opinions, recent sales of foreclosed properties, automated valuation models, other property-specific information, and relevant market information, supplemented by our internal property valuation professionals. The value estimate is based on an orderly disposition and marketing period of the property. In limited instances, we adjust externally provided appraisals for justifiable and well supported reasons, such as an appraiser not being aware of certain property-specific factors or recent sales information. Appraisals generally represent the “as is” value of the property but may be adjusted based on the intended disposition strategy of the property.

Our determination of the ALLL for commercial loans and leases is sensitive to the assigned internal risk ratings for PD and LGD. Assuming a downgrade of one level in the PD risk ratings for commercial loans and leases, the ALLL would have increased by approximately $520 million at December 31, 2011. In the event that estimated loss severity rates for the entire commercial loan portfolio increased by 10 percent, the ALLL for the commercial portfolio would increase by approximately $90 million at December 31, 2011. Our determination of the allowance for residential and consumer loans is also sensitive to changes in estimated loss severity rates. In the event that estimated loss severity rates for the residential and consumer loan portfolio increased by 10 percent, the ALLL for the residential and consumer portfolios would increase, in total, by approximately $110 million at December 31, 2011. Because several quantitative and qualitative factors are considered in determining the ALLL, these sensitivity analyses do not necessarily reflect the nature and extent of future changes in the ALLL. They are intended to provide insights into the impact of adverse changes in risk rating and estimated loss severity rates and do not imply any expectation of future deterioration in the risk ratings or loss rates. Given current processes employed, management believes the risk ratings and inherent loss rates currently assigned are appropriate. It is possible that others, given the same information, may at any point in time reach different reasonable conclusions that could be material to our financial statements.

In addition to the ALLL, we also estimate probable losses related to unfunded lending commitments, such as letters of credit and binding unfunded loan commitments. Unfunded lending commitments are analyzed and segregated by risk similar to funded loans based on our internal risk rating scale. These risk classifications, in combination with an analysis of historical loss experience, probability of commitment usage, and any other pertinent information, result in the estimation of the reserve for unfunded lending commitments.

Our financial results are affected by the changes in and the absolute level of the Allowance for Credit Losses. This process involves our analysis of complex internal and external variables, and it requires that we exercise judgment to estimate an appropriate Allowance for Credit Losses. As a result of the uncertainty associated with this subjectivity, we cannot assure the precision of the amount reserved should we experience sizeable loan or lease losses in any particular period. For example, changes in the financial condition of individual borrowers, economic conditions, or the condition of various markets in which collateral may be sold could require us to significantly decrease or increase the level of the Allowance for Credit Losses. Such an adjustment could materially affect net income as a result of the change in provision for credit losses. During the last three years, we have experienced elevated delinquencies and net charge-offs in residential real estate loans due to the deterioration of the housing market. These market conditions were considered in deriving the estimated Allowance for Credit Losses; however, given the continued economic challenges and uncertainties, the ultimate amount of loss could vary from that estimate. For additional discussion of the ALLL see the “Allowance for Credit Losses” and “Nonperforming Assets” sections in this MD&A as well as Note 6, “Loans,” and Note 7, “Allowance for Credit Losses,” to the Consolidated Financial Statements in this Form 10-K.

Mortgage Repurchase Reserve

We sell residential mortgage loans to investors through whole loan sales in the normal course of our business. Prior to 2008 we also sold loans to investors through securitizations. In association with these transactions, we provide representations and warranties to the third party investors that these loans meet certain requirements as agreed to in investor guidelines. In the last few years, we have seen a significant increase in claims from investors regarding material breaches of these representations and warranties resulting in an elevated level in the repurchase liability. The majority of the losses incurred have related to loans sold to investors from 2005 to 2008. We have experienced significantly fewer repurchase claims and losses related to loans sold since 2009 as a result of stronger credit performance, more stringent credit guidelines, and underwriting process improvements.

Repurchase requests received since 2005 have totaled $5.3 billion which includes Ginnie Mae repurchase demands. The following table summarizes demand activity for the years ended December 31:

Repurchase Request Activity			Table 26
(Dollars in millions)	2011	2010	2009
Beginning pending repurchase requests	$293	$326	$428
Repurchase requests received	1,736	1,130	1,075
Repurchase requests resolved:
Repurchased	(789)	(677)	(708)
Cured	(650)	(486)	(469)
Total resolved	(1,439)	(1,163)	(1,177)
Ending pending repurchase requests	$590	$293	$326

Percent from non-agency investors:
Repurchase requests received	2.9%	4.9%	9.2%
Pending repurchase requests	2.0%	9.9%	11.3%

As presented in the table above, repurchase requests increased in 2011 with most of the increase occurring in the latter half of the year. This increase was related to loans sold to FNMA from 2006 to 2008; primarily those sold in 2007. The repurchase requests received continue to be concentrated in loans that are seriously delinquent or have already been through the foreclosure process.

The following table summarizes the original principal balance of loans sold from 2006 to 2008, excluding loans sold to Ginnie Mae, as well as the cumulative default rate and repurchase request rate.

Original Principal Balance Sold				Table 27
(Dollars in billions)	2006	2007	2008	Total
Sold unpaid principal balance
GSEs	$30.2	$40.8	$27.6	$98.6
Non-agency	11.9	9.4	0.1	21.4
Total sold unpaid principal balance	$42.1	$50.2	$27.7	$120.0

Ever-120 days past due[1]	$7.6	$10.7	$2.9	$21.2
Ever-120 days past due/sold unpaid principal balance	18.0%	21.4%	10.5%	17.7%

Total repurchase requests received	$1.6	$2.3	$0.5	$4.4
Total repurchase requests/ever-120 days past due	21.0%	22.1%	16.4%	20.9%

[1] Includes estimates for delinquent loans sold servicing released

As previously noted, repurchase requests received during 2011 primarily related to loans sold in 2007. The volume of repurchase requests from a particular sale vintage is driven by several factors. The primary factor is the volume of defaulted loans. As shown above, the largest volume of defaulted loans is from 2007 due to the volume of sales during that year, combined with the credit guidelines applicable to loans originated during that period. To date, repurchase request volumes were also driven by the inverse relationship between repurchase requests and the amount of time between origination and default. That is, the shorter the timeframe between origination and default, the greater the repurchase request volume; and the longer the timeframe, the lower the repurchase request volume. Because of this relationship, fewer repurchase requests received during 2011 were from loans sold prior to 2006 and, to a lesser extent, 2006 while requests from loans sold in 2007 and 2008 were higher.

Another factor is the investor selection and review process. We believe that the GSEs have primarily focused on defaulted loans that have been through the foreclosure process and have been less focused on outstanding loans that are seriously delinquent. We believe this is because the final resolution of an outstanding delinquent loan is not certain and also due to the backlog of foreclosed loans. However, we have recently noticed some change in the pattern of requests. The more recent selections, as evidenced by the GSEs' requests for full loan files, have shifted towards outstanding loans that are seriously delinquent. This could suggest that the GSEs are working through the backlog of defaulted loans from prior years and that the repurchase requests in the latter half of 2011 were due to an acceleration of timing of repurchase requests as opposed to an increase in the total population of requests.

Our liability for losses resulting from loan repurchases is initially based upon the fair value of these guarantees. Subsequently, the liability is reduced in proportion to the reduction in risk as actual losses are incurred, and additions to the liability are made for our estimate of incurred losses. The liability is calculated by sales vintage based on various factors including:

•	pending repurchase demands,

•	the population of loans that have ever been 120 or more days past due, including loans currently delinquent that are expected to migrate to 120 days past due,

•	the probability that a repurchase request related to a loan that has ever been 120 or more days past due will be received,

•	the probability that a loan demanded for repurchase will be repurchased, and

•	historical loss experience.

The previous table presented historical information regarding the population of defaulted loans and repurchase request rates. The following table presents historical information regarding the repurchase rates and loss severity for loans sold between 2006 to 2008.

Repurchase Rates and Loss Severity				Table 28
(Dollars in billions)	2006	2007	2008	Total
Repurchased	$0.8	$1.2	$0.2	$2.2
Cured	0.7	0.8	0.2	1.7
Pending	0.1	0.3	0.1	0.5
Total repurchase requests received	$1.6	$2.3	$0.5	$4.4

Repurchase rate	53%	61%	60%	58%

Losses recognized	$0.3	$0.6	$0.1	$1.0
Loss severity	42%	51%	48%	47%
Loss severity last 12 months	56%	57%	48%	55%

Some of the assumptions used in the reserve process contain a level of uncertainty since they are largely derived from historical experience that has been limited and highly variable. As such, provision expense will vary as the estimates used to measure the liability continue to be updated based on the level of repurchase requests, the latest experience gained on repurchase requests, and other relevant facts and circumstances. One of the most critical and judgmental assumptions is the repurchase request rate because it requires us to make assessments regarding the actions that will be taken by third party investors in the context of the highly variable history we have experienced with their current volume and timing of requests.

Once we estimate the level of requests that we expect to receive by vintage, we apply factors for the probability that a loan will be repurchased as well as the loss severity expected. Our life-to-date repurchase rates are consistent with future expectations; however, given changes in housing prices over the past several years, we believe the loss severity over the past 12 months will be more indicative of our future loss severity rate.

Our current estimated liability for contingent losses related to loans sold was $320 million as of December 31, 2011. The liability is recorded in other liabilities in the Consolidated Balance Sheets, and the related repurchase provision is recognized in mortgage production related (loss)/income in the Consolidated Statements of Income/(Loss). Various factors could potentially impact the accuracy of the assumptions underlying our mortgage repurchase reserve estimate. As previously discussed, the level of repurchase requests we receive is dependent upon the actions of third parties and could differ from the assumptions that we have made. Delinquency levels, delinquency roll rates, and our loss severity assumptions are all highly dependent upon economic factors including changes in real estate values and unemployment levels which are, by nature, difficult to predict. Loss severity assumptions could also be negatively impacted by delays in the foreclosure process which is a heightened risk in some of the states where our loans sold were originated. Approximately 16% of the population of total loans sold between January 1, 2006 and December 31, 2008 were sold to non-agency investors, some in the form of securitizations. Due to the nature of these structures and the indirect ownership interests, the potential exists that investors, over time, will become more successful in forcing additional repurchase demands. While we have used the best information available in estimating the mortgage repurchase reserve liability, these and other factors, along with the discovery of additional information in the future could result in changes in our assumptions which could materially impact our results of operations.

See "Noninterest Income" in this MD&A and Note 18, “Reinsurance Arrangements and Guarantees - Loan Sales,” to the Consolidated Financial Statements in this Form 10-K for further discussion.

Legal and Regulatory Matters
We are parties to numerous claims and lawsuits arising in the course of our normal business activities, some of which involve claims for substantial amounts, and the outcomes of which are not within our complete control or may not be known for prolonged periods of time. Management is required to assess the probability of loss and amount of such loss, if any, in preparing our financial statements.

We evaluate the likelihood of a potential loss from legal or regulatory proceedings to which we are a party. We record a liability for such claims when a loss is considered probable and the amount can be reasonably estimated. Significant judgment may be required in the determination of both probability and whether an exposure is reasonably estimable. Our estimates are subjective based on the status of the legal or regulatory proceedings, the merits of our defenses and consultation with in-house and outside legal counsel. In many such proceedings, it is not possible to determine whether a liability has been incurred or to estimate the ultimate or minimum amount of that liability until the matter is close to resolution. As additional information becomes available, we reassess the potential liability related to pending claims and may revise our estimates.

Due to the inherent uncertainties of the legal and regulatory processes in the multiple jurisdictions in which we operate, our estimates may be materially different than the actual outcomes, which could have material effects on our business, financial conditions and results of operations. However, it is the opinion of management that liabilities arising from these claims in excess of the amounts currently accrued, if any, will not have a material adverse impact to the Company's financial condition, results of operations, or cash flows. See Note 20, “Contingencies,” and Note 25, “Subsequent Event,” to the Consolidated Financial Statements in this Form 10-K for further discussion.

Estimates of Fair Value

Fair value is the price that could be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants. Certain of our assets and liabilities are measured at fair value on a recurring basis. Examples of recurring uses of fair value include derivative instruments, AFS and trading securities, certain LHFI and LHFS, certain issuances of long-term debt, and MSRs. We also measure certain assets at fair value on a non-recurring basis either when such assets are carried at the LOCOM, to evaluate assets for impairment, or for disclosure purposes. Examples of these non-recurring uses of fair value include certain LHFS, OREO, goodwill, intangible assets, nonmarketable equity securities, certain partnership investments, and long-lived assets. Depending on the nature of the asset or liability, we use various valuation techniques and assumptions when estimating fair value.

The objective of fair value is to use market-based inputs or assumptions, when available, to estimate the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. Where observable market prices from transactions for identical assets or liabilities are not available, we identify what we believe to be similar assets or liabilities. If observable market prices are unavailable or impracticable to obtain for any such similar assets or liabilities, we look to other techniques by obtaining third party quotes or using modeling techniques, such as discounted cash flows, while attempting to utilize market observable assumptions to the extent available. Absent current market activity in that specific instrument or a similar instrument, the resulting valuation approach may require making a number of significant judgments in the estimation of fair value. Market conditions during the credit crisis led to limited or nonexistent trading in certain of the financial asset classes that we have owned. The lack of liquidity and low level of activity in these markets creates additional challenges when estimating the fair value of related financial instruments.

Generally, the assets and liabilities most affected by the lack of liquidity are those required to be classified as level 3 in the fair value hierarchy. As a result, various processes and controls have been adopted to determine that appropriate methodologies, techniques and assumptions are used in the development of fair value estimates, particularly related to those instruments that require the use of significant, unobservable inputs. We continue to maintain a cross-functional approach when estimating the fair value of these difficult to value financial instruments. This includes input from not only the related line of business, but also from risk management and finance, to ultimately arrive at a consensus estimate of the instrument's fair value after evaluating all available information pertaining to fair value. This process has involved the gathering of multiple sources of information, including broker quotes, values provided by pricing services, trading activity in other similar instruments, market indices, and pricing matrices along with employing various modeling techniques, such as discounted cash flow analyses, in arriving at the best estimate of fair value. Modeling techniques incorporate our assessments regarding assumptions that market participants would use in pricing the asset or the liability, including market-based assumptions, such as interest rates, as well as assumptions about the risks inherent in a particular valuation technique, the effect of a restriction on the sale or use of an asset, market liquidity, and the risk of nonperformance. In certain cases, our assessments with respect to assumptions that market participants would make may be inherently difficult to determine, and the use of different assumptions could result in material changes to these fair value measurements. We used significant unobservable inputs to fair value, on a recurring basis, for certain trading assets, securities AFS, portfolio loans accounted for at fair value, IRLCs, LHFS, MSRs and certain derivatives. Overall, the financial impact of the level 3 financial instruments did not have a material impact on our liquidity or capital. Our exposure to level 3 financial instruments continues to decline due to paydowns, sales and settlements of these instruments and minimal purchases. The following table discloses assets and liabilities that have been impacted by level 3 fair value determinations.

Level 3 Assets and Liabilities		Table 29
	As of December 31,
(Dollars in millions)	2011	2010
Trading assets	$49	$209
Securities AFS	1,041	1,136
LHFS	1	7
LHFI	433	492
Other intangible assets [1]	921	1,439
Other assets [2]	84	18
Total level 3 assets	$2,529	$3,301
Total assets	$176,859	$172,874
Total assets measured at fair value	$38,445	$38,410
Level 3 assets as a percent of total assets	1.4%	1.9%
Level 3 assets as a percent of total assets measured at fair value	6.6	8.6
Trading liabilities	$189	$145
Other liabilities [2,3]	22	42
Total level 3 liabilities	$211	$187
Total liabilities	$156,793	$149,744
Total liabilities measured at fair value	$4,905	$6,842
Level 3 liabilities as a percent of total liabilities	0.1%	0.1%
Level 3 liabilities as a percent of total liabilities measured at fair value	4.3	2.7
1 MSRs carried at fair value [2] Includes IRLCs [3] Includes Visa derivative

The following discussion provides further information on fair value accounting by balance sheet category including the difficult to value assets and liabilities displayed in the table above.

Trading Assets and Liabilities and Securities AFS

In estimating the fair values for the majority of securities AFS and trading instruments, including residual and certain other retained securitization interests, fair values are based on observable market prices of the same or similar instruments. Specifically, the majority of trading assets and liabilities are priced by the respective trading desk and the majority of securities AFS are priced by an independent third party pricing service. The Company has an internal, yet independent validation function in place to evaluate the appropriateness of the marks received from third party pricing services. For trading securities and securities AFS in active trading markets, this can be done by comparing the marks against two to three other widely used third party pricing services or sources. For less liquid instruments, we evaluate third party pricing to determine the reasonableness of the information relative to changes in market data such as any recent trades we executed, market information received from outside market participants and analysts, and/or changes in the underlying collateral performance.

We also gather third-party broker quotes or use industry-standard or proprietary models to estimate the fair value of these instruments particularly when pricing service information or observable market trades are not available. In most cases, the current market conditions caused the broker quotes to be indicative and the price indications and broker quotes to be supported by very limited to no recent market activity. In those instances, we weighted the third party information according to our judgment of it being a reasonable indication of the instrument's fair value.

When fair values are estimated based on models, we consider relevant market indices that correlate to the underlying collateral, along with assumptions such as liquidity discounts, interest rates, prepayment speeds, default rates, loss severity rates, and discount rates. As liquidity returns to certain markets, we have more pricing information from third parties and a reduction in the need to use internal pricing models to estimate fair value. Even though limited third party pricing has been available, we continued to classify certain assets as level 3 as we believe that this third party pricing relied on significant unobservable assumptions, as evidenced by a persistently wide bid-ask price range and variability in pricing from the pricing services, particularly for the vintages and exposures we hold.

As certain markets recover, we are able to reduce our exposure to many of our level 3 instruments through sales, maturities, or other distributions at prices approximating our previous estimates; thereby corroborating the valuation approaches used. Many of our remaining level 3 securities, however, will be held until final distribution or maturity. While it is difficult to accurately predict the ultimate cash value of these securities, we believe the amount that would be ultimately realized if the securities were held to settlement or maturity will generally be similar to or greater than the current fair value of the securities classified as level 3. This assessment is based on the current performance of the underlying collateral, which is experiencing elevated losses but generally not to the degree that correlates to current market values, which reflect downward pressure due to liquidity issues and other broader macro-economic conditions. It is reasonably likely that market volatility for certain instruments will continue as a result of a variety of external factors. This lack of liquidity has caused us to evaluate the performance of the underlying collateral and to use a discount rate commensurate with the rate a market participant would use to value the instrument in an orderly transaction, but that also acknowledges illiquidity premiums and required investor rates of return that would be demanded under current market conditions. The discount rate considered the capital structure of the instrument, market indices, and the relative yields of instruments for which third party pricing information and/or market activity was available. In certain instances, the interest rate and credit risk components of the valuation indicated a full return of expected principal and interest; however, the lack of liquidity resulted in wide ranges of discounts in valuing certain level 3 instruments. The illiquidity that continues to persist in certain markets requires discounts of this degree to drive a market competitive yield, as well as to account for the anticipated extended tenor. The discount rates selected derived reasonable prices when compared to (i) observable transactions, when available, (ii) other securities on a relative basis, (iii) the bid/ask spread of non-binding broker indicative bids and/or (iv) our professional judgment.

All of the techniques used and information obtained in the valuation process provides a range of estimated values, which were evaluated and compared in order to establish an estimated value that, based on management's judgment, represented a reasonable estimate of the instrument's fair value. It was not uncommon for the range of value of these instruments to vary widely; in such cases, we selected an estimated value that we believed was the best indication of value based on the yield a market participant in this current environment would expect. Due to the continued illiquidity and credit risk of level 3 securities, these market values are highly sensitive to assumption changes and market volatility. Improvements may be made to our pricing methodologies on an ongoing basis as observable and relevant information becomes available to us. See Note 19, “Fair Value Election and Measurement,” to the Consolidated Financial Statements in this Form 10-K for a detailed discussion regarding level 2 and 3 securities and valuation methodologies for each class of securities.

Most derivative instruments are level 1 or level 2 instruments, except for the IRLCs, the Visa litigation related derivative, discussed below, and The Agreements we entered into related to our investment in Coke common stock, which are level 3 instruments. Because the value of The Agreements is primarily driven by the embedded equity collars on the Coke common shares, a Black-Scholes model is the appropriate valuation model. Most of the assumptions are directly observable from the market, such as the per share market price of Coke common stock, interest rates, and the dividend rate on Coke common stock. Volatility is a significant assumption and is impacted both by the unusually large size of the trade and the long tenor until settlement. The Agreements carry scheduled terms of approximately six and a half and seven years from the effective date, and as such, the observable and active options market on Coke does not provide for any identical or similar instruments. As a result, we receive estimated market values from a market participant who is knowledgeable about Coke equity derivatives and is active in the market. Based on inquiries of the market participant as to their procedures as well as our own valuation assessment procedures, we have satisfied ourselves that the market participant is using methodologies and assumptions that other market participants would use in arriving at the fair value of The Agreements. At December 31, 2011, the Coke derivative liability was valued at $189 million and was included within the level 3 trading liabilities portfolio.

At December 31, 2011, level 3 trading assets and level 3 securities AFS totaled $49 million and $1.0 billion, respectively. Our level 3 securities AFS portfolio included FHLB and Federal Reserve Bank stock, as well as certain municipal bond securities, some of which are only redeemable with the issuer at par and cannot be traded in the market; as such, no significant observable market data for these instruments is available. These nonmarketable securities AFS totaled approximately $770 million at December 31, 2011. The remaining level 3 securities, both trading assets and securities AFS, are predominantly private ABS and MBS and CDOs, including interests retained from Company-sponsored securitizations or purchased from third party securitizations. We also have exposure to bank trust preferred CDOs, student loan ABS, and municipal securities due to our purchase of certain ARS as a result of failed auctions. For all level 3 securities, little or no market activity exists for either the security or the underlying collateral and therefore the significant assumptions used to value the securities are not market observable.

Level 3 trading assets declined by $160 million, or 77%, during the year ended December 31, 2011, primarily due to sales, paydowns, redemptions, and maturities of securities, partially offset by net unrealized mark to market gains and a small amount of purchases. Level 3 securities AFS declined by $95 million, or 8%, during the year ended December 31, 2011, due to continued paydowns and redemptions by issuers of securities, partially offset by net unrealized mark to market gains and a small amount of FHLB of Atlanta stock purchases. During the year ended December 31, 2011, we recognized through earnings $44 million in net gains related to trading assets and liabilities and securities AFS classified as level 3.

Loans

The fair values of LHFI and LHFS are based on observable current market prices in the secondary loan market in which loans trade, as either whole loans or as ABS. When securities prices are obtained in the secondary loan market, we will translate these prices into whole loan prices by incorporating adjustments for estimated credit enhancement costs, loan servicing fees, and various other transformation costs, when material. The fair value of a loan is impacted by the nature of the asset and the market liquidity. Level 3 loans are predominantly mortgage loans that have been deemed not marketable, largely due to borrower defaults or the identification of other loan defects. When estimating fair value for these loans, we use a discounted cash flow approach based on assumptions that are generally not observable in the current markets, such as prepayment speeds, default rates, loss severity rates, and liquidity discounts. Absent comparable current market data, we believe that the fair value derived from these various approaches is a reasonable approximation of the prices that we would receive upon sale of the loans.

Other Intangible Assets and Other Assets

Beginning January 1, 2010, we began recording all MSRs at fair value on a recurring basis. The fair value of MSRs is based on discounted cash flow analyses and can be highly variable quarter to quarter as market conditions and projected interest rates change. We provide disclosure of the key economic assumptions used to measure MSRs and residual interests and a sensitivity analysis to adverse changes to these assumptions in Note 9, “Goodwill and Other Intangible Assets,” to the Consolidated Financial Statements in this Form 10-K. This sensitivity analysis does not take into account hedging activities discussed in the “Other Market Risk” section of this MD&A.

The fair values of OREO and other repossessed assets are typically determined based on recent appraisals by third parties and other market information. Our OREO properties are concentrated in Georgia, Florida, and North Carolina. Further deterioration in property values in those states or changes to our disposition strategies could cause our estimates of OREO values to decline which would result in further write-downs. Estimates of fair value are also required when performing an impairment analysis of goodwill, intangible assets and long-lived assets. For long-lived assets, including intangible assets subject to amortization, an impairment loss is recognized if the carrying amount of the asset is not recoverable and exceeds its fair value. In determining the fair value, management uses models which require assumptions about growth rates, the life of the asset, and/or the market value of the assets. We test long-lived assets for impairment whenever events or changes in circumstances indicate that our carrying amount may not be recoverable.

Other Liabilities

During the second quarter of 2009, in connection with our sale of Visa Class B shares, we entered into a derivative contract whereby the ultimate cash payments received or paid, if any, under the contract are based on the ultimate resolution of litigation involving Visa. The value of the derivative is estimated based on our expectations regarding the ultimate resolution of that litigation, which involves a high degree of judgment and subjectivity. As a result, the value of the derivative liability was classified as a level 3 instrument. At December 31, 2011, the Visa derivative liability was valued at $22 million and was included within other liabilities in the Consolidated Balance Sheets. See Note 18, “Reinsurance Arrangements and Guarantees,” to the Consolidated Financial Statements in this Form 10-K for further discussion.

The fair value methodology and assumptions related to our IRLCs is described in Note 19, “Fair Value Election and Measurement,” to the Consolidated Financial Statements in this Form 10-K.
Goodwill
As of December 31, 2011 and 2010, our reporting units with goodwill balances are Branch Banking, Diversified Commercial Banking, CIB, and W&IM. Branch Banking is a component of the Consumer Banking and Private Wealth Management reportable segment, Diversified Commercial Banking and CIB are components of the Wholesale Banking reportable segment, and W&IM has components in both the Wholesale Banking and Consumer Banking and Private Wealth Management reportable segments. See Note 21, "Business Segment Reporting," to the Consolidated Financial Statements in this Form 10-K for a further discussion of our reportable segments.
We review the goodwill of each reporting unit for impairment on an annual basis as of September 30th, or more often, if events or circumstances indicate that it is more likely than not that the fair value of the reporting unit is below the carrying value of its equity. The goodwill impairment analysis estimates the fair value of equity using discounted cash flow analyses which require assumptions, as well as guideline company and guideline transaction information, where available. The inputs and assumptions specific to each reporting unit are incorporated in the valuations, including projections of future cash flows, discount rates, the fair value of tangible assets and intangible assets and liabilities, and applicable valuation multiples based on the guideline information. We assess the reasonableness of the estimated fair value of the reporting units by giving consideration to our market capitalization over a reasonable period of time; however, supplemental information is applied based on observable multiples from guideline transactions, adjusted to reflect our specific factors, as well as current market conditions. Based on our annual impairment analysis of goodwill as of September 30, 2011, we determined there is no goodwill impairment as the fair value for all reporting units is in excess of the respective reporting unit's carrying value by the following percentages:

Branch Banking	12%
Diversified Commercial Banking	27%
CIB	36%
W&IM	150%
We monitored events and circumstances during the fourth quarter of 2011 and performed an interim impairment test for Branch Banking. We found that its fair value had not changed since performing our annual test.
Valuation Techniques
In determining the fair value of our reporting units, we use discounted cash flow analyses, which require assumptions about short and long-term net cash flow, growth rates for each reporting unit, as well as discount rates. Additionally, we consider guideline company and guideline transaction information, where available, to aid in the valuation of certain reporting units.
Growth Assumptions
Multi-year financial forecasts are developed for each reporting unit by considering several key business drivers such as new business initiatives, client service and retention standards, market share changes, anticipated loan and deposit growth, forward interest rates, historical performance, and industry and economic trends, among other considerations. The long-term growth rate used in determining the terminal value of each reporting unit was estimated at 4% as of September 30, 2011 and 2010 based on management's assessment of the minimum expected terminal growth rate of each reporting unit, as well as broader economic considerations such as gross domestic product and inflation.

Discount Rate Assumptions
Discount rates are estimated based on the Capital Asset Pricing Model, which considers the risk-free interest rate, market risk premium, beta, and unsystematic risk and size premium adjustments specific to a particular reporting unit. The discount rates are also calibrated based on the assessment of the risks related to the projected cash flows of each reporting unit. In the annual analysis as of September 30, 2011, the discount rates ranged from 13% to 17%.
Estimated Fair Value and Sensitivities
The estimated fair value of each reporting unit is derived from the valuation techniques described above. The estimated fair value of each reporting unit is analyzed in relation to numerous market and historical factors, including current economic and market conditions, company-specific growth opportunities, and guideline company and guideline transaction information.
Economic and market conditions can vary significantly which may cause increased volatility in a company's stock price, resulting in a temporary decline in market capitalization. In those circumstances, current market capitalization may not be an accurate indication of a market participant's estimate of entity-specific value measured over a reasonable period of time. We believe that recent volatility may be tied to concerns related to a rating agency downgrade of the U.S. credit rating, market sentiment pertaining to the overall banking sector and concerns regarding the global economy, rather than the result of company-specific adjustments to cash flows, guideline multiples, or asset values which would have influenced the fair value of our reporting units. As a result, the use of market capitalization is a less relevant measure to assess the reasonableness of the aggregate value of the reporting units. Therefore, we supplement the market capitalization information with other observable market information that provided benchmark valuation multiples from transactions over a reasonable period.
The estimated fair value of the reporting unit is highly sensitive to changes in these estimates and assumptions; therefore, in some instances, changes in these assumptions could impact whether the fair value of a reporting unit is greater than its carrying value. We perform sensitivity analyses around these assumptions in order to assess the reasonableness of the assumptions and the resulting estimated fair values. Ultimately, future potential changes in these assumptions may impact the estimated fair value of a reporting unit and cause the fair value of the reporting unit to be below its carrying value. Additionally, a reporting unit's carrying value of equity could change based on market conditions and the risk profile of those reporting units.

If there is a situation where the carrying value of equity exceeds the estimated fair value, an additional goodwill impairment evaluation is performed that involves calculating the implied fair value of the reporting unit's goodwill, which is determined in the same manner as goodwill is recognized in a business combination.
The value of the implied goodwill is highly sensitive to the estimated fair value of the reporting unit's net assets. The fair value of the reporting unit's net assets is estimated using a variety of valuation techniques including the following:

•	recent data observed in the market, including similar assets,

•	cash flow modeling based on projected cash flows and market discount rates,

•	market indices,

•	estimated net realizable value of the underlying collateral, and

•	price indications from independent third parties.
Observable market information is utilized to the extent available and relevant. The estimated fair values reflect management's assumptions regarding how a market participant would value the net assets and includes appropriate credit, liquidity, and market risk premiums that are indicative of the current environment.
If the implied fair value of the goodwill for the reporting unit exceeds the carrying value of the goodwill for the respective reporting unit, goodwill is not impaired. If the carrying amount of a reporting unit's goodwill exceeds the implied goodwill, an impairment loss is recognized in an amount equal to the excess. Changes in the estimated fair value of the individual assets and liabilities may result in a different amount of implied goodwill, and ultimately, the amount of goodwill impairment, if any. Sensitivity analysis is performed to assess the potential ranges of implied goodwill.
Income Taxes

We are subject to the income tax laws of the U.S., its states and municipalities where we conduct business. We estimate income tax expense based on amounts expected to be owed to these various tax jurisdictions. The estimated income tax expense or benefit is reported in the Consolidated Statements of Income/(Loss).
Accrued taxes represent the net estimated amount due to or to be received from tax jurisdictions either currently or in the future and are reported in other liabilities on the Consolidated Balance Sheet. In estimating accrued taxes, we assess the appropriate tax treatment of transactions and filing positions after considering statutes, regulations, judicial precedent, and other pertinent information. The income tax laws are complex and subject to different interpretations by the taxpayer and the relevant government taxing authorities. Significant judgment is required in determining the tax accruals and in evaluating our tax positions, including evaluating uncertain tax positions. Changes in the estimate of accrued taxes occur periodically due to changes in tax rates, interpretations of tax laws, the status of examinations by the tax authorities, and newly enacted statutory, judicial and regulatory guidance that could impact the relative merits and risks of tax positions. These changes, when they occur, impact tax expense and can materially affect our operating results. We review our tax positions quarterly and make adjustments to accrued taxes as new information becomes available.
Deferred income tax assets represent amounts available to reduce income taxes payable in future years. Such assets arise due to temporary differences between the financial reporting and the tax bases of assets and liabilities, as well as from NOL and tax credit carryforwards. We regularly evaluate the realizability of DTAs. A valuation allowance is recognized for a DTA if, based on the weight of available evidence, it is more likely than not that some portion or all of the DTA will not be realized. In determining whether a valuation allowance is necessary, we consider the level of taxable income in prior years to the extent that carrybacks are permitted under current tax laws, as well as estimates of future pre-tax and taxable income and tax planning strategies that would, if necessary, be implemented. We currently maintain a valuation allowance associated with DTAs for certain state carryforwards. We expect to realize our remaining DTAs over the allowable carryback and/or carryforward periods. Therefore, no valuation allowance is deemed necessary against our federal or remaining state DTAs as of December 31, 2011. For additional information, refer to Note 15, “Income Taxes,” to the Consolidated Financial Statements in this Form 10-K.
Pension Accounting
Several variables affect the annual cost for our retirement programs. The main variables are: (1) size and characteristics of the employee population, (2) discount rate, (3) expected long-term rate of return on plan assets, (4) recognition of actual asset returns, (5) other actuarial assumptions and (6) healthcare cost. Below is a brief description of each variable and the effect it has on our pension costs. See Note 16, “Employee Benefit Plans,” to the Consolidated Financial Statements in this Form 10-K for additional information.

Size and Characteristics of the Employee Population

Pension cost is directly related to the number of employees covered by the plans, and other factors including salary, age, years of employment, and benefit terms. On November 14, 2011, we announced the curtailment of all pension benefit accruals as of December 31, 2011. The pension curtailment led to a remeasurement of pension obligations as of November 14, 2011 and adjustment of pension costs accrued after that date. Prior to the pension curtailment, most employees who had 20 or more years of service as of December 31, 2007 received benefits based on a traditional pension formula with benefits linked to employees' final average pays and years of service. Most other employees received a traditional pension for periods prior to 2008 plus a cash balance benefit based on annual compensation and interest credits earned after 2007.

Discount Rate

The discount rate is used to determine the present value of future benefit obligations. The discount rate for each plan is determined by matching the expected cash flows of each plan to a yield curve based on long-term, high quality fixed income debt instruments available as of the date obligations are measured. The discount rate for each plan is reset annually or upon occurrence of a triggering event on the measurement date to reflect current market conditions. As mentioned above, the pension curtailment on November 14, 2011 caused a remeasurement and a reset of the discount rates. See Note 16, “Employee Benefit Plans,” to the Consolidated Financial Statements in this Form 10-K for discussion of the rate resets.
If we were to assume a 0.25% increase/decrease in the discount rate for all retirement and other postretirement plans, and keep all other assumptions constant, the benefit cost would decrease/increase by less than $1 million.

Expected Long-term Rate of Return on Plan Assets

Expected returns on plan assets are computed using long-term rate of return assumptions which are selected after considering plan investments, historical returns, and potential future returns. Our 2011 pension costs reflect an assumed long-term rate of return on plan assets of 7.75% up to the November 14, 2011 remeasurement date, and 7.25% for the period November 14, 2011 to December 31, 2011, and 7.00% after December 31, 2011 for the impacted plans.
Any differences between expected and actual returns are included in the unrecognized net actuarial gain or loss amount. We amortize gains/losses in pension expense when the total unamortized amount exceeds 10% of plan assets or the projected benefit obligations, whichever is greater. Effective with the November 14, 2011 plan curtailment announcement, all pension gains or losses are being amortized over participants' average expected future lifetime, which is approximately 36 years. Prior to November 14, 2011, the amortization period for pension plan with ongoing benefit accruals was based on the average expected future service of active employees, which is approximately 8 years. See Note 16, “Employee Benefit Plans,” to the Consolidated Financial Statements in this Form 10-K for details on changes in the pension benefit obligation and the fair value of plan assets.
If we were to assume a 0.25% increase/decrease in the expected long-term rate of return for the retirement and other postretirement plans, holding all other actuarial assumptions constant, the benefit cost would decrease/increase by approximately $6 million.
Recognition of Actual Asset Returns
Accounting guidance allows for the use of an asset value that smoothes investment gains and losses over a period up to five years. However, we have elected to use a preferable method in determining pension cost. This method uses the actual market value of the plan assets. Therefore, we will experience more variability in the annual pension cost, as the asset values will be more volatile than companies who elected to “smooth” their investment experience.

Other Actuarial Assumptions

To estimate the projected benefit obligation, actuarial assumptions are required about factors such as mortality rate, turnover rate, retirement rate, disability rate, and the rate of compensation increases. These factors do not tend to change significantly over time, so the range of assumptions, and their impact on pension cost, is generally limited. We annually review the assumptions used based on historical and expected future experience.

Healthcare Cost

Assumed healthcare cost trend rates also have an impact on the amounts reported for the other postretirement benefit plans. Due to changing medical inflation, it is important to understand the effect of a one percent change in assumed healthcare cost trend rates. If we were to assume a one percent increase in healthcare cost trend rates, the effect on the other postretirement benefit obligation and total interest and service cost would be an $11 million and $1 million increase, respectively. If we were to assume a one percent decrease in healthcare trend rates, the effect on the other postretirement benefit obligation and total interest and service cost would be a $10 million and $1 million decrease, respectively.

To estimate the projected benefit obligation as of December 31, 2011, we projected forward the benefit obligations from January 1, 2011 to December 31, 2011, adjusting for benefit payments, expected growth in the benefit obligations, changes in key assumptions and plan provisions, and any significant changes in the plan demographics that occurred during the year, including (where appropriate) subsidized early retirements, salary changes different from expectations, entrance of new participants, changes in per capita claims cost, Medicare Part D subsidy, and retiree contributions.

ENTERPRISE RISK MANAGEMENT
In the normal course of business, we are exposed to various risks. We have established an enterprise risk governance framework to manage these risks and to provide reasonable assurance that key business objectives will be achieved. Underlying this framework are limits, policies, processes, and procedures designed to effectively identify, monitor, and manage risk.

The Board is wholly responsible for oversight of enterprise risk governance. The Risk Committee of the Board assists the Board in executing this responsibility. Administration of the framework and governance process is the responsibility of the CRO, who executes this responsibility through the CRM organization. The CRO reports to the Chief Executive Officer, and provides overall vision, direction, and leadership regarding our enterprise risk management framework. In addition, the CRO provides regular risk assessments to Executive Management, the Risk Committee of the Board, Audit Committee of the Board, and the full Board, and provides other information to Executive Management and the Board, as requested.

Our risk governance structure and processes are founded upon three lines of defense, each of which is critical to ensuring that risk and reward in all activities are properly identified, assessed, and managed. The three lines of defense require effective teamwork combined with individual accountability within defined roles. The first line of defense is comprised of all teammates within our lines of business, geographies, and functional areas. The first line owns and is accountable for business strategy, performance, management, and controls within their business units and for the identification, management, and reporting of existing and emerging risks. The second line of defense is comprised of Corporate Functions, including CRM, with independent oversight responsibilities. Oversight includes governance, guidance, establishment of policy, and oversight of execution. The third line of defense is comprised of the Bank's assurance functions - Audit Services and Risk Review, which independently test, verify, and evaluate management controls and provide risk-based advice and counsel to management to help develop and maintain a risk management culture that supports business objectives.

Enterprise risk governance is supported by a number of senior management risk-related committees. These committees are responsible for ensuring effective risk measurement and management within their respective areas of authority. These committees include: CRC, ALCO, and the EAPMC. The CRC is chaired by the CRO and supports the CRO in measuring and managing our aggregate risk profile. ALCO is chaired by the Chief Financial Officer, and provides management and oversight of market-related risks, and has the responsibility to optimize those risks in relation to the profitability of the underlying businesses. EAPMC is chaired by the Wholesale Banking Executive and provides oversight of balance sheet allocations to ensure that new asset originations and assets available for purchase in the secondary market meet our risk and business objectives. It also oversees progress towards long-term balance sheet objectives. These management committees consist of key senior executives.The CRO is an active member of ALCO and EAPMC.
The CRO and, by extension CRM, establishes sound corporate risk processes that focus on identifying, measuring, analyzing, managing, and reporting the risks that we face. At its core, CRM’s objective is to deliver sophisticated risk management capabilities throughout SunTrust that:

•	Identify, measure, analyze, manage, and report risk at the transaction, portfolio, and corporate levels;

•	Optimize decision making;

•	Promote sound processes and regulatory compliance;

•	Maximize shareholder value; and

•	Help people and institutions prosper.
To achieve this objective, we continually refine our risk governance and management limits, policies, processes, and procedures to reflect changes in external conditions and/or corporate goals and strategies. In terms of underwriting, we seek to mitigate risk through analysis of such things as a borrower's credit history, financial statements, tax returns, cash flow projections and liquidity, and collateral value. Additionally, our loan products and underwriting elements are continuously reviewed and refined. Examples include: client eligibility requirements, documentation requirements, loan types, collateral types, LTV ratios, and minimum credit scores. Prior reviews have resulted in more stringent documentation standards, lower maximum LTV ratios, and channel and client type restrictions. These actions have contributed to material reductions in higher-risk exposures, such as higher-risk mortgage, home equity, and commercial construction loans since 2008. These higher-risk segments have produced the majority of our net charge-offs between 2009 and 2011. These actions have also contributed to a decline in early stage delinquencies and non-performing loans.
Organizationally, CRM measures and manages risk along four dimensions: credit risk, market risk (including liquidity risk), operational risk, and compliance/regulatory risk (including legal risk and reputational risk), which can be influenced by any of the other risk disciplines. Credit risk programs are overseen by the Chief Wholesale Credit Officer and the Chief Retail Credit Officer; market risk programs are overseen by the Chief Market Risk Officer; operational risk programs are overseen by the CORO; and compliance/regulatory risk programs are overseen by the Corporate Compliance and Regulatory Liaison Officer. Other activities overseen by CRM include risk information and reporting; risk analytics, including stress testing and the ALLL; Model Risk Management; asset quality/credit process assurance (Risk Review) and risk administration functions.
Credit Risk Management

Credit risk refers to the potential for economic loss arising from the failure of clients to meet their contractual agreements on all credit instruments, including on-balance sheet exposures from loans and leases, investment securities, contingent exposures from unfunded commitments, letters of credit, credit derivatives, and counterparty risk under derivative products. As credit risk is an essential component of many of the products and services we provide to our clients, the ability to accurately measure and manage credit risk is integral to maintain both the long-run profitability of our lines of business and our capital adequacy.

CRM establishes credit risk management governance frameworks and policies, and oversees adherence. It also independently measures, analyzes, and reports on portfolio and risk trends, and actively participates in the formulation of the Company's credit strategies. Credit risk officers and supporting teammates within our lines of business are direct participants in the origination, underwriting, and ongoing management of credit. They promote an appropriate balance between our risk management and business objectives through adherence to established policies, procedures, and standards. Risk Review, one of our independent assurance functions, regularly assesses and reports on business unit and enterprise asset quality, and the integrity of our credit processes.  In addition, total borrower exposure limits are established and concentration risk is monitored. Credit risk is partially mitigated through purchase of credit loss protection via third party insurance and use of credit derivatives such as CDS.

Borrower/counterparty (obligor) risk and facility risk are evaluated using our risk rating methodology, which has been implemented in all lines of business. We use various risk models in the estimation of expected and unexpected losses. These models incorporate both internal and external default and loss experience. To the extent possible, we collect internal data to ensure the validity, reliability, and accuracy of our risk models used in default and loss estimation.

We have made a commitment to maintain and enhance comprehensive credit systems in order to meet business requirements and comply with evolving regulatory standards. As part of a continuous improvement process, Credit Risk Management evaluates potential enhancements to our risk measurement and management tools, implementing them as appropriate along with amended credit policies and procedures.
Operational Risk Management
We face ongoing and emerging risks and regulations related to the activities that surround the delivery of banking and financial products. Coupled with external influences such as market conditions, fraudulent activities, disasters, security risks, country risk, and legal risk, the potential for operational and reputational loss has increased.
We believe that effective management of operational risk – defined as the risk of loss resulting from inadequate or failed internal processes, people and systems, or from external events – plays a major role in both the level and the stability of the profitability of the institution. Our Operational Risk Management function oversees an enterprise-wide framework intended to identify, assess, control, monitor, and report on operational risks Company-wide. These processes support our goals in seeking to minimize future operational losses and strengthen our performance by optimizing operational capital allocation.
Operational Risk Management is overseen by our CORO, who reports directly to the CRO. The operational risk governance structure also includes a risk manager and support staff embedded within each line of business and corporate function. These risk managers are responsible for execution of risk management within their areas in compliance with CRM's policies and procedures.

Market Risk Management
Market risk refers to potential losses arising from changes in interest rates, foreign exchange rates, equity prices, commodity prices, and other relevant market rates or prices. Interest rate risk, defined as the exposure of net interest income and MVE to adverse movements in interest rates, is our primary market risk and mainly arises from the structure of the balance sheet, which includes all loans. Variable rate loans, prior to any hedging related actions, are approximately 55% of total loans and after giving consideration to hedging related actions, are approximately 43% of total loans.
We are also exposed to market risk in our trading instruments carried at fair value. ALCO meets regularly and is responsible for reviewing our open positions and establishing policies to monitor and limit exposure to market risk. The policies established by ALCO are reviewed and approved by our Board.
Market Risk from Non-Trading Activities
The primary goal of interest rate risk management is to control exposure to interest rate risk, both within policy limits approved by the Board and within narrower guidelines established by ALCO. These limits and guidelines reflect our tolerance for interest rate risk over both short-term and long-term horizons.
The major sources of our non-trading interest rate risk are timing differences in the maturity and repricing characteristics of assets and liabilities, changes in the shape of the yield curve, and the potential exercise of explicit or embedded options. We measure these risks and their impact by identifying and quantifying exposures through the use of sophisticated simulation and valuation models.
One of the primary methods that we use to quantify and manage interest rate risk is simulation analysis, which is used to model net interest income from assets, liabilities, and derivative positions under various interest rate scenarios and balance sheet structures. This analysis measures the sensitivity of net interest income over a two year time horizon. Key assumptions in the simulation analysis (and in the valuation analysis discussed below) relate to the behavior of interest rates and spreads, the changes in product balances and the behavior of loan and deposit clients in different rate environments. This analysis incorporates several assumptions, the most material of which relate to the repricing characteristics and balance fluctuations of deposits with indeterminate or non-contractual maturities.
As the future path of interest rates cannot be known in advance, we use simulation analysis to project net interest income under various interest rate scenarios including implied forward and deliberately extreme and perhaps unlikely scenarios. The analyses may include rapid and gradual ramping of interest rates, rate shocks, basis risk analysis, and yield curve twists. Each analysis incorporates what management believes to be the most appropriate assumptions about client behavior in an interest rate scenario. Specific strategies are also analyzed to determine their impact on net interest income levels and sensitivities.
The sensitivity analysis included below is measured as a percentage change in net interest income due to an instantaneous 100 basis point move in benchmark interest rates. Estimated changes set forth below are dependent upon material assumptions such as those previously discussed. The net interest income profile reflects a relatively neutral interest rate sensitive position with respect to an instantaneous 100 basis point change in rates.

Interest Rate Sensitivity from an Economic Perspective		Table 30
	Estimated % Change in Net Interest Income Over 12 Months
(Basis points)	December 31, 2011	December 31, 2010
Rate Change
+100	1.5%	0.2%
-100[1]	(1.8)%	(0.9)%
1 Given the inherent limitations of certain of these measurement tools and techniques, results become less meaningful as interest rates approach zero.

The recognition of interest rate sensitivity from an economic perspective (above) is different from a financial reporting perspective (below) due to certain interest rate swaps that are used as economic hedges for fixed rate debt. The above profile includes the recognition of the net interest payments from these swaps, while the profile below does not include the net interest payments. The swaps are accounted for as trading assets and therefore, the benefit to income due to a decline in short term interest rates will be recognized as a gain in the fair value of the swaps and will be recorded as an increase in trading income(loss) from a financial reporting perspective.

Interest Rate Sensitivity from a Financial Reporting Perspective		Table 31
	Estimated % Change in Net Interest Income Over 12 Months
(Basis points)	December 31, 2011	December 31, 2010
Rate Change
+100	1.8%	0.5%
-100[1]	(2.0)%	(1.0)%
1 Given the inherent limitations of certain of these measurement tools and techniques, results become less meaningful as interest rates approach zero.

The slight difference from December 31, 2010 to December 31, 2011 seen above in both the economic and financial reporting perspectives related to the +100 basis point shock scenario is primarily due to a slight increase in asset sensitivity from projected balance sheet growth of floating rate assets funded with low cost deposits.
We also perform valuation analysis, which is used for discerning levels of risk present in the balance sheet and derivative positions that might not be taken into account in the net interest income simulation analysis above. Whereas net interest income simulation highlights exposures over a relatively short time horizon, valuation analysis incorporates all cash flows over the estimated remaining life of all balance sheet and derivative positions. The valuation of the balance sheet, at a point in time, is defined as the discounted present value of asset cash flows and derivative cash flows minus the discounted present value of liability cash flows, the net of which is referred to as MVE. The sensitivity of MVE to changes in the level of interest rates is a measure of the longer-term repricing risk and options risk embedded in the balance sheet. Similar to the net interest income simulation, MVE uses instantaneous changes in rates. MVE values only the current balance sheet and does not incorporate the growth assumptions that are used in the net interest income simulation model. As with the net interest income simulation model, assumptions about the timing and variability of balance sheet cash flows are critical in the MVE analysis. Particularly important are the assumptions driving prepayments and the expected changes in balances and pricing of the indeterminate deposit portfolios.
As of December 31, 2011, the MVE profile indicates changes with respect to an instantaneous 100 basis point change in rates. MVE sensitivity is reported in both upward and downward rate shocks. However, results at December 31, 2011 in the downward rate shock is significantly less meaningful than the upward rate shock. In a -100 shock scenario, current interest rate levels that are already at or near 0% are adversely impacting discounted cash flow analysis causing the short end of the discount curve to be zero bound and therefore, the shock behaves more like a curve flattener than a parallel shock.

Market Value of Equity Sensitivity		Table 32
	Estimated % Change in MVE
(Basis points)	December 31, 2011	December 31, 2010
Rate Change
+100	(2.4)%	(3.4)%
-100[1]	(0.9)%	1.1%
1 Given the inherent limitations of certain of these measurement tools and techniques, results become less meaningful as interest rates approach zero.

While an instantaneous and severe shift in interest rates is used in this analysis to provide an estimate of exposure under an extremely adverse scenario, we believe that a gradual shift in interest rates would have a much more modest impact. Since MVE measures the discounted present value of cash flows over the estimated lives of instruments, the change in MVE does not directly correlate to the degree that earnings would be impacted over a shorter time horizon (i.e., the current fiscal year). Further, MVE does not take into account factors such as future balance sheet growth, changes in product mix, changes in yield curve relationships, and changing product spreads that could mitigate the adverse impact of changes in interest rates. The net interest income simulation and valuation analyses do not include actions that management may undertake to manage this risk in response to anticipated changes in interest rates.
Market Risk from Trading Activities
Under established policies and procedures, we manage market risk associated with trading, capital markets, and foreign exchange activities using a VAR approach that determines total exposure arising from interest rate risk, equity risk, foreign exchange risk, spread risk, and volatility risk. For trading portfolios, VAR measures the estimated maximum loss from a trading position, given a specified confidence level and time horizon. VAR exposures and actual results are monitored daily for each trading portfolio.

Our VAR calculation measures the potential losses using a 99% confidence level with a one day holding period. This means that, on average, losses are expected to exceed VAR two or three times per year. We had no backtest exceptions to our overall VAR for the years ended December 31, 2011 and 2010. The following table presents high, low, and average VAR for the years ended December 31, 2011 and 2010.

Value at Risk Profile		Table 33
	Year Ended December 31
(Dollars in millions)	2011	2010
Average VAR	$5	$9
High VAR	$7	$15
Low VAR	$3	$6

Average VAR during the year ended December 31, 2011 was lower compared to the year ended December 31, 2010 primarily due to sales, paydowns, and maturities of illiquid trading assets. This is a result of continuing to manage down illiquid asset holdings where possible, as they are not part of our core business activities. While VAR can be a useful risk management tool, it does have inherent limitations including the assumption that past market behavior is indicative of future market performance. As such, VAR is only one of several tools used to manage trading risk. Specifically, scenario analysis, stress testing, profit and loss attribution, and stop loss limits are among other tools also used to actively manage trading risk.

Trading assets, net of trading liabilities, averaged $3.9 billion and $3.5 billion for the years ended December 31, 2011 and 2010, respectively. Trading assets, net of trading liabilities, were $4.5 billion and $3.5 billion at December 31, 2011 and 2010, respectively. The increase in average and as of trading balances was primarily a result of an increase in the TRS portfolio and growth in fixed income trading, but partially offset by reductions in illiquid trading asset holdings.

Liquidity Risk
Liquidity risk is the risk of being unable to meet obligations as they come due at a reasonable funding cost. We mitigate this risk by structuring our balance sheet prudently and by maintaining diverse borrowing resources to fund potential cash needs. For example, we structure our balance sheet so that we fund less liquid assets, such as loans, with stable funding sources, such as retail and wholesale deposits, long-term debt, and capital. We primarily monitor and manage liquidity risk at the Parent Company and Bank levels as the non-bank subsidiaries are relatively small and these subsidiaries ultimately rely upon the Parent Company as a source of liquidity in adverse environments.
The Bank’s primary liquid assets consist of excess reserves and free and liquid securities in its investment portfolio. The Bank manages its investment portfolio primarily as a source of liquidity, maintaining the strong majority of its securities in liquid and high-grade asset classes such as agency MBS, agency debt, and U.S. Treasury securities. As of December 31, 2011, the Bank’s AFS investment portfolio contained $12.6 billion of free and liquid securities at book value, of which approximately 94% consisted of agency MBS, agency debt, and U.S. Treasury securities.
Some fair value assets are pledged for corporate borrowings or other liquidity purposes. Most of these arrangements provide for advances to be made based on the market value and not the principal balance of the assets, and therefore, whether or not we have elected fair value accounting treatment does not impact our liquidity. If the fair value of assets posted as collateral declines, we will be required to post more collateral under our borrowing arrangements which could negatively impact our liquidity position on an overall basis. For purposes of computing regulatory capital, mark to market adjustments related to our own creditworthiness for debt and index linked CDs, accounted for at fair value, are excluded from regulatory capital.
We manage the Parent Company to maintain most of its liquid assets in cash and securities that could be quickly converted to cash. Unlike the Bank, it is not typical for the Parent Company to maintain a portfolio of publicly traded securities. However, prior to retiring the preferred stock issued to the U.S. Treasury in March 2011, the Parent Company invested approximately $5 billion of cash in a portfolio of U.S. Treasury securities. We manage the Parent Company cash balance to provide sufficient liquidity to fund all forecasted obligations (primarily debt and capital related) for an extended period of months in accordance with Company risk limits.
We assess liquidity needs that may occur in both the normal course of business and times of unusual events, considering both on and off-balance sheet arrangements and commitments that may impact liquidity in certain business environments. We have contingency funding plans that assess liquidity needs that may arise from certain stress events such as credit rating downgrades, severe economic recessions, and financial market disruptions. Our contingency plans also provide for continuous monitoring of net borrowed funds dependence and available sources of contingent liquidity. These sources of contingent liquidity include available cash reserves; the ability to sell, pledge, or borrow against unencumbered securities in the Bank’s investment portfolio; capacity to borrow from the FHLB system; and the capacity to borrow at the Federal Reserve discount window. The table below presents period-end and average balances from these four sources as of and for the year ended December 31, 2011 and 2010. We believe these contingent liquidity sources exceed any contingent liquidity needs.

Contingent Liquidity Sources				Table 34
	December 31, 2011		December 31, 2010
(Dollars in billions)	As of	Average for the Year Ended ¹	As of	Average for the Year Ended ¹
Excess reserves	$0.7	$2.6	$1.7	$2.3
Free and liquid investment portfolio securities	14.5	17.1	16.2	18.0
FHLB borrowing capacity	10.8	13.0	12.6	9.1
Discount window borrowing capacity	15.2	14.1	12.5	11.9
Total	$41.2	$46.8	$43.0	$41.3
1Average based upon month-end data, except excess reserves, which is based upon a daily average.

Uses of Funds. Our primary uses of funds include the extension of loans and credit, the purchase of investment securities, working capital, and debt and capital service. The Bank and the Parent Company borrow in the money markets using instruments such as Fed funds, Eurodollars, and CP. As of December 31, 2011, the Parent Company had no CP outstanding and the Bank retained a material cash position in the form of excess reserves in its Federal Reserve account. In the absence of robust loan demand, we have chosen to deploy some of this excess liquidity to purchase and retire certain high-cost debt securities or other borrowings. During the year ended December 31, 2011, pursuant to a capital plan submitted to the Federal Reserve, we repurchased high-cost Tier 1 capital securities, including certain Trust Preferred Securities and $4.9 billion of our Series C and Series D Fixed Rate Cumulative Preferred stock issued to the U.S. Treasury under the TARP’s CPP. Despite these transactions, the Parent Company retains a material cash position, in accordance with Company policies and risk limits discussed in greater detail below.
Additionally, contingent uses of funds may arise from events such as financial market disruptions or credit rating downgrades. Factors that affect our credit ratings include, but are not limited to, the credit risk profile of our assets, the adequacy of our ALLL, the level and stability of our earnings, the liquidity profile of both the Bank and the Parent Company, the economic environment, and the adequacy of our capital base. As of December 31, 2011, Moody’s, S&P, and DBRS all maintained a “Stable” outlook on our credit ratings, while Fitch maintained a “Positive” outlook, citing improved credit and earnings trends. Future credit rating downgrades are possible, although not currently anticipated given the “Stable” and “Positive” credit rating outlooks.

Debt Credit Ratings and Outlook				Table 35
As of December 31, 2011
	Moody’s	S&P	Fitch	DBRS
SunTrust Banks, Inc.
Short-term	P-2	A-2	F2	R-1 (low)
Senior long-term	Baa1	BBB	BBB+	A (low)
SunTrust Bank
Short-term	P-2	A-2	F2	R-1 (low)
Senior long-term	A3	BBB+	BBB+	A
Outlook	Stable	Stable	Positive	Stable

Sources of Funds. Our primary source of funds is a large, stable retail deposit base. Core deposits, predominantly made up of consumer and commercial deposits, are primarily gathered from our retail branch network and are our largest, most cost-effective source of funding. Core deposits increased to $125.6 billion as of December 31, 2011, from $120.0 billion as of December 31, 2010.
We also maintain access to a diversified collection of both secured and unsecured wholesale funding sources. These uncommitted sources include Fed funds purchased from other banks, securities sold under agreements to repurchase, negotiable CDs, offshore deposits, FHLB advances, Global Bank Notes, and CP. Aggregate wholesale funding decreased to $17.5 billion as of December 31, 2011, from $22.9 billion as of December 31, 2010. Approximately $4.1 billion of wholesale debt matured during the year ended December 31, 2011 and was redeemed at par. Net short-term unsecured borrowings, which includes wholesale domestic and foreign deposits and Fed funds purchased, decreased to $5.1 billion as of December 31, 2011, from $7.1 billion as of December 31, 2010.
As mentioned above, the Bank and Parent Company maintain programs to access the debt capital markets. The Parent Company maintains an SEC shelf registration statement from which it may issue senior or subordinated notes and various capital securities such as common or preferred stock. Our Board has authorized the issuance of up to $5 billion of such securities, of which approximately $2.2 billion of issuance capacity remains available. The most recent issuance from this shelf occurred on October 27, 2011, when we issued $750 million of 3.50% senior Parent Company notes due January 20, 2017. The Bank also maintains a Global Bank Note program under which it may issue senior or subordinated debt with various terms. As of December 31, 2011, the Bank had $33.8 billion of remaining board authority to issue notes under the program. Our issuance capacity under these programs refers to authorization granted by our Board and does not refer to a commitment to purchase by any investor. Debt and equity securities issued under these programs are designed to appeal primarily to domestic and international institutional investors. Institutional investor demand for these securities is dependent upon numerous factors, including but not limited to our credit ratings and investor perception of financial market conditions and the health of the banking sector.

Parent Company Liquidity. Our primary measure of Parent Company liquidity is the length of time the Parent Company can meet its existing and certain forecasted obligations using its present balance of cash and liquid securities without the support of dividends from the Bank or new debt issuance. In accordance with risk limits established by ALCO and the Board, we manage the Parent Company’s liquidity by structuring its maturity schedule to minimize the amount of debt maturing within a short period of time. During the year ended December 31, 2011, we had no Parent Company debt that matured, and approximately $1 billion of Parent Company debt is scheduled to mature in 2012. Also during 2011, we repurchased $395 million of Parent Company junior subordinated notes that were due in 2036. A majority of the Parent Company’s liabilities are long-term in nature, coming from the proceeds of our capital securities and long-term senior and subordinated notes.
The primary uses of Parent Company liquidity include debt service, dividends on capital instruments, the periodic purchase of investment securities, and loans to our subsidiaries. We fund corporate dividends primarily with dividends from our banking subsidiary. We are subject to both state and federal banking regulations that limit our ability to pay common stock dividends in certain circumstances.

Recent Developments. Numerous legislative and regulatory proposals currently outstanding may have an effect on our liquidity if they become effective, the potential impact of which cannot be presently quantified. However, we believe that we will be well positioned to comply with new standards as they become effective as a result of our strong core banking franchise and liquidity management practices. See discussion of certain current legislative and regulatory proposals within the “Executive Overview” section of this MD&A.
On December 20, 2011, the Federal Reserve published proposed measures to strengthen regulation and supervision of large bank holding companies and systemically important nonbank financial firms, pursuant to sections 165 and 166 of the Dodd-Frank Act. These proposed regulations include a number of requirements related to liquidity that would be instituted in phases. The first phase encompasses largely qualitative liquidity risk management practices, including internal liquidity stress testing. The second phase would include certain quantitative liquidity requirements related to the proposed Basel III liquidity standards. We believe that the Company is well positioned to demonstrate compliance with these new requirements and standards if and when they are adopted.

Other Liquidity Considerations. As presented in Table 36, we had an aggregate potential obligation of $62.0 billion to our clients in unused lines of credit at December 31, 2011. Commitments to extend credit are arrangements to lend to clients who have complied with predetermined contractual obligations. We also had $5.2 billion in letters of credit as of December 31, 2011, most of which are standby letters of credit, which require that we provide funding if certain future events occur. Approximately $3.1 billion of these letters as of December 31, 2011 supported variable rate demand obligations.
As of December 31, 2011, our liability for UTBs was $133 million. The liability for interest related to these UTBs was $21 million as of December 31, 2011. The UTBs represent the difference between tax positions taken or expected to be taken in our tax returns and the benefits recognized and measured in accordance with the relevant accounting guidance for income taxes. The UTBs are based on various tax positions in several jurisdictions, and if taxes related to these positions are ultimately paid, the payments would be made from our normal operating cash flows, likely over multiple years.

Unfunded Lending Commitments		Table 36
(Dollars in millions)	December 31, 2011	December 31, 2010
Unused lines of credit:
Commercial	$35,685	$34,363
Mortgage commitments [1]	7,833	9,159
Home equity lines	12,730	13,557
Commercial real estate	1,465	1,579
CP conduit	765	1,091
Credit card	3,526	3,561
Total unused lines of credit	$62,004	$63,310
Letters of credit:
Financial standby	$5,081	$6,263
Performance standby	70	108
Commercial	55	68
Total letters of credit	$5,206	$6,439
1Includes IRLC contracts with notional balances of $4.9 billion and $4.2 billion as of December 31, 2011 and 2010, respectively.

Other Market Risk
Other sources of market risk include the risk associated with holding residential and commercial mortgage loans prior to selling them into the secondary market, commitments to clients to make mortgage loans that will be sold to the secondary market, and our investment in MSRs. We manage the risks associated with the residential and commercial mortgage loans classified as held for sale (i.e., the warehouse) and our IRLCs on residential loans intended for sale. The warehouses and IRLCs consist primarily of fixed and adjustable rate single family residential and commercial real estate. The risk associated with the warehouses and IRLCs is the potential change in interest rates between the time the customer locks in the rate on the anticipated loan and the time the loan is sold on the secondary market, which is typically 60-150 days.
We manage interest rate risk predominantly with interest rate swaps, futures, and forward sale agreements, where the changes in value of the instruments substantially offset the changes in value of the warehouse and the IRLCs. The IRLCs on residential mortgage loans intended for sale are classified as free standing derivative financial instruments and are not designated as hedge accounting relationships.
MSRs are the present value of future net cash flows that are expected to be received from the mortgage servicing portfolio. The value of MSRs is highly dependent upon the assumed prepayment speed of the mortgage servicing portfolio which is driven by the level of certain key interest rates, primarily the 30-year current coupon par mortgage rate. Future expected net cash flows from servicing a loan in the mortgage servicing portfolio would not be realized if the loan pays off earlier than anticipated. The average prepayment speed for 2011 remained relatively unchanged compared with 2010. There was a slight increase in prepayments toward the end of the year as mortgage interest rates declined.
MSRs, which are carried at fair value, totaled $921 million and $1.4 billion as of December 31, 2011 and 2010, respectively, are managed within established risk limits and are monitored as part of various governance processes. We recorded decreases of $733 million and $513 million in the fair value of our MSRs for the years ended December 31, 2011 and 2010, respectively. Increases or decreases in fair value include the decay resulting from the realization of expected monthly net servicing cash flows. For the years ended December 31, 2011 and 2010, we originated MSRs with fair values at the time of origination of $224 million and $289 million, respectively. New originations during 2011 more than offset the decrease in MSR value attributed to decay. An all-time low in mortgage rates accounted for the majority of the decline in fair value of our MSRs during 2011. Also contributing $38 million to the decline in the fair value of MSRs was an increase in prepayment assumptions attributable to anticipated refinancing activity from the HARP 2.0 program.
For the years ended December 31, 2011 and 2010, we recorded losses related to MSRs of $161 million and $69 million (including decay of $200 million and $240 million), respectively, inclusive of the mark to market adjustments on the related hedges. We continue to evaluate the impact that the Consent Order may have, and we currently do not expect the impact to be material unless third party price indications reflect lower market valuations.

Recent changes to the U.S. Government's Making Homes Affordable Program will likely increase the number of borrowers that are eligible for mortgage refinance opportunities. We expect that prepayment rates for a portion of the loans in our servicing portfolio will increase and result in a decline in the value of our MSR asset in future quarters. Program terms, such as seller representations and warranties, will influence the impact on prepayment rates and those details have yet to be published. See the "Noninterest Income" section of this MD&A and Note 9 “Goodwill and Other Intangible Assets," to the Consolidated Financial Statements in this Form 10-K for further discussion of MSR valuation sensitivities.
We also have market risk from capital stock we hold in the FHLB of Atlanta and from capital stock we hold in the Federal Reserve Bank. In order to be an FHLB member, we are required to purchase capital stock in the FHLB. In exchange, members take advantage of competitively priced advances as a wholesale funding source and access grants and low-cost loans for affordable housing and community-development projects, amongst other benefits. As of December 31, 2011, we held a total of $342 million of capital stock in the FHLB. During 2011, we increased our capital stock holding in the FHLB by $44 million. In order to become a member of the Federal Reserve System, regulations require that we hold a certain amount of capital stock as either a percentage of the Bank’s capital or as a percentage of total deposit liabilities. As of December 31, 2011, we held $398 million of Federal Reserve Bank stock. During 2011, we added $7 million to our position.
For a detailed overview regarding actions taken to address the risk from changes in equity prices associated with our investment in Coke common stock, see “Investment in Common Shares of the Coca-Cola Company,” in this MD&A. We also hold, as of December 31, 2011, a total net book value of approximately $192 million of private equity investments that predominantly include direct investments and limited partnerships. We hold these investments as long-term investments and make additional contributions based on our contractual commitments but have decided to limit investments into new private equity investments.
Impairment charges could occur if deteriorating conditions in the market persist, including, but not limited to, goodwill and other intangibles impairment charges and increased charges with respect to OREO.
We also have risk related to holdings of foreign debt, securities, and commitments to lend to foreign countries and corporations, both funded and unfunded. Specifically, the risk is higher for exposure to countries that are experiencing significant economic, fiscal, and/or political strains. At December 31, 2011, we identified five countries in Europe that we believe are experiencing strains such that the likelihood of default is higher than would be anticipated if current economic, fiscal, and political strains were not present. The countries we identified were Greece, Ireland, Italy, Portugal, and Spain, and were chosen based on the economic situation experienced in these countries during 2011 and continuing to exist as of December 31, 2011. At December 31, 2011, we had no outstanding exposure to sovereign debt of these countries. Although, at December 31, 2011, we had direct exposure to corporations and individuals in these countries of $10 million, that comprised securities held, unfunded commitments to lend, and a nominal amount of funded loans. Indirect exposure to these countries was $58 million at December 31, 2011 and consisted primarily of double default risk exposure. The majority of the exposure is the notional amount of letters of credit issued on behalf of our role as an agent bank under the terms of a syndicated corporate loan agreement, wherein other participant banks in the syndicate are located in the identified higher risk countries. Overall, gross exposure to these countries is less than 1% of our total assets as of December 31, 2011.

OFF-BALANCE SHEET ARRANGEMENTS
See discussion of off-balance sheet arrangements in Note 11, “Certain Transfers of Financial Assets and Variable Interest Entities,” and Note 18, “Reinsurance Arrangements and Guarantees,” to the Consolidated Financial Statements in this Form 10-K.

CONTRACTUAL COMMITMENTS
In the normal course of business, we enter into certain contractual obligations, including obligations to make future payments on debt and lease arrangements, contractual commitments for capital expenditures, and service contracts. The table below presents our significant contractual obligations as of December 31, 2011, except for pension and other postretirement benefit plans, which are included in Note 16, "Employee Benefit Plans," to the Consolidated Financial Statements in this Form 10-K.

					Table 37
	As of December 31, 2011
(Dollars in millions)	1 year or less	1-3 years	3-5 years	After 5 years	Total
Time deposit maturities [1]	$9,851	$3,593	$4,688	$3	$18,135
Brokered time deposit [1]	226	1,540	430	85	2,281
Short-term borrowings [1]	11,466	—	—	—	11,466
Long-term debt [1,2]	2,360	153	1,917	6,466	10,896
Operating lease obligations	214	399	346	509	1,468
Capital lease obligations [1]	1	2	3	6	12
Purchase obligations [3]	81	296	184	146	707
Total	$24,199	$5,983	$7,568	$7,215	$44,965

1Amounts do not include accrued interest.
2Amounts do not include capital lease obligations.
3Includes contracts with a minimum annual payment of $5 million.

SELECTED QUARTERLY FINANCIAL DATA								Table 38
	Three Months Ended
	2011				2010
(Dollars in millions, except per share data)	December 31	September 30	June 30	March 31	December 31	September 30	June 30	March 31
Summary of Operations
Interest income	$1,543	$1,538	$1,546	$1,554	$1,595	$1,604	$1,570	$1,574
Interest expense	249	275	287	305	329	366	392	402
Net interest income	1,294	1,263	1,259	1,249	1,266	1,238	1,178	1,172
Provision for credit losses	327	347	392	447	512	615	662	862
Net interest income after provision for credit losses	967	916	867	802	754	623	516	310
Noninterest income[1]	723	903	912	883	1,032	1,047	952	698
Noninterest expense	1,667	1,560	1,542	1,465	1,548	1,499	1,503	1,361
Net income/(loss) before provision/(benefit) for income taxes	23	259	237	220	238	171	(35)	(353)
(Benefit)/provision for income taxes	(57)	45	58	33	45	14	(50)	(194)
Net income/(loss) attributable to noncontrolling interest	6	(1)	1	7	8	4	3	2
Net income/(loss)	$74	$215	$178	$180	$185	$153	$12	($161)
Net income/(loss) available to common shareholders	$71	$211	$174	$38	$114	$84	($56)	($229)

Net interest income - FTE[2]	$1,324	$1,293	$1,286	$1,277	$1,294	$1,266	$1,208	$1,202
Total revenue - FTE[2]	2,047	2,196	2,198	2,160	2,326	2,313	2,160	1,900
Total revenue - FTE excluding securities gains, net[2]	2,028	2,194	2,166	2,096	2,262	2,244	2,103	1,899
Net income/(loss) per average common share:
Diluted[3]	0.13	0.39	0.33	0.08	0.23	0.17	(0.11)	(0.46)
Diluted excluding effect of accelerated accretion associated with the repurchase of preferred stock issued to the U.S. Treasury[2,3]	0.13	0.39	0.33	0.22	0.23	0.17	(0.11)	(0.46)
Basic	0.13	0.40	0.33	0.08	0.23	0.17	(0.11)	(0.46)
Dividends paid per average common share	$0.05	$0.05	$0.01	$0.01	$0.01	$0.01	$0.01	$0.01
Book value per common share	36.86	37.29	36.30	35.49	36.34	37.01	36.19	35.40
Tangible book value per common share[2]	25.18	25.60	24.57	23.79	23.76	24.42	23.58	22.76
Market capitalization	9,504	9,639	13,852	15,482	14,768	12,914	11,648	13,391
Market price:
High	21.31	26.52	30.13	33.14	29.82	27.05	31.92	28.39
Low	15.79	16.51	24.63	27.38	23.25	21.79	23.12	20.16
Close	17.70	17.95	25.80	28.84	29.51	25.83	23.30	26.79
Selected Average Balances
Total assets	$174,085	$172,076	$170,527	$173,066	$174,768	$171,999	$171,273	$171,429
Earning assets	151,561	146,836	145,985	146,786	149,114	147,249	145,464	146,896
Loans	119,474	115,638	114,920	115,162	114,930	113,322	113,016	114,435
Consumer and commercial deposits	125,072	122,974	121,879	120,710	119,688	117,233	116,460	115,084
Brokered time and foreign deposits	2,293	2,312	2,340	2,606	2,827	2,740	2,670	3,433
Total shareholders’ equity	20,208	20,000	19,509	23,107	23,576	23,091	22,313	22,338
Average common shares - diluted (thousands)	535,717	535,395	535,416	503,503	499,423	498,802	498,999	498,238
Average common shares - basic (thousands)	532,146	531,928	531,792	499,669	495,710	495,501	495,351	494,871
Financial Ratios (Annualized)
ROA	0.17%	0.50%	0.42%	0.42%	0.42%	0.35%	0.03%	(0.38)%
ROE	1.41	4.23	3.61	0.84	2.44	1.83	1.29	(5.34)
Net interest margin - FTE	3.46	3.49	3.53	3.53	3.44	3.41	3.33	3.32
Efficiency ratio[4]	81.45	71.05	70.17	67.83	66.57	64.80	69.57	71.60
Tangible efficiency ratio[2]	80.99	70.55	69.64	67.32	66.07	64.24	68.96	70.91
Total average shareholders’ equity to total average assets	11.61	11.62	11.44	13.35	13.49	13.42	13.03	13.03
Tangible equity to tangible assets[2]	8.10	8.38	8.07	7.87	10.12	10.19	10.18	9.86
Effective tax rate/(benefit)[6]	NM	17.33	24.45	15.54	19.66	8.25	NM	NM
Allowance to period-end loans	2.01	2.22	2.40	2.49	2.58	2.69	2.81	2.80

Total nonperforming assets to total loans plus OREO, other repossessed assets, and nonperforming LHFS	2.76	3.19	3.56	3.95	4.08	4.38	4.81	5.26
Common dividend payout ratio[5]	37.6	12.7	3.1	13.2	4.4	6.0	N/A	N/A
Capital Adequacy
Tier 1 common equity	9.22%	9.31%	9.22%	9.05%	8.08%	8.02%	7.92%	7.70%
Tier 1 capital	10.90	11.10	11.11	11.00	13.67	13.58	13.51	13.13
Total capital	13.67	13.91	14.01	13.92	16.54	16.42	16.96	16.68
Tier 1 leverage	8.75	8.90	8.92	8.72	10.94	11.03	10.94	10.95
[1] Includes net securities gains	$19	$2	$32	$64	$64	$69	$57	$1

2 See Non-GAAP reconcilements in Table 42 of the MD&A.
3 For EPS calculation purposes, the impact of dilutive securities are excluded from the diluted share count during periods in which we recognize a net loss available to common shareholders because the impact would be antidilutive.
4 Computed by dividing noninterest expense by total revenue-FTE. The FTE basis adjusts for the tax-favored status of net interest income from certain loans and investments. We believe this measure to be the preferred industry measurement of net interest income and it enhances comparability of net interest income arising from taxable and tax-exempt sources.
5 The common dividend payout ratio is not calculable in a period of net loss.
6 “NM” - Calculated percentage was not considered to be meaningful.

FOURTH QUARTER 2011 RESULTS
We reported net income available to common shareholders of $71 million for the fourth quarter of 2011, a decrease of $43 million compared with the same period of the prior year. Earnings per average common diluted share were $0.13 for the fourth quarter of 2011 compared with $0.23 for the fourth quarter of 2010. The fourth quarter of 2011 results were adversely impacted by the potential mortgage servicing settlement and claims expense of $81 million, after tax, and a decline in fee income related to mortgage and debit card fees, partially offset by higher net interest income, a lower provision for credit losses, and the reduction of preferred dividends as a result of repurchasing the Series C and D preferred stock issued to the U.S. Treasury on March 30, 2011.
For the fourth quarter of 2011, net interest income on a FTE basis was $1.3 billion, an increase of $30 million, or 2%, compared with the fourth quarter of 2010. Net interest income growth was driven by increased earning assets, lower rates on deposits, and a continued shift in the deposit mix toward low-cost deposits, largely offset by lower earning asset yields. Net interest margin increased 2 basis points to 3.46% in the fourth quarter of 2011 compared with 3.44% for the same period of 2010, primarily driven by a 25 basis point decline in rates paid on interest-bearing liabilities, which more than offset a 20 basis point decline in earning asset yields.
For the fourth quarter of 2011, the provision for credit losses was $327 million compared with $512 million in the fourth quarter of 2010. The decline was due to lower net charge-offs and improved credit quality.
Total noninterest income was $723 million for the fourth quarter of 2011, a decrease of $309 million, or 30%, from the fourth quarter of 2010. This decrease was primarily driven by an increase in the mortgage repurchase provision, the impact of HARP 2.0 on MSR valuations, and lower card fees with additional declines occurring across most other fee income categories. Compared with the fourth quarter of 2010, mortgage-production related (loss)/income decreased by $103 million, predominantly due to a $130 million increase in mortgage repurchase provision partially offset by higher income from loan production activities. Mortgage servicing income decreased by $46 million compared with the fourth quarter of 2010 as a result of an increase in prepayment assumptions attributable to anticipated refinancing activity arising from the HARP 2.0 program. This resulted in a $38 million decline in the fair value of the MSRs. Card fee-based income decreased by $37 million during the fourth quarter of 2011 compared with the fourth quarter of 2010, as as a result of regulations on debit card interchange fee income that became effective at the beginning of this quarter. During the fourth quarter of 2011, we also recorded $19 million of net gains from the sale of securities AFS compared to $64 million of net gains from the sale of securities AFS in the fourth quarter of 2010 that were realized in conjunction with the repositioning of our investment portfolio. Trading income/(loss) decreased by $16 million, compared with the fourth quarter of 2010. The decline was largely driven by lower valuation gains on illiquid securities. Other noninterest income declined $31 million, which included a $13 million gain recognized in the fourth quarter of 2010 from the sale of the MMMF business.
Total noninterest expense was $1.7 billion during the fourth quarter of 2011, an increase of $119 million, or 8%, from the fourth quarter of 2010. The increase was predominantly due to the $120 million potential mortgage servicing settlement and claims expense related to mortgage servicing claims. See Note 20, "Contingencies" and Note 25, "Subsequent Event," to the Consolidated Financial Statements in this Form 10-K for additional discussion. Additionally, operating losses increased by $70 million, which was predominantly due to specific legal accruals and operating losses associated with mortgage servicing. Partially offsetting these increases, was a decrease of $114 million in employee compensation and benefits compared with the fourth quarter of 2010. This decline was largely driven by a $88 million gain recorded in connection with the decision to curtail our defined benefit pension plans, partially offset by a $28 million discretionary 401(k) contribution. Additionally, employee compensation and benefits declined due to a fourth quarter 2011 reduction in incentive expense based upon our full year financial performance. Other noninterest expense increased by $53 million from the fourth quarter of 2010. This increase included a $27 million accrual in other staff expense, which was related to severance expense associated with our PPG Expense Program, a $14 million increase in consulting fees associated with the Consent Order, and a $7 million increase in mortgage insurance expense.
The income tax benefit for the fourth quarter of 2011 was $57 million, compared with the income tax provision of $45 million for the fourth quarter of 2010. The decrease in the income tax provision was primarily the result of a decline in pre-tax income adjusted for net favorable permanent tax items, such as interest income from lending to tax-exempt entities and federal tax credits from community reinvestment activities in addition to favorable discrete items.

BUSINESS SEGMENTS
The following table presents net income/(loss) for our reportable business segments for the years ended December 31:

Net Income/(Loss) by Segment			Table 39
(Dollars in millions)	2011	2010	2009
Consumer Banking and Private Wealth Management	$275	$159	($172)
Wholesale Banking	361	241	(192)
Mortgage Banking	(727)	(814)	(989)
Corporate Other	443	462	339

The following table presents average loans and average deposits for our reportable business segments for the years ended December 31:

Average Loans and Deposits by Segment						Table 40
	Average Loans			Average Consumer and Commercial Deposits
(Dollars in millions)	2011	2010	2009	2011	2010	2009
Consumer Banking and Private Wealth Management	$39,140	$36,930	$36,489	$76,389	$74,295	$71,938
Wholesale Banking	48,047	47,957	54,863	43,089	39,656	37,952
Mortgage Banking	29,128	29,043	29,599	3,084	3,135	3,134
Corporate Other[1]	(7)	(5)	90	110	43	140
1 Includes reconciling items that are discussed in Note 21, "Business Segment Reporting," to the Consolidated Financial Statements in this Form 10-K.

See Note 21, “Business Segment Reporting,” to the Consolidated Financial Statements in this Form 10-K for discussion of our segment structure, basis of presentation, and internal management reporting methodologies.

BUSINESS SEGMENT RESULTS

Twelve Months Ended December 31, 2011 vs. 2010

Consumer Banking and Private Wealth Management

Consumer Banking and Private Wealth Management reported net income of $275 million for the twelve months ended December 31, 2011, an increase of $116 million, or 73%, compared to the same period in 2010. The increase in net income was attributable to a decline in provision for credit losses combined with higher net interest income, partially offset by a decline in noninterest income and an increase in noninterest expense.

Net interest income was $2.5 billion, an increase of $51 million, or 2%, compared to the same period in 2010. The increase was driven by higher average loan and deposit balances and higher loan spreads, partially offset by lower deposit spreads. Average loan balances increased $2.2 billion, or 6%, driven by higher indirect auto originations and the acquisition of student loan portfolios, partially offset by decreases in home equity lines, consumer direct installment loans, and consumer mortgage loans. Loan-related net interest income increased $68 million, or 7%, compared to the prior year driven by increased loan volume, while net interest income related to LHFS declined $5 million, or 100%, and funding costs related to non-earning assets decreased $20 million, or 11%.

Net interest income related to deposits was $1.7 billion, a decrease of $30 million, or 2%, compared to the same period in 2010. The decline was due to the lower value of deposits in the current rate environment. This was partially offset by higher balances, as average deposit balances increased $2.1 billion, or 3%. This increase was driven by an increase of $3.4 billion in money market accounts, $0.9 billion in demand deposits, $0.5 billion in interest bearing transaction accounts and $0.5 billion in savings accounts, largely offset by a $3.3 billion decrease in higher-cost time deposit balances.

Provision for credit losses was $722 million, a decrease of $173 million, or 19%, compared to the same period during 2010. The decrease was driven by declines in net charge-offs related to home equity lines, consumer mortgage loans and credit cards.

Total noninterest income was $1.4 billion, a decrease of $30 million, or 2%, compared to the same period in 2010. Service charges on deposits decreased $71 million, or 16%, driven by lower NSF/overdraft fees resulting from Regulation E changes that became effective in 2010. Other income decreased $19 million, or 24%, predominantly due to a gain from the sale of our Money Market Mutual Fund business in 2010. These declines were partially offset by increases in trust income of $35 million, due to higher market valuations on managed equity assets, and $27 million in retail investment income driven by increased recurring brokerage and annuity income.

Total noninterest expense was $2.8 billion, an increase of $8 million compared to the same period in 2010. The increase was predominantly driven by decreases in shared corporate expenses, partially offset by higher processing costs.

Wholesale Banking
Wholesale Banking reported net income of $361 million for the twelve months ended December 31, 2011, an increase of $120 million, or 50%, compared to the same period in 2010. The increase was driven by higher net interest income and a decline in provision for credit losses, which were partially offset by an increase in noninterest expense and a decline in noninterest income.

Net interest income was $1.7 billion, a $169 million, or 11%, increase from the same period in 2010. Average loan balances increased $90 million, with increases in commercial domestic loans and tax exempt loans, offset by decreases in commercial real estate loans and nonaccrual loans. Loan-related net interest income increased $104 million, or 12%, compared to the same period in 2010 due to increased loan spreads.  Average customer deposit balances increased $3.4 billion, or 9%, compared to the same period in 2010. Favorable trends in deposit mix continued as higher-cost time deposits declined $0.7 billion, or 22%, while lower cost commercial demand deposits increased $3.9 billion, or 24%, and money market account average balances increased $627 million, or 6%.

Provision for credit losses was $625 million, a decrease of $152 million, or 20%, from the prior year.   The decrease was driven by lower net charge-offs predominantly in commercial loans, commercial real estate loans, leasing, and consumer mortgage loans.

Total noninterest income was $1.5 billion, a decrease of $42 million, or 3%, from the prior year predominantly due to declines in performance in Three Pillars, equity and fixed income derivatives, and taxable fixed income sales and trading, partially offset by improved performance in loan syndications and structured lending, lower derivative counterparty reserves, and a decline in valuation-related losses associated with the deterioration of collateral on previously securitized loans. Decreases in letter of credit fees and trust and investment income were partly offset by higher gains on leased equipment sales.
Total noninterest expense was $2.2 billion, an increase of $91 million, or 4%, from the prior year. The increase was predominantly due to higher operating losses tied to increased legal-related expenses. Additionally, increases in staff expense and allocated corporate expenses were partially offset by decreases in collection services and other real estate expenses.

Mortgage Banking
Mortgage Banking reported a net loss of $727 million for the year ended December 31, 2011, an improvement of $87 million, or 11%, compared to the same period in 2010. The improvement was driven by lower provision for credit losses that was partially offset by lower production income, lower MSR net hedge performance, and higher expenses.
Net interest income was $471 million, up $33 million, or 8%, over the prior year. The increase was predominantly due to higher net interest income on loans, which increased $55 million, due to improved spreads. Total average loans, primarily residential mortgages were relatively consistent with prior year, increasing $85 million. The improvement in net interest income on loans was partially offset by lower income on LHFS, which declined $31 million due to lower volumes and spreads.
Provision for credit losses was $693 million, a decrease of $490 million, or 41%, from the same period in 2010. The decline was driven by a $404 million decline in residential mortgage net charge-offs. Net charge-offs included $10 million and $51 million of charge-offs related to NPL sales in 2011 and 2010, respectively.
Noninterest income was $241 million in 2011, down $280 million, or 54%, from 2010. Total mortgage production income for the year was a loss of $19 million, down $133 million from the prior year as loan production volume of $23.1 billion was down $6.2 billion, or 21%, from the prior year resulting in lower gain on sale and fee income. Mortgage loan repurchase provision was up $46 million over the prior year due to higher agency-related repurchase requests.
Mortgage servicing income was down $134 million, or 37%, compared to 2010 due to less favorable net hedge performance, which was negatively impacted by $38 million due to an increase in prepayment assumptions attributable to anticipated refinancing activity arising from the HARP 2.0 program. Total loans serviced at December 31, 2011 were $157.8 billion compared with $167.2 billion the prior year, down 6%.
Total noninterest expense was $1.2 billion, an increase of $117 million, or 11%. The predominant drivers of the higher expense were regulatory compliance, operating losses related to mortgage servicing, and collection costs that were partially offset by certain lower volume-related expenses, and lower other real estate.
Corporate Other
Corporate Other's net income for the twelve months ended December 31, 2011 was $443 million, a decrease of $19 million, or 4%, compared with the same period in 2010. The decrease was predominantly due to the potential mortgage servicing settlement and claims expense and partially offset by increased net interest income and favorable mark-to-market valuations on our public debt and index-linked CDs carried at fair value.
Net interest income was $501 million, an increase of $35 million, or 8%, compared to the same period in 2010. The increase was mainly due to an increase in income from hedges employed as part of our interest rate risk management strategies. Total average assets decreased $1.2 billion, or 4%, predominantly due to a reduction in investment securities in conjunction with the repurchase of preferred stock issued to the U.S. Treasury in the first quarter of 2011. Total average deposits remained consistent with the prior year at $1.5 billion. Average long-term debt decreased by $2.9 billion, or 19%, compared with 2010 as we repaid FHLB advances and senior and subordinated bank debt in conjunction with strong overall consumer and commercial deposit growth.
Total noninterest income was $297 million, an increase of $40 million, or 16%, compared with the same period in 2010. The increase was mainly due to favorable mark-to-market valuation on our public debt and index linked CDs carried at fair value and partially offset by a $74 million decrease in net gains on the sale of investment securities.
Total noninterest expenses increased $105 million compared with the same period in 2010. The increase is mainly due to the potential mortgage servicing settlement and claims expense, implementation expenses associated with our PPG expense initiative and lower net recovery of allocated corporate administrative expenses. Due to the uncertainty regarding the final terms of the potential mortgage servicing settlement, the entire expense accrual was recorded at the Parent Company within the Corporate Other segment.
Twelve Months Ended December 31, 2010 vs. 2009

Consumer Banking and Private Wealth Management
Consumer Banking and Private Wealth Management reported net income of $159 million for the twelve months ended December 31, 2010, an increase of $331 million, compared to a net loss of $172 million in the same period in 2009. The increase in net income was predominantly due to higher net interest income, lower provision for credit losses, and lower expenses due to the recognition of a non-cash goodwill impairment charge in the first quarter of 2009.

Net interest income was $2.5 billion, an increase of $273 million, or 13%, predominantly due to increased loan and deposit spreads, as well as higher deposit balances. Average loan balances increased $0.4 billion, or 1%, with increases in indirect auto loans partly due to the purchase of a $741 million high-quality consumer auto loan portfolio in the third quarter and $934 million in the fourth quarter of 2010 and growth in guaranteed student loans. Partially offsetting those increases were decreases in home equity lines and consumer mortgages. Loan-related net interest income increased $94 million, or 11%, compared with the prior year driven by increased loan spreads. Average deposit balances increased $2.3 billion, or 3%, resulting in an increase in deposit-related net interest income of $114 million, or 7%, as a result of both the increase in overall average deposit balances and higher deposit spreads. Favorable mix trends continued as relatively low cost demand, money market and savings balances increased a combined $7.2 billion, or 23%. These increases were partially offset by a $4.9 billion, or 19%, decline in average time deposits.

Provision for credit losses was $895 million, a decrease of $237 million, or 21%, compared to the same period in 2009. The decrease was predominantly driven by lower net charge-offs related to equity lines, indirect installment loans, and consumer loans.

Total noninterest income was $1.5 billion, a decrease of $36 million, or 2%, predominantly due to a decrease in service charges on deposits of $78 million, or 15%, partially offset by an increase in interchange fees of $45 million, or 15%, resulting from increased transaction volume and the launch of a new check card option for clients. The decline in service charges on deposits was due to lower NSF/overdraft fees from Regulation E changes requiring clients to opt in to certain account transaction services that went into effect in August 2010 and the revised overdraft fee structure that went into effect in July 2010. Other income increased predominantly due to a gain from the company's Money Market Mutual Fund business in 2010.

Total noninterest expense was $2.8 billion, a decrease of $50 million, or 2%, compared to the same period in 2009. The decrease was predominantly driven by a $173 million reduction in non-cash charges taken in the first quarter of 2009 related to the impairment of goodwill. Total expenses excluding the 2009 impairment of goodwill increased $124 million, or 4%, driven by increases in allocated corporate expenses, other expense related to the new check card offered to clients, and outside processing expense.

Wholesale Banking

Wholesale Banking reported net income of $241 million for the twelve months ended December 31, 2010, an increase of $433 million, compared to a net loss of $192 million for the same period in 2009. Net income increased due to lower provision for credit losses, higher net interest income and noninterest income, combined with lower noninterest expense.

Net interest income was $1.6 billion, a $33 million, or 2%, increase from the same period in 2009. Average loan balances decreased $6.9 billion or 13%, with decreases in commercial real estate loans, commercial loans and leases, partially offset by increases in tax-exempt loans.  Loan-related net interest income increased $60 million, or 7%, compared to the prior year as increased loan spreads more than offset decreased average loan balances. Average customer deposit balances increased $1.7 billion, or 4%, compared to the same period in 2009. Favorable trends in deposit mix continued as higher cost time deposits declined $1.4 billion, or 33%, while lower cost commercial demand deposits increased $1.4 billion, or 10%. Interest bearing transaction accounts and money market accounts combined average balances increased $1.7 billion, or 9%. Customer deposit-related net interest income decreased $6 million, or 1%, as the benefit from the improved deposit mix was offset by lower deposit spreads.

Provision for credit losses was $777 million, a decrease of $203 million, or 21%, from the prior year.   The decrease was predominantly driven by lower net charge-offs in commercial loans, commercial real estate loans, and leasing.

Total noninterest income was $1.5 billion, an increase of $116 million, or 8%, from the prior year predominantly driven by increases in trust and investment income, investment banking income, higher loan commitment fees earned on loan syndications/bond originations and trading account income. These increases were partially offset by decreases in operating lease revenue, letter of credit fees and deposit account service charges.

Total noninterest expense was $2.1 billion, a decrease of $147 million, or 7%, over the same period in 2009. The decline was predominantly driven by a $299 million reduction in non-cash charges taken in the first quarter of 2009 related to the impairment of goodwill. Total expenses excluding the 2009 impairment of goodwill increased $151 million, or 7%, driven by a $94 million increase in other real estate costs, a $20 million increase in indirect expense and a $39 million increase in staff expense.

Mortgage Banking
Mortgage Banking reported a net loss of $814 million for the year ended December 31, 2010, an improvement of $175 million, or 18%, compared with the prior year. The improvement was predominantly due to a $279 million non-cash goodwill impairment charge recognized in 2009 and higher servicing income. Partially offsetting these improvements were lower mortgage production income, lower net interest income and higher provision for credit losses.
Net interest income was $438 million, down $62 million, or 12%. Net interest income on total average loans of $29.0 billion was up $54 million, or 25%, due to higher spreads. Offsetting this positive variance was a decline in income from LHFS of $93 million due to a decline in average LHFS of $2.1 billion, or 46%.
Provision for credit losses increased $58 million, or 5%. The increase was predominantly due to specific actions taken in the first quarter of 2010 which resulted in additional charge-offs recognized on severely delinquent residential mortgage NPLs, predominantly in Florida, as well as $51 million in additional charge-offs related to $211 million loans that were reclassified to LHFS and subsequently sold.

Total noninterest income was $521 million, down $166 million, or 24%. The decline was predominantly due to lower production income. Mortgage loan production income declined $251 million, or 69%, predominantly due to lower loan production. Loan originations were $29.3 billion in 2010, a 42% decrease from the prior year. Mortgage servicing income was up $66 million driven by lower decay due to slower prepayments on MSR values. Total loans serviced at December 31, 2010 were $167.2 billion compared with $178.9 billion at December 31, 2009, a 7% decline predominantly due to the sale of MSRs on residential loans with unpaid principal balances of $7.0 billion.
Total noninterest expense declined $323 million, or 23%, predominantly due to a $279 million non-cash goodwill impairment charge recorded in first quarter of 2009. Total staff expense declined $75 million, or 16%, due to lower commission expense resulting from lower loan production. Captive reinsurance reserve expense also decreased as a result of trust reserve limits being reached. These decreases were partially offset by higher allocated credit and technology costs.
Corporate Other

Corporate Other's net income for the twelve months ended December 31, 2010 was $462 million, an increase of $123 million, or 36%, compared with the same period in 2009. The increase was predominantly due to increased net interest income, securities gains, and a decrease in noninterest expense due to a special FDIC insurance assessment recorded in the second quarter of 2009.
Net interest income was $466 million, an increase of $43 million, or 10%. An increase in income from hedges employed as part of an overall interest rate risk management strategy was mostly offset by a decrease in net earnings on the investment portfolio and increase in funding cost related to the prepaid FDIC assessment. Total average assets increased $6.0 billion, or 23%, predominantly due to net purchases of investment securities and an increase in other assets due to the prepaid FDIC assessment. Total average deposits decreased $3.4 billion, or 67%, due to a decrease in brokered deposits, as we reduced our reliance on wholesale funding sources in conjunction with solid consumer and commercial deposit growth.
Total noninterest income was $257 million, an increase of $103 million, or 67%. Trading gains increased $156 million predominantly due to favorable mark-to-market valuation gains on our debt instruments carried at fair value compared to mark-to-market valuation losses in 2009. Net gains on the sale of securities increased $63 million compared with 2009. These increases were offset by a $112 million gain on Visa Class B shares recorded in the second quarter of 2009.
Total noninterest expense decreased $132 million compared with the same period in 2009. The decrease in expense was predominantly due to the $78 million FDIC special assessment in 2009 and higher net recovery of allocated administrative expenses. This decrease was partially offset by a $31 million increase in debt extinguishment costs.

Reconcilement of Non-U.S. GAAP Measures – Annual					Table 41
	Year Ended December 31
(Dollars in millions, except per share and other data)	2011	2010	2009	2008	2007
Net income/(loss)	$647	$189	($1,564)	$796	$1,634
Preferred dividends, Series A	(7)	(7)	(14)	(22)	(30)
Dividends and accretion of discount on preferred stock issued to the U.S. Treasury	(66)	(267)	(266)	(27)	—
Accelerated accretion associated with repurchase of preferred stock issued to the U.S. Treasury	(74)	—	—	—	—
Dividends and undistributed earnings allocated to unvested shares	(5)	(2)	17	(6)	(11)
Gain on purchase of Series A preferred stock	—	—	94	—	—
Net income/(loss) available to common shareholders	$495	($87)	($1,733)	$741	$1,593
Goodwill/intangible impairment charges other than MSRs attributable to common shareholders, after tax of $36 million and $18 million in 2009 and 2008, respectively	—	—	715	27	—
Net income/(loss) available to common shareholders excluding goodwill/intangible impairment charges other than MSRs, after tax [1]	$495	($87)	($1,018)	$768	$1,593
Net income/(loss) available to common shareholders excluding accelerated accretion associated with repurchase of preferred stock issued to the U.S. Treasury [1]	$569	($87)	($1,733)	$741	$1,593
Efficiency ratio [2]	72.49%	67.94%	79.07%	63.83%	63.28%
Impact of excluding impairment/amortization of goodwill/intangible assets other than MSRs	(0.50)	(0.58)	(9.72)	(1.32)	(1.17)
Tangible efficiency ratio [3]	71.99%	67.36%	69.35%	62.51%	62.11%
Total shareholders’ equity	$20,066	$23,130	$22,531	$22,501	$18,170
Goodwill, net of deferred taxes [4]	(6,190)	(6,189)	(6,204)	(6,941)	(6,921)
Other intangible assets, net of deferred taxes, and MSRs [5]	(1,001)	(1,545)	(1,671)	(978)	(1,309)
MSRs	921	1,439	1,540	810	1,049
Tangible equity	13,796	16,835	16,196	15,392	10,989
Preferred stock	(275)	(4,942)	(4,917)	(5,222)	(500)
Tangible common equity	$13,521	$11,893	$11,279	$10,170	$10,489
Total assets	$176,859	$172,874	$174,165	$189,138	$179,574
Goodwill	(6,344)	(6,323)	(6,319)	(7,044)	(6,921)
Other intangible assets including MSRs	(1,017)	(1,571)	(1,711)	(1,035)	(1,363)
MSRs	921	1,439	1,540	810	1,049
Tangible assets	$170,419	$166,419	$167,675	$181,869	$172,339
Tangible equity to tangible assets [6]	8.10%	10.12%	9.66%	8.46%	6.38%
Tangible book value per common share [7]	$25.18	$23.76	$22.59	$28.69	$30.11
Net interest income	$5,065	$4,854	$4,466	$4,620	$4,720
Taxable-equivalent adjustment	114	116	123	117	102
Net interest income-FTE	5,179	4,970	4,589	4,737	4,822
Noninterest income	3,421	3,729	3,710	4,473	3,429
Total revenue-FTE	8,600	8,699	8,299	9,210	8,251
Net securities gains	(117)	(191)	(98)	(1,073)	(243)
Total revenue-FTE excluding net securities gains [8]	$8,483	$8,508	$8,201	$8,137	$8,008
Tier 1 Capital excluding impact of preferred stock issued to U.S. Treasury [9]
Tier 1 Capital	$14,490	$18,156	$18,069	$17,614	$11,425
Preferred stock issued to U.S. Treasury	—	(4,770)	(4,745)	(4,722)	—
Tier 1 Capital excluding preferred stock issued to U.S. Treasury	$14,490	$13,386	$13,324	$12,892	$11,425
Risk Weighted Assets	$132,940	$132,819	$139,380	$162,046	$164,932
Tier 1 Capital ratio excluding impact of preferred stock issued to U.S. Treasury	10.90%	10.08%	9.56%	7.96%	6.93%
1We present net income/(loss) available to common shareholders that excludes the portion of the impairment charges on goodwill and intangible assets other than MSRs allocated to the common shareholders and net income/(loss) to common shareholders that excludes the accelerated accretion associated with the repurchase of preferred stock issued to the U.S. Treasury. We believe these measures are useful to investors, because removing the non-cash impairment charge and non-cash accelerated accretion provides a more representative view of normalized operations and the measure also allows better comparability with peers in the industry who also provide a similar presentation when applicable. In addition, we use this measure internally to analyze performance.
2Computed by dividing noninterest expense by total revenue - FTE. The FTE basis adjusts for the tax-favored status of net interest income from certain loans and investments. We believe this measure to be the preferred industry measurement of net interest income and it enhances comparability of net interest income arising from taxable and tax-exempt sources.

3We present a tangible efficiency ratio which excludes the amortization/impairment of goodwill/intangible assets other than MSRs. We believe this measure is useful to investors because, by removing the effect of these intangible asset costs (the level of which may vary from company to company), it allows investors to more easily compare our efficiency to other companies in the industry. This measure is utilized by us to assess our efficiency and that of our lines of business.
4Beginning in 2008, goodwill is deducted net of deferred taxes to determine Tier 1 capital. Deferred taxes of $154 million, $134 million, $115 million, and $102 million are excluded from 2011, 2010, 2009, and 2008, respectively.
5Beginning in 2008, other intangible assets are deducted net of deferred taxes to determine Tier 1 capital. Deferred taxes of $16 million, $26 million, $40 million, and $57 million are excluded from 2011, 2010, 2009, and 2008, respectively.
6We present a tangible equity to tangible assets ratio that excludes the after-tax impact of purchase accounting intangible assets. We believe this measure is useful to investors because, by removing the effect of intangible assets that result from merger and acquisition activity (the level of which may vary from company to company), it allows investors to more easily compare our capital adequacy to other companies in the industry. This measure is used by us to analyze capital adequacy.
7We present a tangible book value per common share that excludes the after-tax impact of purchase accounting intangible assets and also excludes preferred stock from tangible equity. We believe this measure is useful to investors because, by removing the effect of intangible assets that result from merger and acquisition activity as well as preferred stock (the level of which may vary from company to company), it allows investors to more easily compare our book value on common stock to other companies in the industry.
8We present total revenue- FTE excluding net securities gains. We believe noninterest income without net securities gains is more indicative of our performance because it isolates income that is primarily client relationship and client transaction driven and is more indicative of normalized operations.
9We present Tier 1 capital excluding the impact of preferred stock issued to the U.S. Treasury. We believe that removing the preferred stock from applicable years assists in the comparison of our Tier 1 capital ratio in all periods presented.

Reconcilement of Non-U.S. GAAP Measures – Quarterly								Table 42
	Three Months Ended
(Dollars in millions, except per share and other data)	2011				2010
	December 31	September 30	June 30	March 31	December 31	September 30	June 30	March 31
Net income/(loss)	$74	$215	$178	$180	$185	$153	$12	($161)
Preferred dividends, Series A	(2)	(2)	(2)	(2)	(2)	(2)	(2)	(2)
Dividends and accretion of discount on preferred stock issued to the U.S. Treasury	—	—	—	(66)	(67)	(67)	(66)	(66)
Accelerated accretion associated with repurchase of preferred stock issued to the U.S. Treasury	—	—	—	(74)	—	—	—	—
Dividends and undistributed earnings allocated to unvested shares	(1)	(2)	(2)	—	(2)	—	—	—
Net income/(loss) available to common shareholders	$71	$211	$174	$38	$114	$84	($56)	($229)
Net income/(loss) available to common shareholders excluding accelerated accretion associated with repurchase of preferred stock issued to the U.S. Treasury [1]	$71	$211	$174	$112	$114	$84	($56)	($229)
Efficiency ratio [2]	81.45%	71.05%	70.17%	67.83%	66.57%	64.80%	69.57%	71.60%
Impact of excluding amortization of intangible assets	(0.46)	(0.50)	(0.53)	(0.51)	(0.50)	(0.56)	(0.61)	(0.69)
Tangible efficiency ratio [3]	80.99%	70.55%	69.64%	67.32%	66.07%	64.24%	68.96%	70.91%
Total shareholders’ equity	$20,066	$20,200	$19,660	$19,223	$23,130	$23,438	$23,024	$22,620
Goodwill, net of deferred taxes [4]	(6,190)	(6,195)	(6,199)	(6,185)	(6,189)	(6,192)	(6,197)	(6,202)
Other intangible assets, net of deferred taxes, and MSRs [5]	(1,001)	(1,120)	(1,518)	(1,635)	(1,545)	(1,174)	(1,409)	(1,761)
MSRs	921	1,033	1,423	1,538	1,439	1,072	1,298	1,641
Tangible equity	13,796	13,918	13,366	12,941	16,835	17,144	16,716	16,298
Preferred stock	(275)	(172)	(172)	(172)	(4,942)	(4,936)	(4,929)	(4,923)
Tangible common equity	$13,521	$13,746	$13,194	$12,769	$11,893	$12,208	$11,787	$11,375
Total assets	$176,859	$172,553	$172,173	$170,794	$172,874	$174,703	$170,668	$171,796
Goodwill	(6,344)	(6,344)	(6,343)	(6,324)	(6,323)	(6,323)	(6,323)	(6,323)
Other intangible assets including MSRs	(1,017)	(1,138)	(1,539)	(1,659)	(1,571)	(1,204)	(1,443)	(1,800)
MSRs	921	1,033	1,423	1,538	1,439	1,072	1,298	1,641
Tangible assets	$170,419	$166,104	$165,714	$164,349	$166,419	$168,248	$164,200	$165,314
Tangible equity to tangible assets [6]	8.10%	8.38%	8.07%	7.87%	10.12%	10.19%	10.18%	9.86%
Tangible book value per common share [7]	$25.18	$25.60	$24.57	$23.79	$23.76	$24.42	$23.58	$22.76
Net interest income	$1,294	$1,263	$1,259	$1,249	$1,266	$1,238	$1,178	$1,172
Taxable-equivalent adjustment	30	30	27	28	28	28	30	30
Net interest income - FTE	1,324	1,293	1,286	1,277	1,294	1,266	1,208	1,202
Noninterest income	723	903	912	883	1,032	1,047	952	698
Total revenue - FTE	2,047	2,196	2,198	2,160	2,326	2,313	2,160	1,900
Net securities gains	(19)	(2)	(32)	(64)	(64)	(69)	(57)	(1)
Total revenue - FTE excluding net securities gains [8]	$2,028	$2,194	$2,166	$2,096	$2,262	$2,244	$2,103	$1,899
1We present net income/(loss) available to common shareholders that excludes the accelerated accretion associated with the repurchase of preferred stock issued to the U.S. Treasury. We believe this measure is useful to investors, because removing the non-cash accelerated accretion provides a more representative view of normalized operations and the measure also allows better comparability with peers in the industry who also provide a similar presentation when applicable. In addition, we use this measure internally to analyze performance.
2Computed by dividing noninterest expense by total revenue - FTE. The FTE basis adjusts for the tax-favored status of net interest income from certain loans and investments. We believe this measure to be the preferred industry measurement of net interest income and it enhances comparability of net interest income arising from taxable and tax-exempt sources.
3We present a tangible efficiency ratio which excludes the amortization/impairment of goodwill/intangible assets other than MSRs. We believe this measure is useful to investors because, by removing the effect of these intangible asset costs (the level of which may vary from company to company), it allows investors to more easily compare our efficiency to other companies in the industry. This measure is utilized by us to assess our efficiency and that of our lines of business.

4Net of deferred taxes of $154 million, $149 million, $144 million, and $139 million, respectively, in 2011; and $134 million, $131 million, $126 million, and $121 million, respectively, in 2010.
5Net of deferred taxes of $16 million, $18 million, $21 million, $24 million, respectively, in 2011; and $26 million, $30 million, $34 million, and $39 million, respectively, in 2010.
6We present a tangible equity to tangible assets ratio that excludes the after-tax impact of purchase accounting intangible assets. We believe this measure is useful to investors because, by removing the effect of intangible assets that result from merger and acquisition activity (the level of which may vary from company to company), it allows investors to more easily compare our capital adequacy to other companies in the industry. This measure is used by us to analyze capital adequacy.
7We present a tangible book value per common share that excludes the after-tax impact of purchase accounting intangible assets and also excludes preferred stock from tangible equity. We believe this measure is useful to investors because, by removing the effect of intangible assets that result from merger and acquisition activity as well as preferred stock (the level of which may vary from company to company), it allows investors to more easily compare our book value on common stock to other companies in the industry.
8We present total revenue- FTE excluding net securities gains. We believe noninterest income without net securities gains is more indicative of our performance because it isolates income that is primarily client relationship and client transaction driven and is more indicative of normalized operations.